Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

WATSON WYATT WORLDWIDE, INC.,

TOWERS, PERRIN, FORSTER & CROSBY, INC.,

JUPITER SATURN HOLDING COMPANY,

JUPITER SATURN DELAWARE INC.

and

JUPITER SATURN PENNSYLVANIA INC.

Dated as of June 26, 2009

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

		Page

Section 8.14	Counterparts	101
Section 8.15	Facsimile Signature	101
Section 8.16	No Presumption Against Drafting Party	101

Exhibits

EXHIBIT A-1:  Towers Perrin Voting Agreement

EXHIBIT A-2:  Watson Wyatt Voting Agreement

EXHIBIT B:  Certificate of Incorporation of Surviving Watson Wyatt

EXHIBIT C:  Indenture

EXHIBIT D-1:  Towers Perrin Form of Monthly Statement of Income and Expense

EXHIBIT D-2:  Watson Wyatt Form of Monthly Statement of Income and Expense

INDEX OF DEFINED TERMS

Definition	Location

Acquisition Proposal	7.3(e)(i), 5.2(h)(i)
Acquisitions	5.1(c)
Action	3.10
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Amended and Restated Holding Company Bylaws	1.5(b)
Amended and Restated Holding Company Charter	1.3(a)
Amended Charter Effective Time	1.3(b)
Bankruptcy and Equity Exception	3.4(a)
Book-Entry Shares	2.5(b)(ii)
Business Day	8.3(b)
Cause	5.15(f), 2.8(g)(ii)
CEO	1.7(c)
Certificates	2.5(b)(iv)
Class A Holding Company Stock	2.1(d)
Class B Restricted Holding Company Stock	2.1(a)(i)(D)
Class B-1 Restricted Holding Company Stock	2.1(a)(i)(A)
Class B-2 Restricted Holding Company Stock	2.1(a)(i)(B)
Class B-3 Restricted Holding Company Stock	2.1(a)(i)(C)
Class B-4 Restricted Holding Company Stock	2.1(a)(i)(D)
Class R Cash and Notes Pool	2.3(a)(iii)
Class R Cash Consideration	2.1(a)(ii)(A)
Class R Election	2.2(b)
Class R Election Deadline	2.2(b)
Class R Election Form	2.2(a)

Class R Election Shareholders	2.2(c)
Class R Note Consideration	2.1(a)(ii)(B)
Class R Number	2.3(a)(i)
Class R Proration Factor	2.3(a)(ii)(A)
Class R Restricted Holding Company Stock	2.1(a)(ii)
Class S Cash Consideration	2.1(a)(iii)
Class S Cash Pool	2.3(b)(i)
Class S Election	2.2(d)(i)(B)
Class S Election Deadline	2.2(d)(i)(B)
Class S Election Form	2.2(d)(i)(A)
Class S Election Offer	2.2(d)(i)(A)
Class S Number	2.3(c)(i)
Class S Offeree	2.2(d)(i)
Class S Proration Factor	2.3(c)(ii)(A)
Class S Restricted Holding Company Stock	2.1(a)(iii)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	5.5
Continuing Director	2.8(f)
Contract	3.5(a)
control	8.3(c)
Control Test	8.3(d)
Credit Agreement	8.3(e)
Custodian	8.3(f)
Custodian Agreement	5.14(g)
Deferral Plans	2.4(e)
Deferred Shares	2.4(e)
Delaware Merger Sub	Preamble
Delaware Merger Sub Board	Recitals
Delaware Secretary of State	1.3(a)
DGCL	1.1(b)
Dissent Failure	2.7(b)
Dissenting Share Merger Consideration	2.7(c)
Dissenting Towers Perrin Shareholder	2.7(b)
Dissenting Towers Perrin Shares	2.7(b)
Effective Time	1.3(c)
Environmental Laws	3.14(b)(i)
ERISA	3.12(a)
Exchange Act	1.6(c)
Exchange Agent	2.5(a)
Exchange Fund	2.5(a)
Fast Mover Awards	8.3(g)
Final Class R Cash and Notes Consideration	2.3(b)(ii)
Final Class R Election Shortfall	2.3(b)(iii)
Final Exchange Ratio	8.3(h)
Final Transaction Value Per Towers Perrin Share	8.3(i)
Final Watson Wyatt Stock Price	8.3(j)
Foreign Antitrust Laws	3.5(b)
Forfeited Share Registration Statement	5.14(h)
Forfeited Towers Perrin RSU Shares	5.15(c)
Fully Diluted Towers Perrin Shares	8.3(k)
Fully Diluted Watson Wyatt Shares	8.3(l)
GAAP	3.6(a)
Governmental Entity	3.5(b)
Guaranteed RSU Holder	8.3(p)

v

Guaranteed Towers Perrin Award Holder	8.3(m)
Guaranteed Towers Perrin Awards	8.3(n)
Guaranteed Towers Perrin RSUs	8.3(o)
Holding Company	Preamble
Holding Company Board	Recitals
Holding Company ESPP Rights	2.4(b)
Holding Company UK and Irish Purchase Rights	2.4(d)
HSR Act	3.5(b)
Indebtedness	5.1(f)
Indemnified Persons	5.9(b)(ii)
Indenture	2.1(a)(ii)(B)
Interim Class R Cash and Notes Consideration	2.2(d)(ii)(A)
Interim Class R Election Shortfall	2.2(d)(ii)(B)
Interim Exchange Ratio	8.3(q)
Interim Watson Wyatt Stock Price	8.3(r)
IRS	3.12(a)
Joint Proxy Statement/Prospectus	3.8
knowledge	8.3(s)
Law	2.8(g)(ii)(A)
Liens	3.2(b)
Merger Consideration	2.1(d)
Merger Subsidiaries	Preamble
Mergers	Recitals
NASDAQ	4.5(b)
NOI	5.19(b)(ii)
Non-US Towers Perrin Plans	3.12(f)
Non-US Watson Wyatt Plans	4.12(f)
Note	2.1(a)(ii)(B)
NYSE	8.3(t)
Outside Date	7.1(b)(i)
Parties	Recitals
Party	Recitals
PBCL	1.1(a)
PBGC	3.12(d)
Pending Offering Periods	2.4(b)
Pennsylvania Department of State	1.3(a)
Pennsylvania Merger Sub	Preamble
Pennsylvania Merger Sub Board	Recitals
Permitted Family Members	2.8(c)
Permitted Liens	3.7
Person	8.3(u)
Potential Class R Participant	2.2(a)
President-COO	1.7(c)
Redemption Date	2.1(a)(ii)
Registration Statement	3.8
Reorganization	Recitals
Representatives	5.2(a)
Requisite Regulatory Approvals	6.1(c)
Restricted Class A Holding Company Stock	8.3(v)
Restricted Holding Company Stock	8.3(w)
SEC	2.5(a)
Securities Act	4.6(a)
Significant Subsidiary	8.3(x)
Subsidiary	8.3(y)
Superior Proposal	5.2(h)(ii)
Surviving Corporations	1.1(b)

Surviving Towers Perrin	1.1(a)
Surviving Watson Wyatt	1.1(b)
Takeover Laws	3.19
Tax Returns	3.15(d)
Taxes	3.15(d)
Towers Perrin	Preamble
Towers Perrin Articles of Merger	1.3(a)
Towers Perrin Balance Sheet	3.6(b)
Towers Perrin Board	Recitals
Towers Perrin Book-Entry Shares	2.5(b)(i)
Towers Perrin Bylaws	3.1(b)
Towers Perrin CEO	5.19(a)(i)
Towers Perrin Charter	3.1(b)
Towers Perrin Class R Election Shares	2.1(a)(ii)
Towers Perrin Class S Election Shares	2.1(a)(iii)
Towers Perrin Common Stock	Recitals
Towers Perrin Continuing Employee	2.8(g)(i)
Towers Perrin Credit Agreement	8.3(aa)
Towers Perrin Disclosure Letter	Article III
Towers Perrin Environmental Permits	3.14(b)(ii)
Towers Perrin ERISA Affiliate	3.12(d)
Towers Perrin Expenses	7.3(e)(iii)
Towers Perrin Financial Statements	3.6(a)
Towers Perrin Indemnified Person	5.9(b)(i)
Towers Perrin Indemnified Persons	5.9(b)(i)
Towers Perrin Intellectual Property	3.18
Towers Perrin Interim Financial Statements	5.13(b)
Towers Perrin IPO	5.20
Towers Perrin Letter of Transmittal	2.5(b)(i)
Towers Perrin Material Adverse Effect	3.1(a)
Towers Perrin Material Contract	3.16(a)
Towers Perrin Merger	Recitals
Towers Perrin Merger Consideration	2.1(a)
Towers Perrin Minority Interest Businesses	3.3(a)
Towers Perrin Permits	3.11
Towers Perrin Plans	3.12(a)
Towers Perrin Real Property Lease	3.16(a)(v)
Towers Perrin RSU	8.3(bb)
Towers Perrin RSU Award Agreement	5.14(a)
Towers Perrin RSU Holder	8.3(cc)
Towers Perrin RSU Triggering Event	5.14(a)
Towers Perrin Shareholder	2.5(b)(iii)
Towers Perrin Shareholder Approval	3.4(a)
Towers Perrin Shareholder Meeting	3.8
Towers Perrin Shares	2.1(a)
Towers Perrin Stock Consideration	2.1(a)(i)
Towers Perrin Stock Election Shares	2.1(a)(i)
Towers Perrin Termination Fee	7.3(b)
Towers Perrin Voting Agreement	Recitals
Towers Perrin Warrants	3.2(a)
Transaction Award Agreement	5.14(c)
Transfer	8.3(z)
Trustee	2.1(b)
UK and Irish Pending Offering Periods	2.4(d)
Valid Class R Election	2.1(a)(ii)
Valid Class S Election	2.1(a)(iii)

Watson Wyatt	Preamble
Watson Wyatt Balance Sheet	4.6(c)
Watson Wyatt Board	Recitals
Watson Wyatt Book-Entry Shares	2.5(b)(ii)
Watson Wyatt Bylaws	4.1(b)
Watson Wyatt CEO	5.19(b)(i)
Watson Wyatt Certificate of Merger	1.3(a)
Watson Wyatt Charter	4.1(b)
Watson Wyatt Common Stock	Recitals
Watson Wyatt Credit Agreement	8.3(dd)
Watson Wyatt Disclosure Letter	Article IV
Watson Wyatt DSU	2.4(a)
Watson Wyatt DSU Shares	2.4(a)
Watson Wyatt Environmental Permits	4.14(b)
Watson Wyatt Equity Plans	4.2(a)
Watson Wyatt ERISA Affiliate	4.12(d)
Watson Wyatt ESPP	8.3(ee)
Watson Wyatt Expenses	7.3(e)(ii)
Watson Wyatt Financial Statements	4.6(b)
Watson Wyatt Indemnified Person	5.9(b)(ii)
Watson Wyatt Indemnified Persons	5.9(b)(ii)
Watson Wyatt Intellectual Property	4.18
Watson Wyatt Interim Financial Statements	4.6(b)
Watson Wyatt Letter of Transmittal	2.5(b)(ii)
Watson Wyatt Material Adverse Effect	4.1(a)
Watson Wyatt Material Contract	4.16(a)
Watson Wyatt Merger	Recitals
Watson Wyatt Merger Consideration	2.1(d)
Watson Wyatt Minority Interest Businesses	4.3(a)
Watson Wyatt Permits	4.11
Watson Wyatt Plans	4.12(a)
Watson Wyatt Preferred Stock	4.2(a)
Watson Wyatt Real Property Leases	4.16(a)(v)
Watson Wyatt SEC Documents	4.6(a)
Watson Wyatt Shares	2.1(d)
Watson Wyatt Stockholder	2.5(b)(iv)
Watson Wyatt Stockholder Approval	4.4(a)
Watson Wyatt Stockholder Meeting	3.8
Watson Wyatt Termination Fee	7.3(c)
Watson Wyatt UK and Irish Plans	8.3(ff)
Watson Wyatt Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 26, 2009, among Watson Wyatt Worldwide, Inc., a Delaware corporation (“Watson Wyatt”), Towers, Perrin, Forster & Crosby, Inc., a Pennsylvania corporation (“Towers Perrin” ), Jupiter Saturn Holding Company, a Delaware corporation (“Holding Company”), Jupiter Saturn Pennsylvania Inc., a Pennsylvania corporation (“Pennsylvania Merger Sub”), and Jupiter Saturn Delaware Inc., a Delaware corporation (“Delaware Merger Sub” and together with Pennsylvania Merger Sub, the “Merger Subsidiaries”).  Capitalized terms that are used but are not otherwise defined herein shall have the meanings set forth in Section 8.3.

RECITALS

WHEREAS, Holding Company is owned 50% each by Watson Wyatt and Towers Perrin, and each of Delaware Merger Sub and Pennsylvania Merger Sub is a wholly-owned subsidiary of Holding Company;

WHEREAS, the Boards of Directors of Watson Wyatt, Towers Perrin, Holding Company, Delaware Merger Sub and Pennsylvania Merger Sub (each, a “Party” and collectively, the “Parties”) have approved, and deem it advisable and in the best interests of their respective companies and stockholders, to consummate the business combination transactions (collectively, the “Reorganization”) provided for herein, pursuant to which Towers Perrin and Watson Wyatt will each become a wholly-owned direct subsidiary of Holding Company through simultaneous mergers of (i) Delaware Merger Sub with and into Watson Wyatt (the “Watson Wyatt Merger”) and (ii) Pennsylvania Merger Sub with and into Towers Perrin (the “Towers Perrin Merger” and together with the Watson Wyatt Merger, the “Mergers”);

WHEREAS, upon completion of the Mergers, (i) 50% of the outstanding common stock of Holding Company will be owned by the holders of shares of common stock of Watson Wyatt, par value $0.01 per share (the “Watson Wyatt Common Stock”) outstanding immediately prior to the Effective Time (as defined below) and (ii) 50% of the outstanding common stock of Holding Company will be owned by the holders of common stock of Towers Perrin, par value $0.50 per share (the “Towers Perrin Common Stock”) and Towers Perrin RSUs outstanding immediately prior to the Effective Time;

WHEREAS, the Board of Directors of Watson Wyatt (the “Watson Wyatt Board”) has (i) determined that it is in the best interests of Watson Wyatt and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Watson Wyatt of this Agreement and the consummation of the transactions contemplated hereby, including the Watson Wyatt Merger and (iii) resolved to recommend to Watson Wyatt’s stockholders that they approve and adopt this Agreement;

WHEREAS, the Board of Directors of Towers Perrin (the “Towers Perrin Board”) has (i) determined that it is in the best interests of Towers Perrin, its shareholders and other constituencies, and declared it advisable, to enter into this Agreement; (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Towers Perrin of this

Agreement and the consummation of the transactions contemplated hereby, including the Towers Perrin Merger; and (iii) resolved to recommend to Towers Perrin’s shareholders that they approve and adopt this Agreement;

WHEREAS, the Board of Directors of Holding Company (the “Holding Company Board”) has (i) determined that it is in the best interests of Holding Company and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Holding Company of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (iii) authorized the proper officers of Holding Company to vote the shares of Delaware Merger Sub and Pennsylvania Merger Sub held by Holding Company to approve and adopt this Agreement;

WHEREAS, the Board of Directors of Delaware Merger Sub (the “Delaware Merger Sub Board”) has (i) determined that it is in the best interests of Delaware Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Delaware Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Watson Wyatt Merger and (iii) resolved to recommend to its sole stockholder that it approve the Watson Wyatt Merger and approve and adopt this Agreement;

WHEREAS, the Board of Directors of Pennsylvania Merger Sub (the “Pennsylvania Merger Sub Board”) has (i) determined that it is in the best interests of Pennsylvania Merger Sub, its sole shareholder and other constituencies, and declared it advisable, to enter into this Agreement, (ii) approved and adopted this Agreement and approved the execution, delivery and performance by Pennsylvania Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Towers Perrin Merger and (iii) resolved to recommend to its sole shareholder that it approve the Towers Perrin Merger and approve and adopt this Agreement;

WHEREAS, each of the Parties intends that, for federal income tax purposes, the Mergers qualify as an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (including the rules and regulations promulgated thereunder, the “Code”), or as reorganizations within the meaning of Section 368(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to Watson Wyatt’s willingness to enter into this Agreement, each of the executive officers and directors of Towers Perrin are entering into an agreement  (the “Towers Perrin Voting Agreement”), in substantially the form attached as Exhibit A-1 hereto, pursuant to which each such Person has agreed, among other things, to vote the Towers Perrin Shares (as defined below) held by such Person in favor of the approval and adoption of this Agreement and (ii) as a condition and inducement to Towers Perrin’s willingness to enter into this Agreement, certain executive officers and each director of Watson Wyatt are entering into an agreement (the “Watson Wyatt Voting Agreement”), in substantially the form attached as Exhibit A-2 hereto, pursuant to which each such Person has agreed, among other things, to vote the Watson Wyatt Shares (as defined below) held by such Person in favor of the approval and adoption of this Agreement; and

WHEREAS, each of the Parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Reorganization and also to prescribe certain conditions to the Reorganization as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of the Parties hereto hereby agrees as follows:

ARTICLE I
THE MERGERS

Section 1.1         The Mergers.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a)           Pennsylvania Merger Sub shall be merged with and into Towers Perrin pursuant to the Towers Perrin Merger, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”).  Following the Towers Perrin Merger, the separate corporate existence of Pennsylvania Merger Sub shall cease, and Towers Perrin shall continue as the surviving corporation in the Towers Perrin Merger (“Surviving Towers Perrin”) and a wholly-owned subsidiary of Holding Company.

(b)           Delaware Merger Sub shall be merged with and into Watson Wyatt pursuant to the Watson Wyatt Merger, in accordance with the Delaware General Corporation Law (the “DGCL”).  Following the Watson Wyatt Merger, the separate corporate existence of Delaware Merger Sub shall cease, and Watson Wyatt shall continue as the surviving corporation in the Watson Wyatt Merger (“Surviving Watson Wyatt” and, together with Surviving Towers Perrin, the “Surviving Corporations”) and a wholly-owned subsidiary of Holding Company.

Section 1.2         Closing.  The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York City time, as soon as practicable but in no event later than the second Business Day (as defined below) following the satisfaction or, to the extent permitted by applicable Law (as defined below), waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York, unless another date, time or place is agreed to in writing by Watson Wyatt and Towers Perrin.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3         Effective Time.

(a)           Upon the terms and subject to the provisions of this Agreement, as soon as practicable following the Closing, (i) the certificate of incorporation of Holding Company shall be amended and restated in a form consistent with this Agreement, agreed to by Watson Wyatt and Towers Perrin and approved by the Watson Wyatt Board and the Towers Perrin Board prior to the mailing of the Joint Proxy Statement/Prospectus (the “Amended and Restated Holding

Company Charter”), and Holding Company shall cause the Amended and Restated Holding Company Charter to be executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), and shall make any and all other filings or recordings required under the DGCL in connection therewith, (ii) concurrently with the filings described in clauses (i) and (iii), Pennsylvania Merger Sub and Towers Perrin shall cause articles of merger providing for the Towers Perrin Merger (the “Towers Perrin Articles of Merger”) to be executed and filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department of State”), as provided in the relevant provisions of the PBCL, and shall take such other and further actions as may be required by applicable Law to make the Towers Perrin Merger effective and (iii) concurrently with the filings described in clauses (i) and (ii), Delaware Merger Sub and Watson Wyatt shall cause a certificate of merger providing for the Watson Wyatt Merger (the “Watson Wyatt Certificate of Merger”) to be executed and filed with the Delaware Secretary of State, as provided in the relevant provisions of the DGCL, and shall take such other and further actions as may be required by applicable Law to make the Watson Wyatt Merger effective.

(b)           The Amended and Restated Holding Company Charter shall become effective at such time as Watson Wyatt and Towers Perrin shall agree in writing (which time shall be no later than the second (2nd) Business Day after the Closing Date) and shall, in accordance with the DGCL, specify in the Amended and Restated Holding Company Charter (the “Amended Charter Effective Time”).

(c)           The Watson Wyatt Certificate of Merger and the Towers Perrin Articles of Merger shall specify that the Watson Wyatt Merger and the Towers Perrin Merger, respectively, shall become effective at such time as Watson Wyatt and Towers Perrin shall agree in writing (which time shall be no later than the second (2nd) Business Day after the Closing Date, and shall be at least one minute after the Amended Charter Effective Time) (such time, the “Effective Time”).

Section 1.4         Effects of the Mergers.  The Towers Perrin Merger shall have the effects set forth in this Agreement and in the relevant provisions of the PBCL, and the Watson Wyatt Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, powers and franchises of Towers Perrin and Pennsylvania Merger Sub shall vest in Surviving Towers Perrin, and all debts, liabilities and duties of Towers Perrin and Pennsylvania Merger Sub shall become the debts, liabilities and duties of Surviving Towers Perrin, and (ii) all the property, rights, privileges, powers and franchises of Watson Wyatt and Delaware Merger Sub shall vest in Surviving Watson Wyatt, and all debts, liabilities and duties of Watson Wyatt and Delaware Merger Sub shall become the debts, liabilities and duties of Surviving Watson Wyatt.

Section 1.5         Articles of Incorporation, Certificate of Incorporation and Bylaws upon Effective Time.

(a)           The certificate of incorporation of Holding Company shall, as of the Amended Charter Effective Time, be amended and restated in a form consistent with this Agreement, agreed to by Watson Wyatt and Towers Perrin, approved by Watson Wyatt and

Towers Perrin in their capacities as stockholders of Holding Company and approved by the Watson Wyatt Board and the Towers Perrin Board prior to the mailing of the Joint Proxy Statement/Prospectus, in accordance with Section 1.3(a).

(b)           The bylaws of Holding Company shall, as of the Effective Time, be amended and restated in a form consistent with this Agreement, agreed to by Watson Wyatt and Towers Perrin and approved by the Watson Wyatt Board and the Towers Perrin Board prior to the mailing of the Joint Proxy Statement/Prospectus(the “Amended and Restated Holding Company Bylaws”).

(c)           The articles of incorporation of Pennsylvania Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Surviving Towers Perrin until thereafter amended in accordance with the provisions thereof and applicable Law, except that such articles shall be amended to reflect that the name of Surviving Towers Perrin shall be Towers Watson Pennsylvania Inc.

(d)           The bylaws of Towers Perrin, as in effect immediately prior to the Effective Time, shall be the bylaws of Surviving Towers Perrin until thereafter amended in accordance with the provisions thereof and applicable Law, except that such bylaws shall be amended to reflect that the name of Surviving Towers Perrin shall be Towers Watson Pennsylvania Inc., and to reflect such other amendments agreed to by Watson Wyatt and Towers Perrin before the Effective Time.

(e)           At the Effective Time, the certificate of incorporation of Surviving Watson Wyatt shall be amended and restated in the form attached hereto as Exhibit B.

(f)            The bylaws of Delaware Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of Surviving Watson Wyatt until thereafter amended in accordance with the provisions thereof and applicable Law, except that such bylaws shall be amended to reflect that the name of Surviving Watson Wyatt shall be Towers Watson Delaware Inc.

Section 1.6         Directors upon Effective Time.

(a)           The following individuals shall be the directors of Surviving Towers Perrin from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified:

(i)            Mark V. Mactas; and

(ii)           Kevin C. Young.

(b)           The following individuals shall be the directors of Surviving Watson Wyatt from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified:

(i)            John J. Haley; and

(ii)           Walter W. Bardenwerper.

(c)           Watson Wyatt and Towers Perrin shall cooperate and take such action as is necessary to ensure that six (6) individuals selected by Watson Wyatt and identified in writing to Towers Perrin and six (6) individuals selected by Towers Perrin and identified in writing to Watson Wyatt , shall be the directors of Holding Company, in each case as of the Effective Time and until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified pursuant to the terms of the Amended and Restated Holding Company Charter and the Amended and Restated Holding Company Bylaws.  At least four (4) of the directors selected by each of Watson Wyatt and Towers Perrin shall be “independent” as defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules of the NYSE and NASDAQ.

(d)           The Parties acknowledge their intent to reduce the overall size of the Holding Company board of directors gradually after the Effective Time, to achieve a size consistent with best practices, as determined in good faith by the Holding Company board of directors from time to time.

Section 1.7         Officers upon Effective Time.

(a)           Surviving Towers Perrin Officers.  The following individuals shall become officers of Surviving Towers Perrin from the Effective Time, serving in the respective offices set forth beside each individual’s name, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified:

Name	Position

Mark V. Mactas	Director and President

Kevin C. Young	Director and Secretary

(b)           Surviving Watson Wyatt Officers.  The following individuals shall become officers of Surviving Watson Wyatt from the Effective Time, serving in the respective offices set forth beside each individual’s name, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified:

Name	Position

John J. Haley	Director and President

Walter W. Bardenwerper	Director and Secretary

(c)           Holding Company Officers.  Immediately prior to the Effective Time, Watson Wyatt and Towers Perrin shall use their reasonable best efforts to take such action as is necessary to ensure that, as of the Effective Time, the following individuals shall become officers of Holding Company from the Effective Time, serving in the respective offices set forth beside each individual’s name, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified:

Name	Position

John J. Haley	Chairman of the Board of Directors and Chief Executive Officer (the “CEO” )

Mark V. Mactas	Deputy Chairman, President and Chief Operating Officer (the “President-COO” )

(d)           Upon and following the Effective Time:  (i) the CEO will have primary responsibility for strategy, working in conjunction with the President-COO; (ii) the President-COO will have primary profit and loss responsibility, working in conjunction with the CEO; (iii) the CEO and the President-COO will jointly manage integration in a manner which is consistent generally with their division of responsibilities; (iv) Holding Company’s Chief Financial Officer, its General Counsel, its head of investor relations, the heads of all other corporate functions of Holding Company and its Subsidiaries, and the President-COO will report to the CEO; and (v) all line-of-business leaders and geographic leaders of Holding Company and its Subsidiaries will report to the President-COO.  Notwithstanding the foregoing, the parties acknowledge that the Holding Company Board will have discretion to alter the roles and responsibilities of the Holding Company’s officers from time to time, including without limitation the CEO and President-COO.

Section 1.8         Location of Headquarters of Holding Company.  Watson Wyatt and Towers Perrin shall take all requisite action so that at the Effective Time, the headquarters of the business of Holding Company shall be based in New York City, New York.

ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1         Conversion of Capital Stock and Towers Perrin RSUs.  At the Effective Time, by virtue of the Mergers and without any action on the part of Watson Wyatt, Towers Perrin, Holding Company or the Merger Subsidiaries, or the holders of any shares of capital stock of any of the foregoing:

(a)           Conversion of Towers Perrin Shares and Towers Perrin RSUs.  By virtue of the Towers Perrin Merger, each share of Towers Perrin Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Towers Perrin Shares”) other than (i) Towers Perrin Shares to be canceled in accordance with Section 2.1(e) and (ii) Dissenting Towers Perrin Shares (as defined below), if any, and each Towers Perrin RSU shall thereupon be converted automatically into and shall thereafter represent the right to receive the following consideration (collectively, the “Towers Perrin Merger Consideration”):

(i)            for each Towers Perrin Share that is not a Towers Perrin Class R Election Share or Towers Perrin Class S Election Share (each, as defined below) (collectively, “Towers Perrin Stock Election Shares”), a number of fully paid and nonassessable shares, equal to the Final Exchange Ratio, of Class B Restricted Holding Company Stock (as defined below) (collectively, the “Towers Perrin Stock Consideration”), which shares of Class B Restricted Holding Company Stock shall be issued as follows:

(A)          25% shall be shares of Class B-1 Restricted Common Stock, par value $0.01 per share (“Class B-1 Restricted Holding Company Stock”);

(B)           25% shall be shares of Class B-2 Restricted Common Stock, par value $0.01 per share (“Class B-2 Restricted Holding Company Stock”);

(C)           25% shall be shares of Class B-3 Restricted Common Stock, par value $0.01 per share (“Class B-3 Restricted Holding Company Stock”); and

(D)          25% shall be shares of Class B-4 Restricted Common Stock, par value $0.01 per share (“Class B-4 Restricted Holding Company Stock” ) (all shares of Class B-1 Restricted Holding Company Stock, Class B-2 Restricted Holding Company Stock, Class B-3 Restricted Holding Company Stock and Class B-4 Restricted Holding Company Stock, collectively, the “Class B Restricted Holding Company Stock”);

provided, however, that the Towers Perrin Stock Consideration in respect of all Towers Perrin Shares (other than Towers Perrin Class R Election Shares (as defined below)) then held by a holder of Towers Perrin Shares who has made a Valid Class R Election (as defined below) shall be payable entirely in the form of shares of Class B-1 Restricted Holding Company Stock;

(ii)           for each Towers Perrin Share with respect to which a Class R Election has been properly made pursuant to Section 2.2(b) (a “Valid Class R Election”)  (the Towers Perrin Shares with respect to which a Valid Class R Election is made, the “Towers Perrin Class R Election Shares”), a number of fully paid and nonassessable shares, equal to the Final Exchange Ratio, of Class R Restricted Common Stock, par value $0.01 per share, of Holding Company (the “Class R Restricted Holding Company Stock”), subject to proration in accordance with Section 2.3(a), which shares of Class R Restricted Holding Company Stock shall automatically be redeemed, out of funds legally available therefor, for the following on the first Business Day following the Effective Time (the “Redemption Date”):

(A)          an amount of cash (the “Class R Cash Consideration”) equal to 50% of the Final Transaction Value Per Towers Perrin Share (as defined below); and

(B)           a promissory note (each such note, a “Note”) issued by Holding Company and having the terms provided in an indenture substantially in the form attached hereto as Exhibit C, with any changes reasonably requested by the Person that will serve as Trustee under the Indenture, or the administrative agent to the Credit Agreement (as defined therein), in each case as agreed to by the parties hereto and approved by the Watson Wyatt Board and the Towers Perrin Board (the “Indenture”), with a principal amount equal to 50% of the Final Transaction Value Per Towers Perrin Share (collectively, the “Class R Note Consideration”), provided, that all Notes payable to a single Person in respect of Class R Restricted Holding Company Stock may be aggregated and evidenced by a single Note;

(iii)          for each Towers Perrin Share with respect to which a Class S Election (as defined below) has been properly made pursuant to Section 2.2(d) (a “Valid Class S Election”) (the Towers Perrin Shares with respect to which a Valid Class S Election is made, the “Towers Perrin Class S Election Shares”), a number of fully paid and nonassessable shares, equal to the Final Exchange Ratio, of Class S Restricted Common Stock, par value $0.01 per share, of Holding Company (the “Class S Restricted Holding Company Stock”), subject to proration in accordance with Section 2.3(b), which shares of Class S Restricted Holding Company Stock shall automatically be redeemed, out of funds legally available therefor, on the Redemption Date, for an amount of cash (the “Class S Cash Consideration”) equal to 100% of the Final Transaction Value Per Towers Perrin Share (as defined below);

(iv)          for each Towers Perrin RSU that is issued and outstanding immediately prior to the Effective Time and is not a Guaranteed Towers Perrin RSU, a number of fully paid and nonassessable shares, equal to the Final Exchange Ratio, of Restricted Class A Holding Company Stock; provided, that the number of shares of Restricted Class A Holding Company Stock to be received by Towers Perrin RSU Holders pursuant to this Section 2.1(a)(iv) shall be increased or decreased, pro rata for each holder based on the number of Towers Perrin RSUs that he or she holds immediately prior to the Effective Time, as necessary to ensure that the aggregate number of shares of Restricted Class A Holding Company Stock received with respect to all Towers Perrin RSUs (including the shares received with respect to Guaranteed Towers Perrin RSUs pursuant to Section 2.1(a)(v)) equals ten percent (10%) of the aggregate number of shares of Restricted Holding Company Stock and Restricted Class A Holding Company Stock that comprise the Towers Perrin Merger Consideration; and

(v)           for each Guaranteed Towers Perrin RSU that is issued and outstanding immediately prior to the Effective Time, a number of fully paid and nonassessable shares of Restricted Class A Holding Company Stock equal to the Final Exchange Ratio; provided, that the aggregate number of shares of Restricted Class A Holding Company Stock received with respect to the issued and outstanding Guaranteed Towers Perrin RSUs shall not exceed ten percent (10%) of the aggregate number of shares of Restricted Holding Company Stock and Restricted Class A Holding Company Stock that comprise the Towers Perrin Merger Consideration.

(b)           Custodian; Trustee.  The Exchange Agent shall, as of the Effective Time, deposit all of the shares of Restricted Class A Holding Company Stock to be issued pursuant to Section 2.1(a)(iv) and Section 2.1(a)(v) with the Custodian, and such shares shall be held by the Custodian in accordance with the Custodian Agreement (as defined below) and the vesting, forfeiture and reallocation provisions described in Sections 5.14 and 5.15.  In the event that Towers Perrin determines, subject to Watson Wyatt’s consent which shall not be unreasonably withheld or delayed, that Towers Perrin RSU Holders located within a particular tax jurisdiction would be subject to current tax as a result of (i) the grant of any Towers Perrin RSU or (ii) the conversion of their Towers Perrin RSUs into shares of Restricted Class A Holding Company Stock pursuant to Section 2.1(a)(iv) or Section 2.1(a)(v), then Towers Perrin may, but shall not be required to, elect to cause the Exchange Agent to deposit a portion of the shares of Restricted Class A Holding Company Stock to be received by Persons located within such jurisdiction pursuant to Section 2.1(a)(iv) or Section 2.1(a)(v) with a trustee (the “Trustee”) to be designated by Towers Perrin, subject to Watson Wyatt’s consent which shall not be unreasonably withheld or delayed, at any time prior to mailing the Joint Proxy Statement/Prospectus, to hold such shares and make distributions therefrom in such form and manner that will provide for a deferral of such tax.  Subject to Watson Wyatt’s consent which shall not be unreasonably withheld or delayed, Towers Perrin (i) may enter into such documentation with the Trustee as Towers Perrin deems reasonably necessary or appropriate to effect such trust arrangement and (ii) hold such Towers Perrin RSUs and/or shares of Restricted Class A Holding Company Stock and make distributions therefrom in such form and manner that will provide for deferral of such tax, and may elect to cause Holding Company to enter into any such documentation.  In the event a trust arrangement will not allow for deferral of such taxes for holders of Towers Perrin RSUs located within any particular tax jurisdiction, Towers Perrin and Watson Wyatt shall work together in good faith to determine an alternative method of structuring the grant of Towers Perrin RSUs to such holders and/or the conversion of Towers Perrin RSUs held by such holders into shares of Restricted Class A Holding Company Stock pursuant to Section 2.1(a)(iv) or Section 2.1(a)(v), in a manner that provides for deferral of such taxes.

(c)           Substitution of Class A Shares for Class B Shares.  In the event that Towers Perrin determines, subject to Watson Wyatt’s consent which shall not be unreasonably withheld or delayed, in its sole discretion, that holders of Towers Perrin Shares located within a particular tax jurisdiction would be subject to tax as a result of the conversion of their Towers Perrin Stock Election Shares into shares of Class B Restricted Holding Company Stock pursuant to Section 2.1(a)(i), then Towers Perrin may, but shall not be required to, (i) elect to cause a portion of the Towers Perrin Merger Consideration to be received by Persons located within such jurisdiction pursuant to Section 2.1(a)(i) to be paid in the form of freely tradable shares of Class A Holding Company Stock in lieu of an equal number of shares of Class B Restricted Holding Company Stock or (ii) elect to cause Holding Company to cause a portion of the Class B Restricted Holding Company Stock received by Persons located within such jurisdiction pursuant to Section 2.1(a)(i) to be converted, at any time following the Effective Time, into freely tradable shares of Class A Holding Company Stock, on a share-for-share basis, in either case with such portion to be determined by Towers Perrin, subject to Watson Wyatt’s consent which shall not be unreasonably withheld or delayed, and shall not exceed the amount that Towers Perrin determines is reasonably necessary to provide liquidity to holders within such jurisdiction to pay some or all of the taxes expected to be incurred as a result of the conversion of their Towers Perrin Stock Election Shares into shares of Class B Restricted Holding Company Stock pursuant to Section 2.1(a)(i).

(d)           Conversion of Watson Wyatt Shares.  By virtue of the Watson Wyatt Merger, each share of Watson Wyatt Common Stock issued and outstanding immediately prior to the Effective Time (such shares, collectively, the “Watson Wyatt Shares”), other than Watson Wyatt Shares to be canceled in accordance with Section 2.1(e), shall thereupon be converted automatically into and shall thereafter represent the right to receive one (1) fully paid and nonassessable share (such shares, collectively, the “Watson Wyatt Merger Consideration” and together with the Towers Perrin Merger Consideration, the “Merger Consideration”) of Class A Common Stock, par value $0.01 per share, of Holding Company (the “Class A Holding Company Stock”).  All Watson Wyatt Shares converted into the right to receive Class A Holding Company Stock pursuant to this Section 2.1(d) shall cease to be outstanding and holders of Watson Wyatt Shares shall be deemed to have received shares of Class A Holding Company Stock (without the requirement for the surrender of any Certificate (as defined below) or issuance of new certificates representing Class A Holding Company Stock), with each Certificate being deemed to represent automatically an equivalent number of shares of Class A Holding Company Stock.

(e)                                  Cancellation of Treasury Shares.  Each Towers Perrin Share held in the treasury of Towers Perrin immediately prior to the Effective Time, and each Watson Wyatt Share held in the treasury of Watson Wyatt immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)                                    Conversion of Merger Subsidiary Shares.

(i)            At the Effective Time, each share of the common stock of Pennsylvania Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.50 per share, of Surviving Towers Perrin, and Surviving Towers Perrin shall be a wholly-owned subsidiary of Holding Company.

(ii)           At the Effective Time, each share of the common stock of Delaware Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Surviving Watson Wyatt, and Surviving Watson Wyatt shall be a wholly-owned subsidiary of Holding Company.

(g)                                 Holding Company Capital Stock.  At the Effective Time, each share of capital stock of Holding Company issued and outstanding immediately prior to the Effective Time and owned by Towers Perrin or Watson Wyatt shall be contributed to Holding Company without payment of any consideration therefor and thereupon retired.

(h)                                 Terms of Class B Restricted Holding Company Stock.  The Amended and Restated Holding Company Charter will specify that (i) Class B Restricted Holding Company Common Stock will automatically convert into shares of Class A Holding Company Stock on the following schedule:  (A) Class B-1 Restricted Holding Company Stock:  first (1st) anniversary of the Effective Time; (B) Class B-2 Restricted Holding Company Stock:  second (2nd) anniversary of the Effective Time; (C) Class B-3 Restricted Holding Company Stock:  third (3rd) anniversary of the Effective Time; (D) Class B-4 Restricted Holding Company Stock:  fourth (4th) anniversary of the Effective Time.  Except as provided in this Agreement (including, without limitation, Section 2.8 (Transfer Restrictions) and Section 2.5(e) (Fractional Shares)), the Amended and Restated Holding Company Charter will provide that the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of Class B Restricted Holding Company Stock and Class A Holding Company Stock shall be identical in all respects; and (ii) the name of Holding Company shall be “Towers Watson & Co.”

(i)                                     Section 1906 of the PBCL shall apply to this Agreement and the plan of merger contained herein with respect to the Towers Perrin Merger.

Section 2.2         Consideration Elections for Eligible Towers Perrin Shares.

(a)                                  Class R Election.  Each holder of Towers Perrin Shares listed on Section 2.2 of the Towers Perrin Disclosure Letter (each, a “Potential Class R Participant”) shall be eligible to make a Class R Election (as defined below) with respect to the Merger Consideration that he or she will receive in connection with the Towers Perrin Merger.  The proxy card accompanying the Joint Proxy Statement/Prospectus (as defined below) to be mailed or otherwise delivered to the Potential Class R Participants will include a designated section (the “Class R Election Form”) wherein each Potential Class R Participant may, but shall not be obligated to, elect to designate between fifty percent (50%) and one hundred percent (100%) (each, inclusive) of the Towers Perrin Shares owned by such Potential Class R Participant as Towers Perrin Class R Election Shares.

(b)                                 Each Potential Class R Participant may irrevocably elect, with respect to the Towers Perrin Shares of which he or she is the record holder, to designate between fifty percent (50%) and one hundred percent (100%) (each, inclusive) of such Towers Perrin Shares as Class R Election Shares (a “Class R Election”).  A Class R Election will constitute a Valid Class R Election only if it satisfies each of the following conditions:  (i) such election is made by a Potential Class R Participant pursuant to a Class R Election Form that is properly completed and signed (or otherwise in form acceptable for transfer on the books of Towers Perrin) and received by the Exchange Agent at its office, by 11:00 p.m., New York City time on the Business Day designated by Towers Perrin (and reasonably acceptable to Watson Wyatt) in the Class R Election Form as the deadline for making a Class R Election (the “Class R Election Deadline”), which deadline shall be (A) at least forty-five (45) days after the date the Joint Proxy Statement/Prospectus is mailed to the holders of Towers Perrin Shares and (B) not later than the date of the Towers Perrin Shareholder Meeting; (ii) the number of Towers Perrin Shares with respect to which the Class R Election was made is between fifty percent (50%) and one hundred percent (100%) (each, inclusive) of the total number of Towers Perrin Shares owned by such Potential Class R Participant; (iii) such Potential Class R Participant must irrevocably commit (pursuant to the terms and conditions set forth in the Class R Election Form) to terminate his or her employment with Towers Perrin as of the Effective Time (and, for the avoidance of doubt, shall not be employed with Holding Company or either Surviving Corporation following the Effective Time), or such other date as agreed by such Potential Class R Participant, Towers Perrin and Watson Wyatt, and otherwise on such terms as may be agreed by such Potential Class R Participant, Towers Perrin and Watson Wyatt; and (iv) the Exchange Agent receives joint written instructions from Towers Perrin and Watson Wyatt indicating that the foregoing conditions have been satisfied with respect to such Class R Election.  Any Potential Class R Participant who makes a Class R Election will be entitled to revoke such election at any time during the seven (7) day period following the Class R Election Deadline, after which all Class R Elections will be final and irrevocable.  The form and contents of the Class R Election Form shall be subject to approval by Watson Wyatt, which approval shall not be unreasonably withheld or delayed.  Potential Class R Participants who fail to make a Valid Class R Election will not receive any Class R Shares and will only receive Towers Perrin Stock Consideration as Towers Perrin Merger Consideration.

(c)                                  Towers Perrin and Watson Wyatt shall consult with each other to determine whether any portion of the Towers Perrin Merger Consideration received by Potential

Class R Participants who make Valid Class R Elections (the “Class R Election Shareholders” ) constitutes ordinary compensation income to the Class R Election Shareholders.  In the event that Towers Perrin and Watson Wyatt agree to treat a portion of such Towers Perrin Merger Consideration as ordinary compensation income, Towers Perrin may in its sole discretion pay, or elect to cause Holding Company to pay, an additional amount of cash to the Class R Election Shareholders to cover some or all of the incremental tax cost of such ordinary compensation income to the Class R Election Shareholders, subject to Watson Wyatt’s consent which shall not be unreasonably withheld or delayed.

(d)                                 Class S Election.

(i)            In the event of an Interim Class R Election Shortfall (as defined below), Watson Wyatt may elect, which election shall be made by providing written notice to Towers Perrin no later than ten (10) Business Days after the Class R Election Deadline, to cause Towers Perrin to offer each holder of Towers Perrin Shares who is not a Potential Class R Participant (each, a “Class S Offeree”) the right to make a Class S Election, in which case the following shall apply:

(A)          Towers Perrin shall prepare, and the Exchange Agent shall mail or deliver, a written offer (the “Class S Election Offer”) to each Class S Offeree, which shall contain a form of election (the “Class S Election Form”) pursuant to which each Class S Offeree may, but shall not be obligated to, irrevocably elect to designate up to 20% of the Towers Perrin Shares owned by such Class S Offeree as Towers Perrin Class S Election Shares and the remainder of his or her Towers Perrin Shares will continue to be Towers Perrin Stock Election Shares.  The form and contents of the Class S Election Form shall be subject to approval by Watson Wyatt, which approval shall not be unreasonably withheld or delayed.  Potential Class R Participants will not be entitled to participate in the Class S Election, if any.

(B)           A Class S Offeree’s election to designate his or her Towers Perrin Shares as Class S Election Shares (a “Class S Election”) will constitute a Valid Class S Election only if it was made by a Class S Offeree pursuant to a Class S Election Form that is properly completed and signed (or otherwise in form acceptable for transfer on the books of Towers Perrin) and received by the Exchange Agent at its office, by 11:00 p.m., New York City time on the Business Day designated by Towers Perrin in the Class S Election Form (the “Class S Election Deadline”), which date shall be reasonably acceptable to Watson Wyatt, as the deadline for making a Class S Election, and otherwise in accordance with the terms and conditions set forth in the instructions accompanying the Class S Election Form.  The Class S Election Deadline shall be a date that is at least twenty (20) Business Days after the date the Class S Election Form is mailed to the Class S Offerees.

(ii)           As used in this Section 2.2(d), the following terms have the following definitions:

(A)          “Interim Class R Cash and Notes Consideration” means the product obtained by multiplying (1) the product obtained by multiplying (x) the aggregate number of Towers Perrin Shares designated as Towers Perrin Class R Election Shares pursuant to Valid Class R Elections by (y) the Interim Exchange Ratio as of the Class R Election Deadline; by (2) the Interim Watson Wyatt Stock Price as of the Class R Election Deadline;

(B)           “Interim Class R Election Shortfall” means the amount (if any) by which $200,000,000 exceeds the Interim Class R Cash and Notes Consideration.

(e)                                  All Class R Election Forms and Class S Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Watson Wyatt or Towers Perrin that the Towers Perrin Merger has been abandoned.

(f)                                    The determination of the Exchange Agent shall be binding as to whether or not a Valid Class R Election or (as applicable) a Valid Class S Election has been properly made pursuant to this Section 2.2 with respect to Towers Perrin Shares and when elections were received by it.  The Exchange Agent shall make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holder of Towers Perrin Shares.  The Exchange Agent may, with the mutual agreement of Watson Wyatt and Towers Perrin, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable to effect such elections fully.

(g)                                 The Class R Election and the Class S Election Offer shall comply with applicable Law, including without limitation, applicable securities laws and the rules and regulations promulgated by the SEC thereunder.

Section 2.3         Proration.

(a)                                  Class R Proration.  Notwithstanding anything in this Agreement to the contrary,

(i)            the maximum number of Towers Perrin Shares which shall be converted into the right to receive Class R Restricted Holding Company Stock pursuant to Section 2.1(a)(ii) (the “Class R Number”) in the Towers Perrin Merger shall be equal to the number of Towers Perrin Shares obtained by dividing (A) the Class R Cash and Notes Pool, by (B) the Final Transaction Value Per Towers Perrin Share, and

(ii)           if the number of Towers Perrin Class R Election Shares exceeds the Class R Number, then such Class R Election Shares shall be converted into the right to receive Class R Restricted Holding Company Stock and Class B-1 Restricted Holding Company Stock, in the following manner:

(A)          A proration factor (the “Class R Proration Factor”) shall be determined by dividing the Class R Number by the total number of Towers Perrin Class R Election Shares designated by Potential Class R Participants pursuant to Valid Class R Elections;

(B)           The number of Towers Perrin Class R Election Shares of each Potential Class R Participant to be converted into Class R Restricted Holding Company Stock, in accordance with Section 2.1(a)(ii), shall be determined by multiplying the Class R

Proration Factor by the total number of Towers Perrin Class R Election Shares of such Potential Class R Participant; and

(C)           The Towers Perrin Class R Election Shares of each Potential Class R Participant, other than those shares to be converted into Class R Restricted Holding Company Stock pursuant to Section 2.1(a)(ii), shall be converted into shares of Class B-1 Restricted Holding Company Stock, in accordance with the terms of Section 2.1(a)(i).

(iii)          As used in this Agreement, “Class R Cash and Notes Pool” means an amount (which shall not be less than $200,000,000) to be mutually agreed by Watson Wyatt and Towers Perrin, who shall provide joint written notice thereof to the Exchange Agent prior to the date of mailing or other distribution of the Proxy Statement/Prospectus to Watson Wyatt stockholders and Towers Perrin shareholders.  If Watson Wyatt and Towers Perrin do not agree on a different amount or no such notice is provided prior to such date and disclosed in the Joint Proxy Statement/Prospectus mailed or otherwise distributed to Watson Wyatt stockholders and Towers Perrin shareholders, then the size of the Class R Cash and Notes Pool shall be deemed to be $200,000,000.

(b)                                 Class S Proration.

(i)            “Class S Cash Pool” means an amount (which shall not exceed the amount of the Final Class R Election Shortfall) determined by Watson Wyatt in its sole discretion  by providing written notice to Towers Perrin and the Exchange Agent no later than the Business Day immediately prior to the Effective Time.  If no such notice is provided on or prior to the Business Day immediately prior to the Effective Time, then the size of the Class S Cash Pool shall be deemed to be equal to the Final Class R Election Shortfall.

(ii)           “Final Class R Cash and Notes Consideration” means the product obtained by multiplying (A) the product obtained by multiplying (1) the aggregate number of Towers Perrin Shares designated as Towers Perrin Class R Election Shares pursuant to Valid Class R Elections by (2) the Final Exchange Ratio; by (B) the Final Watson Wyatt Stock Price (as defined below).

(iii)          “Final Class R Election Shortfall” means the amount (if any) by which $200,000,000 exceeds the Final Class R Cash and Notes Consideration.

(c)                                  Notwithstanding anything in this Agreement to the contrary,

(i)            the maximum number of Towers Perrin Shares which shall be converted into the right to receive Class S Restricted Holding Company Stock pursuant to Section 2.1(a)(iii) (the “Class S Number”) in the Towers Perrin Merger shall be equal to the number of Towers Perrin Shares obtained by dividing (A) the Class S Cash Pool, by (B) the Final Transaction Value Per Towers Perrin Share, and

(ii)           if the number of Towers Perrin Class S Election Shares designated by Class S Offerees pursuant to Valid Class S Elections  exceeds the Class S Number, then each such Towers Perrin Class S Election Share shall be converted into the right to receive Class S

Restricted Holding Company Stock and Towers Perrin Stock Consideration, in the following manner:

(A)          A proration factor (the “Class S Proration Factor”) shall be determined by dividing the Class S Number by the total number of Class S Election Shares designated by Class S Offerees pursuant to Valid Class S Elections;

(B)           The number of Towers Perrin Class S Election Shares of each Class S Offeree to be converted into Class S Restricted Holding Company Stock in accordance with Section 2.1(a)(iii) shall be determined by multiplying the Class S Proration Factor by the total number of Towers Perrin Class S Election Shares of such Class S Offeree; and

(C)           The Towers Perrin Class S Election Shares of each Class S Offeree, other than those shares to be converted into Class S Restricted Holding Company Stock in accordance with Section 2.1(a)(iii), shall be converted into Towers Perrin Stock Consideration, as if such Class S Election Shares were Towers Perrin Stock Election Shares, in accordance with the terms of Section 2.1(a)(i).

Section 2.4         Deferred Stock Units, Employee Stock Purchase Plan; Restricted Stock Units; Other Watson Wyatt Awards.

(a)                                  Watson Wyatt Deferred Stock Units.  Prior to the Effective Time, the Holding Company Board (or, if appropriate, any committee thereof) and the Watson Wyatt Board  (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, each deferred stock unit (“Watson Wyatt DSU”) outstanding under the Watson Wyatt Worldwide, Inc. Amended 2001 Deferred Stock Unit Plan for Selected Employees that entitles the holder thereof to shares of Watson Wyatt Common Stock (the “Watson Wyatt DSU Shares”) following the Effective Time (including Watson Wyatt DSU Shares that will become issuable as a result of the acceleration of vesting triggered by Closing, and performance criteria satisfaction determinations made by the Watson Wyatt Board or a committee thereof) shall be settled with a number of shares of Class A Holding Company Stock equal to the number of Watson Wyatt DSU Shares issuable with respect to such Watson Wyatt DSU pursuant to the terms thereof.

(b)                                 Watson Wyatt Employee Stock Purchase Plan.  Prior to the Effective Time, the Holding Company Board (or, if appropriate, any committee thereof) and the Watson Wyatt Board  (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, Holding Company shall assume the Watson Wyatt ESPP, the outstanding offering periods under the Watson Wyatt ESPP, and all outstanding purchase rights thereunder shall be converted on a one-for-one basis into rights to purchase shares of Class A Holding Company Stock (“Holding Company ESPP Rights”).  All Holding Company ESPP Rights shall be assumed by Holding Company, and each offering period in effect under the Watson Wyatt ESPP immediately prior to the Effective Time (such periods, the “Pending Offering Periods”) shall be continued until the end of such offering period in accordance with the terms of the Watson Wyatt ESPP.  From and after the Effective Time, all references to “Watson Wyatt & Company Holdings” in the Watson

Wyatt ESPP and related documents shall be deemed to refer to Holding Company.  Holding Company shall continue the Watson Wyatt ESPP, as assumed by Holding Company with respect to Holding Company ESPP Rights, at least until the end of the Pending Offering Periods.  Holding Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Class A Holding Company Stock for issuance upon exercise of the purchase rights under the Watson Wyatt ESPP assumed in accordance with this Section 2.4(b).  Holding Company shall file with the SEC as soon as practicable, and in any event within five Business Days following the Effective Time, a registration statement on Form S-8 under the Securities Act, covering the Class A Holding Company Common Stock to be issued upon the exercise of converted purchase rights under this Section 2.4(b).  Prior to the Effective Time, Watson Wyatt shall make such amendments, if any, to the Watson Wyatt ESPP as shall be necessary to permit assumption of the Watson Wyatt ESPP in accordance with this Section 2.4(b).

(c)                                  Towers Perrin Restricted Stock Units.  At the Effective Time, each Towers Perrin RSU then outstanding will be settled with shares of Restricted Class A Holding Company Stock in accordance with Section 2.1(a)(iv) and Section 2.1(a)(v).

(d)                                 Watson Wyatt UK and Irish Plans.  Prior to the Effective Time, the Holding Company Board (or, if appropriate, any committee thereof) and the Watson Wyatt Board  (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, Holding Company shall assume the Watson Wyatt UK and Irish Plans and the outstanding offering periods thereunder, and all outstanding purchase rights thereunder shall be converted on a one-for-one basis into rights to purchase shares of Class A Holding Company Stock (“Holding Company UK and Irish Purchase Rights”).  All Holding Company UK and Irish Purchase Rights shall be assumed by Holding Company, and each offering period in effect under the Watson Wyatt UK and Irish Plans immediately prior to the Effective Time (such periods, the “UK and Irish Pending Offering Periods”) shall be continued until the end of such offering period in accordance with the terms of the UK and Irish Plans.  From and after the Effective Time, all references to “Watson Wyatt & Company Holdings” or “Watson Wyatt Worldwide, Inc.” in the Watson Wyatt UK and Irish Plans and related documents shall be deemed to refer to Holding Company.  Holding Company shall continue the Watson Wyatt UK and Irish Plans, as assumed by Holding Company with respect to Holding Company UK and Irish Purchase Rights, at least until the end of the UK and Irish Pending Offering Periods.  Holding Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Class A Holding Company Stock for issuance upon exercise of the purchase rights under the Watson Wyatt UK and Irish Plans assumed in accordance with this Section 2.4(d).  Prior to the Effective Time, Watson Wyatt shall make such amendments, if any, to the Watson Wyatt UK and Irish Plans as shall be necessary to permit assumption of the Watson Wyatt UK and Irish Plans in accordance with this Section 2.4(d).

(e)                                  Watson Wyatt Deferred Compensation Plans.  Prior to the Effective Time, the Holding Company Board (or, if appropriate, any committee thereof) and the Watson Wyatt Board  (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, Holding Company shall assume the Watson Wyatt Senior Officers Deferred Compensation Plan, Amended and Restated effective July 1, 2008 and the Watson Wyatt Amended Voluntary Deferred Compensation Plan

for Non-Employee Directors (collectively, the “Deferral Plans” ), and that each outstanding right to receive shares of Watson Wyatt Common Stock (“Deferred Shares”) outstanding following the Effective Time shall be settled with a number of shares of Class A Holding Company Stock equal to the number of Deferred Shares issuable with respect to such right pursuant to the terms thereof.

Section 2.5         Exchange of Certificates and Book-Entry Shares; Redemptions.

(a)                                  Exchange Agent.  At or prior to the filing of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “SEC”), Watson Wyatt and Towers Perrin shall mutually appoint a bank or trust company to act as the exchange agent hereunder (the “Exchange Agent”).  At or prior to the Closing, Watson Wyatt and Towers Perrin shall cause Holding Company to deposit with the Exchange Agent, in trust for the benefit of the holders of Towers Perrin Shares to be converted in the Towers Perrin Merger (including the Dissenting Share Merger Consideration (as defined below)), and the holders of Watson Wyatt Shares to be converted in the Watson Wyatt Merger, for exchange, in accordance with this Article II, through the Exchange Agent, sufficient cash, Notes, shares of Restricted Holding Company Stock and shares of Class A Holding Company Stock, to make all deliveries pursuant to this Article II; provided, however, that if the Exchange Fund (as defined below) shall for any reason not include sufficient cash, Notes or shares to make all such deliveries, upon notice thereof from the Exchange Agent to Holding Company, Holding Company shall from time to time promptly deposit with the Exchange Agent sufficient cash, Notes and shares to make all such deliveries.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Towers Perrin Shares and the Watson Wyatt Shares pursuant to this Agreement out of the Exchange Fund, and shall deliver Class R Note Consideration, Class R Cash Consideration and Class S Cash Consideration to holders of shares of Class R Restricted Holding Company Stock and Class S Restricted Holding Company Stock issued in the Merger upon redemption of such shares on the Redemption Date. Except as contemplated by Sections 2.5(c), 2.5(e) and 2.5(i) hereof, the Exchange Fund shall not be used for any other purpose. Any cash, Notes, shares of Restricted Holding Company Stock and shares of Class A Holding Company Stock deposited with the Exchange Agent shall be collectively referred to as the “Exchange Fund.”  Towers Perrin and Watson Wyatt shall cooperate and use their reasonable best efforts prior to Closing to ensure that Holding Company will have the funds necessary at Closing to fund the cash portion of the Exchange Fund.

(b)                                 Exchange Procedures; Redemption Procedures.

(i)            Holding Company shall instruct the Exchange Agent to mail to each Towers Perrin Shareholder (as defined below) a letter of transmittal (the “Towers Perrin Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the uncertificated Towers Perrin Shares represented by book-entry (the “Towers Perrin Book-Entry Shares”) held by such Towers Perrin Shareholder shall pass, only upon adherence to the procedures set forth in the Towers Perrin Letter of Transmittal.  The Towers Perrin Letter of Transmittal shall be in customary form and contain such other provisions as Towers Perrin shall specify (provided, that Watson Wyatt shall have provided its consent to such form, such consent not to be unreasonably withheld or delayed).

(ii)           Holding Company shall instruct the Exchange Agent to mail to each Watson Wyatt Stockholder (as defined below) a letter of transmittal (the “Watson Wyatt Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (as defined below) or uncertificated Watson Wyatt Shares represented by book entry (the “Watson Wyatt Book-Entry Shares”  and, together with the Towers Perrin Book-Entry Shares, the “Book-Entry Shares”) held by such Watson Wyatt Stockholder shall pass, only upon adherence to the procedures set forth in the Watson Wyatt Letter of Transmittal.  The Watson Wyatt Letter of Transmittal shall be in customary form and contain such other provisions as Watson Wyatt shall specify (provided, that Towers Perrin shall have provided its consent to such form, such consent not to be unreasonably withheld or delayed).

(iii)          As used in this Section 2.5, “Towers Perrin Shareholder” means a holder of record, immediately prior to the Effective Time, of Towers Perrin Book-Entry Shares which were converted into the right to receive the Towers Perrin Merger Consideration with respect thereto pursuant to Section 2.1(a).

(iv)          As used in this Section 2.5, “Watson Wyatt Stockholder” means a holder of record, immediately prior to the Effective Time, of a certificate or certificates which immediately prior to the Effective Time represented outstanding Watson Wyatt Shares (the “Certificates”) or Watson Wyatt Book-Entry Shares, in either case which were converted into the right to receive the Watson Wyatt Merger Consideration with respect thereto pursuant to Section 2.1(c).

(v)           Towers Perrin Letters of Transmittal shall be mailed to each Towers Perrin Shareholder as promptly as reasonably practicable (and in no event more than ten (10) Business Days) after the later to occur of the Effective Time and (if applicable) the date of final determination of the Class R Proration Factor or Class S Proration Factor.

(vi)          Watson Wyatt Letters of Transmittal shall be mailed to each Watson Wyatt Stockholder as promptly as reasonably practicable (and in no event more than ten (10) Business Days) after the Effective Time.

(vii)         Upon delivery of a properly completed and duly executed Towers Perrin Letter of Transmittal or Watson Wyatt Letter of Transmittal (as the case may be) by the holder of one or more Towers Perrin Shares or Watson Wyatt Shares, the holder thereof shall be entitled to receive in exchange for such Towers Perrin Shares or Watson Wyatt Shares the distributions set forth in Section 2.5(c), and such Towers Perrin Shares or Watson Wyatt Shares shall forthwith be canceled.

(viii)        No interest shall be paid or shall accrue on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares (except, with respect to Towers Perrin Shareholders who make a Valid Class R Election, interest that has accrued pursuant to the terms of any Notes issued upon the redemption of the shares of Class R Restricted Holding Company Stock payable as Towers Perrin Merger Consideration to such Towers Perrin Shareholder).

(ix)                                In the event of a transfer of ownership of Watson Wyatt Shares which is not registered in the transfer records of Watson Wyatt, the Watson Wyatt Merger Consideration payable in respect of such Watson Wyatt Shares may be paid to a transferee if the Certificate representing such Watson Wyatt Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(x)                                   Until delivery of a properly completed and duly executed Towers Perrin Letter of Transmittal or Watson Wyatt Letter of Transmittal (as the case may be) by a Watson Wyatt Stockholder or Towers Perrin Shareholder as contemplated by this Section 2.5:

(A)          except as provided in Section 2.7, each Towers Perrin Book-Entry Share (which shall not include Dissenting Towers Perrin Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the Towers Perrin Merger Consideration payable in respect of the Towers Perrin Shares formerly represented by such Towers Perrin Book-Entry Share and any dividends or other distributions to which such Towers Perrin Shareholder is entitled pursuant to Section 2.5(c), in each case, without any interest thereon (except as set forth in Section 2.5(b)(viii)); and

(B)           each Certificate and Watson Wyatt Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the Watson Wyatt Merger Consideration payable in respect of the Watson Wyatt Shares formerly represented by such Certificate or Watson Wyatt Book-Entry Share and any dividends or other distributions to which such Watson Wyatt Stockholder is entitled pursuant to Section 2.5(c), in each case, without any interest thereon.

(xi)                                On the Redemption Date, each share of Class R Restricted Holding Company Stock shall be automatically redeemed and shall forthwith be canceled, and the holder thereof shall be entitled to receive as redemption proceeds out of funds legally available therefor:

(A)          the amount of Class R Cash Consideration payable upon such redemption pursuant to Section 2.1(a)(ii)(A); and

(B)           the Note issuable upon such redemption pursuant to, and bearing a principal amount as determined in accordance with, Section 2.1(a)(ii)(B), provided that all Notes payable to a single Person in respect of Class R Restricted Holding Company Stock may be aggregated and evidenced by a single Note.

(xii)                             On the Redemption Date, each share of Class S Restricted Holding Company Stock shall be automatically redeemed and shall forthwith be canceled, and the holder thereof shall be entitled to receive, as redemption proceeds out of funds legally available therefor, the amount of Class S Cash Consideration payable upon such redemption pursuant to Section 2.1(a)(iii).

(xiii)                          No interest shall be paid or shall accrue on any Class R Cash Consideration, Class R Note Consideration or Class S Cash Consideration (except interest that has accrued pursuant to the terms of any Notes issued upon the redemption of the shares of Class R Restricted Holding Company Stock).

(c)                                  Distributions with Respect to Unexchanged Shares of Holding Company Stock.  No dividends or other distributions declared or made with respect to shares of Holding Company Stock or interest payments made with respect to Notes with a record date after the Effective Time shall be paid to the holder of any Certificate or Book-Entry Share with respect to which a properly completed and duly executed Towers Perrin Letter of Transmittal or Watson Wyatt Letter of Transmittal (as the case may be) has not been delivered to the Exchange Agent, unless and until the holder of such Certificate or Book-Entry Share shall deliver such Towers Perrin Letter of Transmittal or Watson Wyatt Letter of Transmittal.  Subject to the effect of escheat, Tax or other applicable Laws, following delivery of a Towers Perrin Letter of Transmittal or Watson Wyatt Letter of Transmittal (as the case may be) of the holder of any such Certificate or Book-Entry Share, there shall be paid to such holder:

(i)                                     With respect to Towers Perrin Book Entry Shares for which a properly completed and duly executed Towers Perrin Letter of Transmittal has been delivered:

(A)          promptly, (x) shares of Restricted Holding Company Stock issuable or payable in exchange for such Towers Perrin Book-Entry Shares (provided, that if shares of Class R Restricted Holding Company Stock or Class S Restricted Holding Company Stock otherwise payable pursuant to this clause (A) have been redeemed for cash and Notes (in the case of Class R Restricted Holding Company Stock) or cash only (in the case of Class S Restricted Holding Company Stock), then such cash (without interest) and Notes (including any interest that had previously accrued pursuant to the terms of such Notes) shall be paid in lieu of such shares of Class R Restricted Holding Company Stock or Class S Restricted Holding Company Stock, as the case may be) and (y) the amount of dividends or other distributions (without interest) with a record date at or after the Effective Time previously paid with respect to such shares of Restricted Holding Company Stock; and

(B)           at the appropriate payment date, (x) the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such delivery and a payment date subsequent to such delivery, payable with respect to such shares of Restricted Holding Company Stock, and (y) the amount of interest payments on such Notes with a record date at or after the Effective Time and a payment date subsequent to such delivery.

(ii)                                  With respect to Watson Wyatt Book-Entry Shares or Certificates for which a properly completed and duly executed Watson Wyatt Letter of Transmittal has been delivered:

(A)          promptly, (x) whole shares of Class A Holding Company Stock issuable or payable in exchange for such Watson Wyatt Book-Entry Shares or Certificates, and (y) the amount of dividends or other distributions (without interest) with a record date at or after the Effective Time previously paid with respect to such whole shares of Class A Holding Company Stock; and

(B)           at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such delivery and a payment date subsequent to such delivery, payable with respect to such whole shares of Class A Holding Company Stock.

(d)                                 Further Rights in Towers Perrin and Watson Wyatt Capital Stock.  The Merger Consideration issued or delivered upon conversion of any Towers Perrin Shares or (as applicable) any Watson Wyatt Shares in accordance with the terms hereof (including any payments pursuant to Section 2.5(c) or Section 2.5(e)) shall be deemed to have been issued or delivered in full satisfaction of all rights pertaining to such shares.  At and following the Effective Time, (i) there shall be no further registration, on the stock transfer books of Surviving Towers Perrin, of transfers of the Towers Perrin Shares that were outstanding immediately prior to the Effective Time and (ii) there shall be no further registration, on the stock transfer books of Surviving Watson Wyatt, of transfers of the Watson Wyatt Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to Surviving Watson Wyatt, Holding Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Towers Perrin Shares.

(e)                                  Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, fractional shares of Restricted Holding Company Stock shall be issued upon the delivery of a properly completed and duly executed Towers Perrin Letter of Transmittal with respect to Towers Perrin Book-Entry Shares, and fractional shares of Restricted Class A Holding Company Stock shall be issued with respect to the Towers Perrin RSUs pursuant to Section 2.1(a)(iv) and Section 2.1(a)(v), and a pro rata portion of any dividend or distribution with respect to Restricted Holding Company Stock or Restricted Class A Holding Company Stock, as applicable, shall be payable on or with respect to any fractional share thereof, and such fractional share interests shall entitle the owner thereof to such voting and other rights as are set forth in the Amended and Restated Holding Company Charter with respect to such shares.  No certificates or scrip representing fractional shares of Class A Holding Company Stock will be issued upon the automatic conversion of shares of Class B Restricted Holding Company Stock into shares of Class A Holding Company Stock, the exchange of shares of Class B Restricted Holding Company Stock for shares of Class A Holding Company Stock, or the vesting of shares of Restricted Class A Holding Company Stock, but in lieu thereof each holder of such shares who would otherwise be entitled to a fraction of a share upon such event shall receive from Holding Company (after aggregating all fractional shares of Restricted Holding Company Stock or Class A Holding Company Stock to be received by such holder in such event) an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the average per-share trading price of Class A Holding Company Stock for the ten (10) consecutive trading days ending on the second trading day immediately prior to the date of such conversion, exchange or vesting (as reported in the New York City edition of The Wall Street Journal for each such trading day, or, if not reported therein, any other authoritative source to be selected by Holding Company).  Such payment shall occur as soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to each person entitled to receive cash pursuant to the immediately preceding sentence, and upon such payment, all of the fractional shares to which such payment relates shall be cancelled.

(f)                                    Termination of Exchange Fund.  Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to Holding Company, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Holding Company (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for payment of the Merger Consideration with respect to Towers Perrin Shares or (as applicable) Watson Wyatt Shares formerly represented by such Certificate or Book-Entry Share, without interest (except for interest on Notes as set forth in Section 2.5(b)(viii)).  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.5(a) to pay for Dissenting Towers Perrin Shares for which appraisal rights have been perfected as described in Section 2.7 shall be returned to Holding Company, upon demand.

(g)                                 No Liability.  None of the Parties, the Exchange Agent, or the Surviving Corporations shall be liable to any Towers Perrin Shareholder or Watson Wyatt Stockholder for any such shares of Restricted Holding Company Stock (or any Notes or cash issued upon the automatic conversion of any Class R Restricted Holding Company Stock or Class S Restricted Holding Company Stock), Class A Holding Company Stock or Restricted Class A Holding Company Stock, as the case may be (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.  If any Certificates or Book-Entry Shares shall not have been exchanged prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity (as defined below)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Holding Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holding Company, the posting by such person of a bond, in such reasonable amount as Holding Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Watson Wyatt Merger Consideration payable in respect of the Watson Wyatt Shares formerly represented by such Certificate and any interest payments, dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5(c), in each case, without any interest thereon.

(i)                                     Investment.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holding Company, on a daily basis, and any interest or other income resulting from such investments shall be paid to Holding Company, upon demand.

Section 2.6         Withholding Rights.  Holding Company, Surviving Towers Perrin, the Custodian, the Trustee and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Towers Perrin Shares or otherwise pursuant to this Agreement, such amounts as Holding Company, Surviving Towers Perrin, the Custodian, the Trustee and the Exchange Agent are required to deduct and withhold with respect to such Person pursuant to the transactions contemplated by this Agreement under any applicable provision of U.S. federal, state, local or foreign Law; provided, however, that no withholding with respect to U.S. federal, state or local Taxes shall be permitted of or from any non-cash consideration payable with respect to Towers Perrin Shares unless (i) such amounts are mutually determined to be compensation income pursuant to Section 2.2(c), or (ii) the Watson Wyatt

Board determines in good faith (based on advice of counsel) that as a result of a change in U.S. Law occurring after the date hereof, U.S. federal, state or local taxes are required to be withheld from any such non-cash consideration and (iii) Watson Wyatt delivers a written notice to Towers Perrin promptly upon becoming aware of such change in U.S. Law and in no event later than five (5) Business Days prior to the Closing Date (a “Withholding Notice”), signed by an officer of Watson Wyatt including a certification that the Watson Wyatt Board has made such determination, and including a good faith estimate of the aggregate dollar amount of such withholding and, if such withholding obligation applies with respect to less than all holders of Towers Perrin Shares, identifying, if available, the specific holders and the estimated amounts to be withheld with respect thereto.  In the event that Watson Wyatt delivers a Withholding Notice to Towers Perrin, Towers Perrin shall have the right to terminate this Agreement at any time, and upon such termination this Agreement shall forthwith become void and have no further effect and the Mergers may be abandoned with no liability or obligation on the part of Towers Perrin or Pennsylvania Merger Sub for any fees and expenses.  Holding Company, Surviving Watson Wyatt, the Custodian, the Trustee and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Watson Wyatt Shares or otherwise pursuant to this Agreement such amounts as Holding Company, Surviving Watson Wyatt, the Custodian, the Trustee and the Exchange Agent are required to deduct and withhold with respect to the making of such payment under any applicable provision of U.S. federal, state, local or foreign Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Holding Company, Surviving Towers Perrin, Surviving Watson Wyatt, the Custodian, the Trustee or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7         Dissenters’ Rights.

(a)           In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Watson Wyatt Shares in connection with the Watson Wyatt Merger.

(b)           Notwithstanding anything in this Agreement to the contrary, the Towers Perrin Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Towers Perrin Merger and who has complied with all of the relevant provisions of Section 1574 of the PBCL (each, a “Dissenting Towers Perrin Shareholder”) shall not be converted into the right to receive Towers Perrin Merger Consideration, and such Towers Perrin Shares (the “Dissenting Towers Perrin Shares”) shall thereafter represent only the right to receive the payments set forth in this Section 2.7, unless and until such Dissenting Towers Perrin Shareholder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her rights to appraisal under the PBCL (any of the foregoing, a “Dissent Failure”).  Towers Perrin shall give Holding Company and Watson Wyatt prompt notice of any demands for appraisal of Towers Perrin Shares, attempted withdrawals of such demands and any other instruments served pursuant to the PBCL relating to rights to appraisal, and Holding Company and Watson Wyatt shall have the right to participate in and direct, together with Towers Perrin, all negotiations and proceedings with respect to such demands for appraisal under the PBCL.  Towers Perrin shall not, without the prior written consent of Watson Wyatt (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

(c)                                  The shares of Restricted Holding Company Stock that each Dissenting Towers Perrin Shareholder would, in the absence of his or her dissent, have been entitled to receive under Section 2.1(a)  (collectively, the “Dissenting Share Merger Consideration”) shall be held by the Exchange Agent pending a final resolution of the underlying dissent, and released as follows:

(i)            upon a Dissent Failure with respect to such Dissenting Towers Perrin Shares, all such Dissenting Towers Perrin Shares shall thereupon be converted into and become exchangeable only for the right to receive the Dissenting Share Merger Consideration held by the Exchange Agent with respect thereto; and

(ii)           upon payment of the fair value of such Dissenting Towers Perrin Shares, as determined in the underlying dissent proceeding pursuant to Section 1579 of the PBCL, or as agreed between Towers Perrin and such Dissenting Towers Perrin Shareholder with respect to such Dissenting Towers Perrin Shares (subject to Watson Wyatt’s consent, which shall not be unreasonably withheld or delayed), the Dissenting Share Merger Consideration held by the Exchange Agent with respect to such Dissenting Towers Perrin Shares shall be returned to Holding Company.

Section 2.8         Transfer Restrictions — Restricted Holding Company Stock.

(a)                                 The Amended and Restated Holding Company Charter shall provide that Transfers (as defined below) of shares of Restricted Holding Company Stock shall not be permitted other than in accordance with this Section 2.8.

(b)                                Transfers of Notes delivered hereunder representing the Note Consideration shall not be permitted other than in accordance with Section 2.8(c) and in accordance with the Indenture.

(c)                                  Notwithstanding the foregoing Sections 2.8(a) and (b), the Transfer of Notes and shares of Class B Restricted Holding Company Stock delivered hereunder representing the Towers Perrin Merger Consideration shall be permitted to (i) Holding Company, (ii) any spouse, parent, grandparent, child, grandchild (including a child or grandchild by adoption and step-children), sibling, mother-in-law, father-in-law, brother-in-law or sister-in-law of the holder of such shares of Restricted Holding Company Stock or Notes (“Permitted Family Members”), or (iii) trusts for the benefit of Permitted Family Members; provided, in the case of any such Transfer, that (A) the transferor shall provide at least five (5) Business Days prior written notice to Holding Company of the Transfer of shares of Restricted Holding Company Stock and prior written notice of the Transfer of Notes in compliance with the Indenture and (B) (1) with respect to the Transfer of Notes, the transferee shall hold such Notes subject to the terms of the Notes, the Indenture and this Section 2.8 and (2) with respect to shares of Class B Restricted Holding Company Stock, the transferee shall hold such shares subject to the terms of the Amended and Restated Holding Company Charter and this Section 2.8.

(d)                                 Notwithstanding the foregoing Sections 2.8(a) and (b), with respect to any individual holding Notes and/or shares of Class B Restricted Holding Company Stock delivered hereunder representing the Towers Perrin Merger Consideration, upon such holder’s death, (i) all shares of Class B-1 Restricted Holding Company Stock, Class B-2 Restricted Holding Company Stock, Class B-3 Restricted Holding Company Stock and Class B-4 Restricted Holding Company Stock then held by him shall automatically be transferred to Holding Company in exchange for an equal number of unrestricted and freely transferable shares of Class A Holding Company Stock and (ii) nothing in this Section 2.8 shall prevent the Transfer of such Notes, Class R Restricted Holding Company Stock or Class S Restricted Holding Company Stock to his or her executors, administrators, testamentary trustees, legatees and beneficiaries.

(e)                                  If, prior to the fourth anniversary of the Effective Time, there occurs any merger, consolidation, reorganization, reclassification, recapitalization, stock split, or other similar change in the Class B Restricted Holding Company Stock or Notes, then any and all new, substituted or additional securities issued in exchange therefor will be immediately subject to the provisions of this Section 2.8, except as set forth in paragraph (f).

(f)                                    The shares of Class B Restricted Holding Company Stock delivered hereunder representing the Towers Perrin Merger Consideration shall automatically convert into unrestricted and freely transferable shares of Class A Holding Company Stock (A) immediately prior to the consummation of any of the following transactions:  (i) a consolidation or merger of Holding Company with or into any other corporation or entity in which the holders of record of Holding Company’s outstanding shares of capital stock immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold (by virtue of securities issued as consideration in such transaction or otherwise) a majority of the voting power of the surviving corporation of such consolidation or merger; or (ii) any transaction, or series of related transactions in which 50% or more of Holding Company’s voting power is transferred to Persons other than the stockholders of Holding Company and their respective Affiliates immediately prior to such transaction or series of transactions; or (iii) a sale of all or substantially all of the assets of Holding Company, except to one or more Affiliates of Holding Company or (B) immediately after any change in the composition of the Holding Company Board that results in Persons other than Continuing Directors comprising a majority of the Holding Company Board.  As used herein, “Continuing Director” shall mean, as of any date of determination, any member of the Holding Company Board who (1) was selected as a member of the Holding Company Board pursuant to Section 1.6(c) of this Agreement or (2) was nominated for election or elected to the Holding Company Board with the approval of a majority of the Continuing Directors who were members of the Holding Company Board at the time of such nomination or election.

(g)                                 Towers Perrin Continuing Employees.

(i)            Notwithstanding the foregoing Sections 2.8(a) and (b), with respect to any individual who (A) is an employee of Towers Perrin or any of its Subsidiaries immediately prior to the Effective Time, (B) receives Class B Restricted Holding Company Stock as Towers Perrin Merger Consideration and (C) has not made a Valid Class R Election (each such individual, a “Towers Perrin Continuing Employee”), in the event that such Towers Perrin Continuing Employee’s employment with Holding Company and its Subsidiaries is terminated without Cause (as defined below), on or before the second anniversary of the Effective Time, then upon such termination, the shares of Restricted Holding Company Stock held by such Towers Perrin Continuing Employee shall automatically be transferred to Holding Company in exchange for shares of capital stock of Holding Company as follows: (1) each share of Class B-1 Restricted Holding Company Stock then held by such Towers Perrin Continuing Employee shall automatically be transferred to Holding Company in exchange for one unrestricted and freely transferable share of Class A Holding Company Stock; (2) each share of Class B-2 Restricted Holding Company Stock then held by such Towers Perrin Continuing Employee shall automatically be transferred to Holding Company in exchange for one share of Class B-1 Restricted Holding Company Stock; (3) each share of Class B-3 Restricted Holding Company Stock then held by such Towers Perrin Continuing Employee shall automatically be transferred to Holding Company in exchange for one share of Class B-2 Restricted Holding Company Stock; and (4) each share of Class B-4 Restricted Holding Company Stock then held by such Towers Perrin Continuing Employee shall automatically be transferred to Holding Company in exchange for one share of Class B-3 Restricted Holding Company Stock; provided, however that this Section 2.8(g) shall not apply to the voluntary termination by any Towers Perrin Continuing Employee of his or her employment with, or a termination for Cause of any Towers Perrin Continuing Employee by, Holding Company or any of its Subsidiaries.

(ii)                                  Solely for purposes of this Section 2.8(g), the term “Cause” shall mean, with respect to any Towers Perrin Continuing Employee, any of the following, provided, that such definition shall not in any manner change or modify the terms of employment of any Towers Perrin Continuing Employee, restrict or impede the ability of Holding Company or any of its Subsidiaries to terminate the employment of any Towers Perrin Continuing Employee, or confer any rights (other than the conversion of shares as set forth herein) upon any Towers Perrin Continuing Employee with respect to the termination of his or her employment with Holding Company or any of its Subsidiaries:

(A)          Such Towers Perrin Continuing Employee’s commission of theft, embezzlement, any other act of dishonesty relating to his or her employment with Holding Company or any of its Subsidiaries, or any violation of any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to Holding Company or any Subsidiary at which he or she was employed at the time of such violation;

(B)           Such Towers Perrin Continuing Employee’s conviction of, or pleading guilty or nolo contendere to, a felony or to any lesser crime having as its predicate element fraud, dishonesty, misappropriation or moral turpitude;

(C)           Such Towers Perrin Continuing Employee’s commission of an act or acts in the performance of his duties amounting to negligence or willful misconduct;

(D)          Such Towers Perrin Continuing Employee’s breach of a written policy of Holding Company or any Subsidiary at which he or she was employed at the time of such breach; or

(E)           Such Towers Perrin Continuing Employee’s failure to perform his or her job functions satisfactorily.

(h)                                 A restrictive legend shall be placed on the Notes and any certificates representing Restricted Holding Company Stock or Restricted Class A Holding Company Stock delivered hereunder indicating that such Notes and shares of Restricted Holding Company Stock and Restricted Class A Holding Company Stock are subject to restrictions on Transfer.  In addition, a notation shall be made in the appropriate records of Holding Company indicating that such Notes and shares of Restricted Holding Company Stock and Restricted Class A Holding Company Stock are subject to restrictions on Transfer and appropriate stop transfer restrictions will be issued to Holding Company’s transfer agent and the registrar for the Notes.  No Transfer of shares of Restricted Holding Company Stock, shares of Restricted Class A Holding Company Stock or Notes in violation of this Section 2.8 shall be made or recorded on the books of Holding Company, and any such Transfer shall be void and of no effect.

Section 2.9             Further Assurances.  If at any time after the Effective Time, Surviving Towers Perrin or (as applicable) Surviving Watson Wyatt shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in such Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of (i) in the case of Surviving Towers Perrin, either of Towers Perrin or Pennsylvania Merger Sub and (ii) in the case of Surviving Watson Wyatt, either of Watson Wyatt or Delaware Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, such Surviving Corporation and its proper officers and directors or their designees shall be authorized to (i) in the case of Surviving Towers Perrin, execute and deliver, in the name and on behalf of either of Towers Perrin or Pennsylvania Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Towers Perrin or Pennsylvania Merger Sub and (ii) in the case of Surviving Watson Wyatt, execute and deliver, in the name and on behalf of either of Watson Wyatt or Delaware Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Watson Wyatt or Delaware Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm such Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such entity, and otherwise to carry out the purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TOWERS PERRIN

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Towers Perrin to Watson Wyatt prior to the execution of this Agreement (the “Towers Perrin Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Towers Perrin Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Towers Perrin represents and warrants to Watson Wyatt as follows:

Section 3.1         Organization, Standing and Power.

(a)           Each of Towers Perrin and its Significant Subsidiaries (as defined below) (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Towers Perrin Material Adverse Effect.  For purposes of this Agreement, “Towers Perrin Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Towers Perrin and its Subsidiaries (as defined below), taken as a whole or (B) prevents the performance by Towers Perrin of its obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, that a Towers Perrin Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts reflecting or resulting from (1) any event, change, circumstance, occurrence, effect or state of facts generally affecting the human capital, risk and financial services, reinsurance or insurance consulting services industries, (2) any event, change, circumstance, occurrence, effect or state of facts generally affecting the economy or the financial, securities or credit markets, interest rates or political or regulatory conditions, in the United States or any other jurisdiction in which Towers Perrin and its Subsidiaries have substantial business operations, (3) any outbreak or escalation of hostilities or acts of war or terrorism, (4) changes in Law or GAAP, (5) any change attributable to the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including any litigation resulting therefrom, and (6) any failure by Towers Perrin to meet internal projections, forecasts or revenue or earnings predictions, in and of itself; provided, that, with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to Towers Perrin and its Subsidiaries, taken as a whole, relative to the adverse impact on Watson Wyatt and its Subsidiaries, taken as a whole.

(b)           Towers Perrin has previously made available to Watson Wyatt true and complete copies of Towers Perrin’s articles of incorporation (the “Towers Perrin Charter”) and bylaws (the “Towers Perrin Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Significant Subsidiaries, in each case as amended through the date of this Agreement, and each as so delivered is in full force and effect.  Towers Perrin is not in violation of any provision of the Towers Perrin Charter or the Towers Perrin Bylaws.  Towers Perrin has made available to Watson Wyatt true and complete copies of the formal minutes of all meetings of Towers Perrin’s shareholders, the Towers Perrin Board and each committee of the Towers Perrin Board  held since January 1, 2006 (in each case, to the extent such formal minutes exist).

Section 3.2             Capital Stock.

(a)           The authorized capital stock of Towers Perrin consists of 350,000 shares of Towers Perrin Common Stock and no shares of preferred stock.  As of the close of business on June 25, 2009, (i) 70,319.76 shares of Towers Perrin Common Stock (excluding treasury shares) were issued and outstanding, (ii) 23,795.11 shares of Towers Perrin Common Stock were held by Towers Perrin in its treasury and (iii) no shares of Towers Perrin Common Stock were reserved for issuance pursuant to outstanding warrants to purchase Towers Perrin Shares (“Towers Perrin Warrants”).

(b)                                 All the outstanding shares of capital stock of Towers Perrin are, and all shares reserved for issuance as noted in clause (iii) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  No shares of capital stock of Towers Perrin are owned by any Subsidiary of Towers Perrin.  All the outstanding shares of capital stock or other voting securities or equity interests of each Significant Subsidiary of Towers Perrin have been duly authorized and validly issued, and are fully paid, nonassessable and not subject to any preemptive rights.  All of the shares of capital stock or other voting securities or equity interests of each such Significant Subsidiary are owned, directly or indirectly, by Towers Perrin, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).  Neither Towers Perrin nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Towers Perrin or such Subsidiary on any matter.  Except as set forth above in Section 3.2(a), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of Towers Perrin, (ii) securities of Towers Perrin or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Towers Perrin or other voting securities or equity interests of Towers Perrin or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Towers Perrin or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Towers Perrin or any of its Subsidiaries, or obligations of Towers Perrin or any of its Subsidiaries to issue, any shares of capital stock of Towers Perrin or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Towers Perrin or any of its Subsidiaries or rights or interests described in clause (iii) or (v) obligations of Towers Perrin or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(c)                                  Except for the Towers Perrin Voting Agreement and Article VI of the Towers Perrin Bylaws, there are no shareholder agreements, voting trusts or other agreements or understandings to which Towers Perrin or any of its Subsidiaries is a party or on file with Towers Perrin with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Towers Perrin or any of its Subsidiaries.

(d)                                 Section 3.2(d) of the Towers Perrin Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding shares of Towers Perrin Common Stock, and the number of shares held by each holder.  Towers Perrin has made available to Watson Wyatt true and complete copies of the forms of all outstanding Towers Perrin Warrants, and each Towers Perrin Warrant conforms in all material respects to one of such forms.  Other than the Towers Perrin Warrants, there are no other outstanding rights to purchase or receive shares of capital stock from Towers Perrin.  All Towers Perrin Warrants shall, by their terms, terminate automatically no later than the Effective Time, without any further action by the holders thereof or any other Person.

(e)                                  As of the Effective Time, there will not be any outstanding (i) securities of Towers Perrin or any of its Subsidiaries that are convertible into or exchangeable or exercisable for shares of capital stock of Towers Perrin or other voting securities or equity interests of Towers Perrin or any of its Subsidiaries or (ii) any other equity equivalent or equity-based award or right with respect to Towers Perrin or any of its Subsidiaries.

Section 3.3         Subsidiaries.

(a)                                  Section 3.3 of the Towers Perrin Disclosure Letter sets forth a true and complete list of each Subsidiary of Towers Perrin, including its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Towers Perrin, directly or indirectly, has a material equity interest (collectively, the “Towers Perrin Minority Interest Businesses”).  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and its interests in the Towers Perrin Minority Interest Businesses, Towers Perrin does not own, directly or indirectly, any material equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, or make any material loan, capital contribution, guarantee, or credit enhancement to, or other material investment in, any Person.

(b)                                 Except for Towers Perrin’s Significant Subsidiaries, none of Towers Perrin’s Subsidiaries, other than non-operating Subsidiaries, individually:

(i)            has assets or liabilities (contingent or direct) in excess of $40,000,000 as of December 31, 2008; or

(ii)           had consolidated revenues in excess of $30,000,000 for the year ended December 31, 2008.

Section 3.4         Authority.

(a)                                  Towers Perrin has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Towers Perrin and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Towers Perrin and no other corporate proceedings on the part of Towers Perrin are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Towers Perrin Merger, to the adoption and approval of this Agreement by, and the approval of the amendment of Article VI of the Towers Perrin Bylaws by, the holders of at least two-thirds of the issued and outstanding shares of Towers Perrin Common Stock issued and outstanding as of the record date for such vote (the “Towers Perrin Shareholder Approval”), and the filing of the Towers Perrin Articles of Merger with the Pennsylvania Department of State as required by the PBCL.  This Agreement has been duly executed and delivered by Towers Perrin and, assuming the due authorization, execution and delivery by Watson Wyatt, Holding Company and the Merger Subsidiaries, constitutes a valid and binding obligation of Towers Perrin, enforceable against Towers Perrin in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (the “Bankruptcy and Equity Exception”). Neither Towers Perrin nor any of its shareholders are “interested stockholders” of Watson Wyatt, as defined in Section 203 of the DGCL.

(b)           The Towers Perrin Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Towers Perrin Merger and the other transactions contemplated hereby are fair to and in the best interests of Towers Perrin, its shareholders and other constituencies, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Towers Perrin Merger, (iii) directing that this Agreement be submitted to the shareholders of Towers Perrin for adoption and approval and (iv) resolving to recommend that Towers Perrin’s shareholders vote in favor of the adoption and approval of this Agreement, and the amendment of Article VI of the Towers Perrin Bylaws in connection therewith, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as may be permitted by Section 5.2.

(c)           The Towers Perrin Shareholder Approval is the only vote of the holders of any class or series of Towers Perrin’s capital stock or other securities required in connection with the consummation of the Towers Perrin Merger.  No other vote of the holders of any class or series of Towers Perrin’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Towers Perrin.

Section 3.5         No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by Towers Perrin, and the consummation by Towers Perrin of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Towers Perrin Charter or (assuming the Towers Perrin Shareholder Approval is obtained) the Towers Perrin Bylaws or the equivalent organizational documents of any of Towers Perrin’s Significant Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Towers Perrin or any of its Significant Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any bond, debenture, note, mortgage, indenture, guarantee, license, lease, or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which Towers Perrin or any of its Significant Subsidiaries is a party or by which Towers Perrin or any of its Significant Subsidiaries or any of their respective properties are bound (other than Contracts pursuant to which Towers Perrin and/or any of its Subsidiaries provides services or products to any client), except in the case of clauses (ii) and (iii) above for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by Towers Perrin, and the consummation by Towers Perrin of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust, competition or other similar Laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (ii) the filing with the Pennsylvania Department of State of the Towers Perrin Articles of Merger as required by the PBCL, (iii) the filing with the SEC of the Registration Statement and the Joint Proxy Statement/Prospectus (as defined below) and such other reports under the Securities Act (as defined below) and the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and obtaining from the SEC such orders as may be required in connection therewith, (iv) such filings as are required under U.S. state securities or “blue sky” Laws or securities Laws of jurisdictions other than the United States, (v) the filing with the Delaware Secretary of State of the Amended Holding Company Charter and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.

Section 3.6         Financial Statements.

(a)           True and complete copies of the audited consolidated balance sheet and the audited consolidated statements of operations, cash flows, and shareholders’ investment and comprehensive income/loss of Towers Perrin and its Subsidiaries as at for the fiscal years ending December 31, 2004 through 2008, together with all related notes and schedules thereto, accompanied by the reports thereon of Towers Perrin’s independent auditors (collectively referred to as the “Towers Perrin Financial Statements”) are attached hereto as Section 3.6(a)(i) of the Towers Perrin Disclosure Letter.  The Towers Perrin Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of Towers Perrin and its Subsidiaries; (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Towers Perrin and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.  The unaudited condensed consolidated balance sheet and income statement for Towers Perrin and its Subsidiaries as at and for the three months ended March 31, 2009 included in the 2009 Q1 Final Financial Summary (and attached hereto as Schedule 3.6(a)(ii) of the Towers Perrin Disclosure Letter) have been prepared in all material respects in accordance with GAAP applied on a consistent basis and present fairly in all material respects the financial position and results of operations of Towers Perrin and its Subsidiaries as at the date thereof and for the period indicated therein.

(b)           Except as and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of Towers Perrin and its Subsidiaries as at December 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Towers Perrin Balance Sheet”), neither Towers Perrin nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due and whether or not required by GAAP to be recorded or reflected in a consolidated balance sheet of Towers Perrin and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations (i) arising out of or in connection with this Agreement and the transactions contemplated hereby or (ii) that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Towers Perrin Material Adverse Effect.

(c)           The books of account and financial records of Towers Perrin and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(d)           To the knowledge of Towers Perrin and based solely on the annual audit performed by Towers Perrin’s outside auditors (including the audit performed for the year ended December 31, 2008) there are no significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of Towers Perrin or any of its Subsidiaries which are reasonably likely to adversely affect in any material respect Towers Perrin’s ability to record, process, summarize, and report financial information.  The officers of Towers Perrin have identified for Towers Perrin’s auditors and the Towers Perrin Board any fraud, whether or not material, which is known to the Chief Executive Officer, Chief Financial Officer or the General Counsel of Towers Perrin and involves management or other employees who have a significant role in Towers Perrin’s internal controls over financial reporting.

(e)           Towers Perrin has provided to Watson Wyatt a true and complete copy of the letter from the SEC, dated May 14, 1986, granting Towers Perrin’s application for an exemption from the registration provisions of Section 12(g) of the Exchange Act, and such exemption has not, to the knowledge of Towers Perrin, been revoked.

Section 3.7         Properties.  Towers Perrin or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of Towers Perrin’s material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Towers Perrin or such Subsidiary consistent with past practice and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Towers Perrin and its Subsidiaries as currently conducted (“Permitted Liens”).  This Section 3.7 does not relate to Towers Perrin Intellectual Property, which is the subject of Section 3.18.

Section 3.8         Certain Information.  None of the information supplied or to be supplied by Towers Perrin for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (a) the Registration Statement on Form S-4 (the “Registration Statement”) that will be prepared and filed with the SEC by Holding Company in connection with the registration under the Securities Act of the offering and issuance of the Notes and the shares of Restricted Holding Company Stock and Class A Holding Company Stock issuable in the Mergers, or any amendment or supplement thereto will, at the time the Registration Statement or any amendment or supplement thereto is filed and when the same becomes effective, at the time of the meeting of Towers Perrin’s shareholders to consider this Agreement and the Towers Perrin Merger (the “Towers Perrin Shareholder Meeting”) or the meeting of Watson Wyatt’s stockholders to consider this Agreement and the Watson Wyatt Merger (the “Watson Wyatt Stockholder Meeting”) or at the Closing or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) (i) the joint proxy statement/prospectus to be sent to the shareholders of Towers Perrin in connection with the Towers Perrin Shareholder Meeting and the stockholders of Watson Wyatt in connection with the Watson Wyatt Stockholder Meeting (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the “Joint Proxy Statement/Prospectus”) forming part of the Registration Statement or (ii) the Class S Election Offer (if any) will, at the time of mailing to stockholders of Watson Wyatt and/or Towers Perrin (as applicable), at the Class R Election Deadline, at the Class S Election Deadline (if applicable), and at the time of the Towers Perrin Shareholder Meeting or the Watson Wyatt Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Towers Perrin makes no representation or warranty with respect to any information supplied by Watson Wyatt, Delaware Merger Sub, Pennsylvania Merger Sub or Holding Company which is contained in any of the foregoing documents.

Section 3.9         Absence of Certain Changes or Events.  Since December 31, 2008 (a) Towers Perrin and its Significant Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Towers Perrin Material Adverse Effect; and (c) none of Towers Perrin or any of its Significant Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a).

Section 3.10       Litigation.  There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of Towers Perrin, threatened in writing against Towers Perrin or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Towers Perrin or any of its Subsidiaries (in such individual’s capacity as such)

that (a) was commenced by a Governmental Entity, (b) seeks material injunctive or other non-monetary relief or (c) if determined adversely to Towers Perrin or any of its Subsidiaries would reasonably be expected to have a Towers Perrin Material Adverse Effect; provided, that solely for purposes of this Section 3.10, “Action” shall not include any individual employment claim in which the total damages asserted against Towers Perrin and its Subsidiaries do not exceed $500,000.  Neither Towers Perrin nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.  To the knowledge of Towers Perrin, there is no Action pending or threatened against Towers Perrin or any of its Subsidiaries that seeks to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 3.11       Compliance with Laws.  Towers Perrin and each of its Significant Subsidiaries are, and since June 30, 2007 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Towers Perrin Material Adverse Effect.  None of Towers Perrin or any of its Significant Subsidiaries has received, since December 31, 2008, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.  Towers Perrin and each of its Significant Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Towers Perrin Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except for any Towers Perrin Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.  All Towers Perrin Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.

Section 3.12       Benefit Plans.

(a)           Section 3.12(a) of the Towers Perrin Disclosure Letter sets forth a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other material arrangements, in each case whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, under which any employee or former employee of Towers Perrin or its Subsidiaries has any present or future right to material benefits or Towers Perrin or its Subsidiaries has had or has any present or future material liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Towers Perrin Plans.”  With respect to each Towers Perrin Plan, Towers Perrin has furnished or made available to Watson Wyatt a current, accurate and complete copy thereof or a summary thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue

Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications by Towers Perrin or its Subsidiaries to their employees concerning the extent of the benefits provided under a Towers Perrin Plan and (iv) for the two most recent years, if applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)           (i) Each Towers Perrin Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code, (ii) each of Towers Perrin and its Subsidiaries has performed all material obligations required to be performed by it under any Towers Perrin Plan and, to the knowledge of Towers Perrin, is not in any material respect in default under or in violation of any Towers Perrin Plan and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the knowledge of Towers Perrin, threatened in writing with respect to any Towers Perrin Plan by any current or former employee, officer or director of Towers Perrin or any of its Subsidiaries that would reasonably be expected to have a Towers Perrin Material Adverse Effect.

(c)           Each Towers Perrin Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Towers Perrin, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Towers Perrin Plan or the exempt status of any such trust.

(d)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Towers Perrin or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Towers Perrin under Section 4001 of ERISA or Section 414 of the Code (a “Towers Perrin ERISA Affiliate”). Towers Perrin and its Subsidiaries have no liability (contingent or direct) with respect to any multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA has been required to be filed for any Towers Perrin Plan or by any Towers Perrin ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation (the “PBGC”) under Section 302 of ERISA or Section 412 or Section 430 of the Code.

(e)           All contributions required to be made under each Towers Perrin Plan, as of the date hereof, have been timely made and all obligations in respect of each Towers Perrin Plan have been properly accrued and reflected in the Towers Perrin Financial Statements. Neither any Towers Perrin Plan nor any single-employer plan of a Towers Perrin ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither any Towers Perrin Plan nor any single-employer plan of a Towers Perrin ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that any Towers Perrin Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA).

(f)            With respect to Towers Perrin Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Towers Perrin Plans”), except as would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Towers Perrin Plan have been so reserved in accordance with GAAP and (ii) each Non-US Towers Perrin Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(g)           Any arrangement of Towers Perrin or any of its Subsidiaries that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of Towers Perrin or any of its Subsidiaries that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.  Neither Towers Perrin nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.

(h)           Neither the execution of this Agreement, approval of this Agreement nor the consummation of the transactions contemplated hereby will, pursuant to the terms of any Towers Perrin Plan, (i) entitle any employees of Towers Perrin to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Towers Perrin Plans, or (iii) limit or restrict the right of Towers Perrin or, after the consummation of the Mergers or any other transactions contemplated hereby, Holding Company, to merge, amend or terminate any of the Towers Perrin Plans.

(i)            Neither Towers Perrin nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.13       Labor Matters. There are no collective bargaining agreements or other labor union contracts applicable to any employees of Towers Perrin or any of its Subsidiaries. To the knowledge of Towers Perrin, except as would not be material to Towers Perrin’s business and except for the Potential Class R Participants who make a Valid Class R Election, no current employee or officer of Towers Perrin or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated by this Agreement.  Since June 30, 2007, except as would not be expected to have, individually or in the aggregate, a Towers Perrin Material Adverse Effect, Towers Perrin and its Subsidiaries have complied with all laws respecting employment of labor.

Section 3.14       Environmental Matters.

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect, Towers Perrin and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Towers Perrin Environmental Permits.  There are no material claims pursuant to any Environmental Law pending or, to Towers Perrin’s knowledge, threatened against Towers Perrin or its Subsidiaries.

(b)                                 For purposes of this Agreement:

(i)            “Environmental Laws” means any Laws of any Governmental Entity relating to (a) the protection, investigation or restoration of the environment, or natural resources, or exposure to any harmful or hazardous material, including petroleum and petroleum-based products, formaldehyde, PCBs and asbestos, (b) the handling, use, presence, disposal, release or threatened release of any chemical substance or wastewater or (c) noise, odor, wetlands, pollution or contamination, or any injury or threat of injury to persons or property as a result thereof.

(ii)           “Towers Perrin Environmental Permits” means all Towers Perrin Permits under any Environmental Law.

Section 3.15       Taxes.

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect:  (i) Towers Perrin and its Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement and have paid all Taxes shown as due on such Tax Returns; (ii) there are no Tax liens on the assets of Towers Perrin or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable), (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Towers Perrin or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or is being contested in good faith; (iv) the Towers Perrin Financial Statements reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by Towers Perrin and its Subsidiaries accrued as of December 31, 2008; and (v) none of Towers Perrin or its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement.

(b)                                 Neither Towers Perrin nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(c)                                  Neither Towers Perrin nor any of its Affiliates has taken or agreed to take any action nor is Towers Perrin aware of any agreement, plan, or other circumstance that would prevent the Mergers from qualifying as an exchange within the meaning of Section 351 of the Code.  Neither Towers Perrin nor any of its Affiliates has taken or agreed to take any action nor is Towers Perrin aware of any agreement, plan, or other circumstance that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code other than as a result of the failure to satisfy the Control Test.

(d)                                 As used in this Agreement, (i) “Taxes” shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an Affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

Section 3.16       Contracts.

(a)                                  Section 3.16 of the Towers Perrin Disclosure Letter lists each of the following types of Contracts to which Towers Perrin or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)            any Contract that would, as of the date of this Agreement, constitute a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or require disclosure by Towers Perrin on a Current Report on Form 8-K if Towers Perrin were subject to Section 13 of the Exchange Act;

(ii)           any Contract that limits in any material respect the ability of Towers Perrin or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit in any material respect the ability of Holding Company or any of its Subsidiaries, including Surviving Towers Perrin and Surviving Watson Wyatt) to compete in any line of business or with any Person or in any geographic area;

(iii)          any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement involving a potential commitment or payment by Towers Perrin or any of its Subsidiaries in excess of $2,000,000 annually;

(iv)          any Contract relating to Indebtedness and having an outstanding principal amount in excess of $2,000,000;

(v)           any Contract, other than Contracts for the lease of real property by Towers Perrin or its Subsidiaries (each, a “Towers Perrin Real Property Lease”) and Contracts pursuant to which Towers Perrin and/or any of its Subsidiaries provides services or products to any client, that by its terms calls for aggregate payment or receipt by Towers Perrin and its

Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract;

(vi)          any U.S. Master Services Agreements (or similar master agreements) pursuant to which Towers Perrin and/or any of its Subsidiaries provides services or products to any client and under which Towers Perrin and its Subsidiaries recognized more than $8,000,000 in revenues during its most recently completed fiscal year;

(vii)         any Towers Perrin Real Property Lease that by its terms calls for aggregate annual rent payments of more than $1,000,000 by Towers Perrin and its Subsidiaries;

(viii)        any Contract that is a license agreement that is material to the business of Towers Perrin and its Subsidiaries, taken as a whole, pursuant to which Towers Perrin or any of its Subsidiaries is a party and licenses in or licenses out Towers Perrin Intellectual Property (as defined below), other than license agreements for software that is generally commercially available;

(ix)           any Contract that provides for any standstill or similar obligations to which Towers Perrin or any of its Subsidiaries is subject;

(x)            any Contract not entered into in the ordinary course of business between Towers Perrin or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Towers Perrin; and

(xi)           any Contract (other than Contracts pursuant to which Towers Perrin and/or any of its Subsidiaries provides services or products to any client) that is material to the business of Towers Perrin and its Subsidiaries, taken as a whole, that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement and which consent or other provision, if not obtained, would result in a Towers Perrin Material Adverse Effect.

Each contract of the type described in clauses (i) through (xi) is referred to herein as a “Towers Perrin Material Contract.”

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Towers Perrin Material Adverse Effect, each Towers Perrin Material Contract (i) is valid and binding on Towers Perrin or the applicable Subsidiary, as the case may be, and, to the knowledge of Towers Perrin and subject to the Bankruptcy and Equity Exception, the counterparties thereto, and is in full force and effect and (ii) other than Contracts pursuant to which Towers Perrin and/or any of its Subsidiaries provides services or products to any client, upon consummation of the transactions contemplated by this Agreement shall, to the knowledge of Towers Perrin, continue in full force and effect without penalty or other adverse consequence pursuant to the terms of such Towers Perrin Material Contract.  None of Towers Perrin nor any of its Subsidiaries is in breach of, or default under, any Towers Perrin Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Towers Perrin Material Adverse Effect.  Towers Perrin has

made available to Watson Wyatt true and complete copies of all Towers Perrin Material Contracts, including any amendments thereto.

Section 3.17       Insurance.  Section 3.17 of the Towers Perrin Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material errors & omissions insurance, directors & officers liability insurance, comprehensive general liability insurance and fiduciary insurance policies issued in favor of Towers Perrin or any of its Significant Subsidiaries, or pursuant to which Towers Perrin or any of its Significant Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force.  All such material insurance policies of Towers Perrin and its Significant Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Towers Perrin reasonably has determined to be prudent in accordance with industry practices or as is required by law.  Neither Towers Perrin nor any of its Significant Subsidiaries is in material breach or default, and neither Towers Perrin nor any of its Significant Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.  Since January 1, 2008, no notice of cancellation or termination has been received with respect to any such material insurance policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 3.18       Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Towers Perrin Material Adverse Effect, either Towers Perrin or a Subsidiary of Towers Perrin owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Towers Perrin Intellectual Property”).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Towers Perrin Material Adverse Effect, (a) there are no pending or, to the knowledge of Towers Perrin, threatened claims by any Person alleging infringement, misappropriation or dilution by Towers Perrin or any of its Significant Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of Towers Perrin, the conduct of the businesses of Towers Perrin and its Significant Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) to the knowledge of Towers Perrin, no Person is infringing, misappropriating or diluting any Towers Perrin Intellectual Property; and (d) Towers Perrin and its Significant Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

Section 3.19       State Takeover Statutes.  No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “affiliated transaction” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to the Towers Perrin Merger.

Section 3.20       Brokers.  No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Towers Perrin or any of its Affiliates.  The fees and expenses of Goldman, Sachs & Co. will be paid by Holding Company upon or following the Effective Time, unless this Agreement is terminated in which event they will be paid by Towers Perrin.

Section 3.21       Opinion of Financial Advisor.  Towers Perrin has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, the Towers Perrin Merger Consideration is fair, from a financial point of view, to each holder of Towers Perrin Shares, a signed true and complete copy of which opinion has been or will promptly be provided to Watson Wyatt.

Section 3.22       No Additional Representations.  Except for the representations and warranties made by Towers Perrin in this Article III, neither Towers Perrin nor any other Person makes any express or implied representation or warranty with respect to Towers Perrin or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Towers Perrin hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Towers Perrin nor any other Person makes or has made any representation or warranty to Watson Wyatt, Holding Company, the Merger Subsidiaries or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Towers Perrin, any of its Subsidiaries or their respective businesses, or (b) except for the representations and warranties made by Towers Perrin in this Article III, any oral or written information presented to Watson Wyatt, Holding Company, the Merger Subsidiaries or any of their Affiliates or Representatives in the course of their due diligence investigation of Towers Perrin, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
WATSON WYATT

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Watson Wyatt to Towers Perrin prior to the execution of this Agreement (the “Watson Wyatt Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Watson Wyatt Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Watson Wyatt represents and warrants to Towers Perrin as follows:

Section 4.1         Organization, Standing and Power.

(a)           Each of Watson Wyatt and its Significant Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Watson Wyatt Material Adverse Effect.  For purposes of this Agreement, “Watson Wyatt Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Watson Wyatt and its Subsidiaries, taken as a whole or (B) prevents the performance by Watson Wyatt of its obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, that a Watson Wyatt Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts reflecting or resulting from (1) any event, change, circumstance, occurrence, effect or state of facts generally affecting the human capital, risk and financial services, reinsurance or insurance consulting services industries, (2) any event, change, circumstance, occurrence, effect or state of facts generally affecting the economy or the financial, securities or credit markets, interest rates or political or regulatory conditions, in the United States or any other jurisdiction in which Watson Wyatt and its Subsidiaries have substantial business operations, (3) any outbreak or escalation of hostilities or acts of war or terrorism, (4) changes in Law or GAAP, (5) any change attributable to the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including any litigation resulting therefrom, (6) any change in the price or trading volume of Watson Wyatt Common Stock, in and of itself, and (7) any failure by Watson Wyatt to meet published or internal projections, forecasts or revenue or earnings predictions, in and of itself; provided, that, with respect to clauses (1), (2), (3) and (4) the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to Watson Wyatt and its Subsidiaries, taken as a whole, relative to the adverse impact on Towers Perrin and its Subsidiaries, taken as a whole.

(b)           Watson Wyatt has previously made available to Towers Perrin true and complete copies of Watson Wyatt’s Amended and Restated Certificate of Incorporation (the “Watson Wyatt Charter”) and Amended and Restated Bylaws (the “Watson Wyatt Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Significant Subsidiaries, in each case as amended through the date of this Agreement, and each as so delivered is in full force and effect.  Watson Wyatt is not in violation of any provision of the Watson Wyatt Charter or the Watson Wyatt Bylaws.  Watson Wyatt has made available to Towers Perrin true and complete copies of the formal minutes of all meetings of Watson Wyatt’s stockholders, the Watson Wyatt Board and each committee of the Watson Wyatt Board  held since January 1, 2006 (in each case, to the extent such formal minutes exist).

Section 4.2         Capital Stock.

(a)           The authorized capital stock of Watson Wyatt consists of 99,000,000 shares of Watson Wyatt Common Stock and 1,000,000 shares of preferred stock, no par value (“Watson Wyatt Preferred Stock”).  As of the close of business on June 26, 2009, (i) 42,657,431 shares of Watson Wyatt Common Stock (excluding treasury shares) were issued and outstanding, (ii) 1,156,020 shares of Watson Wyatt Common Stock were held by Watson Wyatt in its treasury, (iii) no shares of Watson Wyatt Preferred Stock were issued and outstanding and

(iv) 3,906,772 shares of Watson Wyatt Common Stock were reserved for issuance pursuant to employee or director stock option, stock purchase, deferred stock unit or equity compensation plans, arrangements or agreements of Watson Wyatt (“Watson Wyatt Equity Plans”) (of which 657,087 shares were subject to outstanding awards).

(b)           All the outstanding shares of capital stock of Watson Wyatt are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  No shares of capital stock of Watson Wyatt are owned by any Subsidiary of Watson Wyatt.  All the outstanding shares of capital stock or other voting securities or equity interests of each Significant Subsidiary of Watson Wyatt have been duly authorized and validly issued, and are fully paid, nonassessable and not subject to any preemptive rights.  All of the shares of capital stock or other voting securities or equity interests of each such Significant Subsidiary are owned, directly or indirectly, by Watson Wyatt, free and clear of all Liens.  Neither Watson Wyatt nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Watson Wyatt or such Subsidiary on any matter.  Except as set forth above in Section 4.2(a), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of Watson Wyatt, (ii) securities of Watson Wyatt or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Watson Wyatt or other voting securities or equity interests of Watson Wyatt or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Watson Wyatt or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Watson Wyatt or any of its Subsidiaries, or obligations of Watson Wyatt or any of its Subsidiaries to issue, any shares of capital stock of Watson Wyatt or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Watson Wyatt or any of its Subsidiaries or rights or interests described in clause (iii) or (v) obligations of Watson Wyatt or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(c)           Except for the Watson Wyatt Voting Agreement and as set forth under the Watson Wyatt Equity Plans, there are no stockholder agreements, voting trusts or other agreements or understandings to which Watson Wyatt or any of its Subsidiaries is a party or on file with Watson Wyatt with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Watson Wyatt or any of its Subsidiaries.

(d)           Watson Wyatt has made available to Towers Perrin true and complete copies of all Watson Wyatt Equity Plans and the forms of all agreements evidencing outstanding awards under Watson Wyatt Equity Plans.

(e)           As of the Effective Time, there will not be any outstanding (i) securities of Watson Wyatt or any of its Subsidiaries that are convertible into or exchangeable or exercisable for shares of capital stock of Watson Wyatt or other voting securities or equity interests of Watson Wyatt or any of its Subsidiaries or (ii) any other equity equivalent or equity-based award or right with respect to Watson Wyatt or any of its Subsidiaries.

Section 4.3         Subsidiaries.

(a)           Section 4.3 of the Watson Wyatt Disclosure Letter sets forth a true and complete list of each Subsidiary of Watson Wyatt, including its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Watson Wyatt, directly or indirectly, has a material equity interest (collectively, the “Watson Wyatt Minority Interest Businesses”).  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and its interests in the Watson Wyatt Minority Interest Businesses, Watson Wyatt does not own, directly or indirectly, any material equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, or make any material loan, capital contribution, guarantee or credit enhancement to, or other material investment in, any Person.

(b)           Except for Watson Wyatt’s Significant Subsidiaries, none of Watson Wyatt’s Subsidiaries, other than non-operating Subsidiaries, individually::

(i)            has assets or liabilities (contingent or direct) in excess of $40,000,000 as of December 31, 2008; or

(ii)           had consolidated revenues in excess of $30,000,000 for the fiscal year ended June 30, 2008.

Section 4.4         Authority.

(a)           Watson Wyatt has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Watson Wyatt and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Watson Wyatt and no other corporate proceedings on the part of Watson Wyatt are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Watson Wyatt Merger, to the adoption and approval of this Agreement by holders of a majority of the combined voting power of the shares of Watson Wyatt Common Stock outstanding and entitled to vote at a duly called meeting of holders of Watson Wyatt Common Stock at which a quorum is present (the “Watson Wyatt Stockholder Approval”), and the filing of the Watson Wyatt Certificate of Merger with the Delaware Secretary of State as required by the DGCL.  This Agreement has been duly executed and delivered by Watson Wyatt and, assuming the due authorization, execution and delivery by Towers Perrin, Holding Company and the Merger Subsidiaries, constitutes a valid and binding obligation of Watson Wyatt, enforceable against Watson Wyatt in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

(b)           The Watson Wyatt Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Watson Wyatt Merger and the other transactions contemplated hereby are fair to and in the best interests of Watson Wyatt’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Watson Wyatt Merger, (iii) directing that this Agreement be submitted to the stockholders of Watson Wyatt for adoption and approval and (iv) resolving to recommend that Watson Wyatt’s stockholders vote in favor of the adoption and approval of this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as may be permitted by Section 5.2.

(c)           Assuming that neither Towers Perrin nor any of its “affiliates” or “associates” is an “interested stockholder” (each term, as defined in Section 203 of the DGCL):  (i) the Watson Wyatt Stockholder Approval is the only vote of the holders of any class or series of Watson Wyatt’s capital stock or other securities required in connection with the consummation of the Watson Wyatt Merger; and (ii) no other vote of the holders of any class or series of Watson Wyatt’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Watson Wyatt.

Section 4.5         No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by Watson Wyatt, and the consummation by Watson Wyatt of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation, bylaws or the equivalent organizational documents of Watson Wyatt or any of Watson Wyatt’s Significant Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Watson Wyatt or any of Watson Wyatt’s Significant Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Watson Wyatt or any of Watson Wyatt’s Significant Subsidiaries is a party or by which Watson Wyatt or any of Watson Wyatt’s Significant Subsidiaries or any of their respective properties are bound (other than Contracts pursuant to which Watson Wyatt and/or any of its Subsidiaries provides services or products to any client), except in the case of clauses (ii) and (iii) above for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by Watson Wyatt, and the consummation by Watson Wyatt of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as are required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” Laws or securities Laws of jurisdictions other than the United States, (ii) the filings required under the HSR Act and any filings required under the applicable requirements of Foreign Antitrust Laws, (iii) such filings as are necessary to comply with the applicable requirements of the NYSE and The NASDAQ Stock Market (“NASDAQ”), (iv) the filing with the SEC of the Registration Statement and the Joint Proxy Statement/Prospectus and such other reports under the Securities Act and the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and obtaining from the SEC such orders as may be required in connection therewith, (v)  the filing with the Delaware Secretary of State of the Watson Wyatt Certificate of Merger, (vi) the filing with the Delaware Secretary of State of the Amended Holding Company Charter and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect.

Section 4.6         SEC Reports; Financial Statements.

(a)           Watson Wyatt has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2007 (all such forms, reports, statements, certificates and other documents filed since December 31, 2007 and prior to the date hereof, together with all filings after the date hereof and prior to the Effective Time or earlier termination of this Agreement, collectively, the “Watson Wyatt SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Watson Wyatt SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed.  Except to the extent that information in any Watson Wyatt SEC Document has been revised or superseded by a subsequently filed Watson Wyatt SEC Document, none of the Watson Wyatt SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Watson Wyatt has made available to Towers Perrin true and complete copies of all non-public correspondence received from the SEC with respect to all forms, reports and other documents filed by Watson Wyatt with the SEC since December 31, 2007, and all non-public correspondence and filings with the SEC in response thereto.  To the knowledge of Watson Wyatt, it has responded to (as applicable), and is not aware of any outstanding issues remaining with respect to, all comments received from the SEC with respect to all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by Watson Wyatt with the SEC since December 31, 2007.

(b)           The audited consolidated financial statements of Watson Wyatt (including any related notes thereto) included in Watson Wyatt’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC (collectively referred to as the “Watson Wyatt Financial Statements”) and the unaudited consolidated financial statements of Watson Wyatt (including any related notes thereto) included in Watson Wyatt’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed with the SEC (collectively referred to as the

“Watson Wyatt Interim Financial Statements”) (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of Watson Wyatt and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position, results of operations and cash flows of Watson Wyatt and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material).

(c)           Except as and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of Watson Wyatt and its Subsidiaries as at June 30, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Watson Wyatt Balance Sheet”), neither Watson Wyatt nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due and whether or not required by GAAP to be recorded or reflected in a consolidated balance sheet of Watson Wyatt and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations (i) arising out of or in connection with this Agreement and the transactions contemplated hereby or (ii) that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Watson Wyatt Material Adverse Effect.

(d)           The books of account and financial records of Watson Wyatt and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(e)           Watson Wyatt has disclosed, based on its most recent evaluation prior to the date hereof, to Watson Wyatt’s auditors and the audit committee of the Watson Wyatt Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Watson Wyatt’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have significant roles in Watson Wyatt’s internal controls over financial reporting.

Section 4.7         Properties.  Watson Wyatt or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of Watson Wyatt’s material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Watson Wyatt or such Subsidiary consistent with past practice and (c) Permitted Liens.  This Section 4.7 does not relate to Watson Wyatt Intellectual Property, which is the subject of Section 4.18.

Section 4.8         Certain Information.  None of the information supplied or to be supplied by Watson Wyatt for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (a) the Registration Statement, or any amendment or supplement thereto will, at the time the Registration Statement or any amendment or supplement thereto is filed and when the same becomes effective, at the time of the Towers Perrin Shareholder Meeting or the Watson Wyatt Stockholder Meeting or at the Closing or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) (i) the Joint Proxy Statement/Prospectus or (ii) the Class S Election Offer (if any) will, at the time of mailing to stockholders of Watson Wyatt and/or Towers Perrin (as applicable), at the Class R Election Deadline, at the Class S Election Deadline (if applicable), and at the time of the Towers Perrin Shareholder Meeting or the Watson Wyatt Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Watson Wyatt makes no representation or warranty with respect to any information supplied by Towers Perrin, Pennsylvania Merger Sub, Delaware Merger Sub or Holding Company which is contained in any of the foregoing documents.

Section 4.9             Absence of Certain Changes or Events.  Since June 30, 2008 (a) Watson Wyatt and its Significant Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Watson Wyatt Material Adverse Effect; and (c) none of Watson Wyatt or any of its Significant Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a).

Section 4.10           Litigation.  There is no Action pending or, to the knowledge of Watson Wyatt, threatened in writing against Watson Wyatt or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Watson Wyatt or any of its Subsidiaries (in such individual’s capacity as such) that (a) was commenced by a Governmental Entity, (b) seeks material injunctive or other non-monetary relief or (c)  if determined adversely to Watson Wyatt or any of its Subsidiaries would reasonably be expected to have a Watson Wyatt Material Adverse Effect; provided, that solely for purposes of this Section 4.10, “Action” shall not include any individual employment claim in which the total damages asserted against Watson Wyatt and its Subsidiaries do not exceed $500,000.  Neither Watson Wyatt nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect.  To the knowledge of Watson Wyatt there is no Action pending or threatened against Watson Wyatt or any of its Subsidiaries that seeks to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.11           Compliance with Laws.  Watson Wyatt and each of its Significant Subsidiaries are, and since June 30, 2007 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Watson Wyatt Material Adverse Effect.  None of Watson Wyatt or any of its Significant Subsidiaries has received, since December 31, 2008, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.  Watson Wyatt and each of its Significant Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Watson Wyatt Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except for any Watson Wyatt Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect.  All Watson Wyatt Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect.

Section 4.12           Benefit Plans.

(a)           Section 4.12(a) of the Watson Wyatt Disclosure Letter sets forth a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other material arrangements, in each case whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, under which any employee or former employee of Watson Wyatt or its Subsidiaries has any present or future right to material benefits or Watson Wyatt or its Subsidiaries has had or has any present or future material liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Watson Wyatt Plans.”  With respect to each Watson Wyatt Plan, Watson Wyatt has furnished or made available to Towers Perrin a current, accurate and complete copy thereof or a summary thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, if applicable, (iii) any summary plan description and other written communications by Watson Wyatt or its Subsidiaries to their employees concerning the extent of the benefits provided under a Watson Wyatt Plan and (iv) for the two most recent years, if applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)           (i) Each Watson Wyatt Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code, (ii) each of Watson Wyatt and its Subsidiaries has performed all material obligations required to be performed by it under any Watson Wyatt Plan and, to the knowledge of Watson Wyatt, is not in any material respect in default under or in violation of any Watson Wyatt Plan and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the knowledge of Watson Wyatt, threatened in writing with respect to any Watson Wyatt Plan by any current or former employee, officer or director of Watson Wyatt or any of its Subsidiaries that would reasonably be expected to have a Watson Wyatt Material Adverse Effect.

(c)           Each Watson Wyatt Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Watson Wyatt, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Watson Wyatt Plan or the exempt status of any such trust.

(d)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Watson Wyatt or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Watson Wyatt under Section 4001 of ERISA or Section 414 of the Code (a “Watson Wyatt ERISA Affiliate”). Watson Wyatt and its Subsidiaries have no liability (contingent or direct) with respect to any multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA has been required to be filed for any Watson Wyatt Plan or by any Watson Wyatt ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 of ERISA or Section 412 or Section 430 of the Code.

(e)           All contributions required to be made under each Watson Wyatt Plan, as of the date hereof, have been timely made and all obligations in respect of each Watson Wyatt Plan have been properly accrued and reflected in Watson Wyatt Financial Statements. Neither any Watson Wyatt Plan nor any single-employer plan of a Watson Wyatt ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA.  Neither any Watson Wyatt Plan nor any single-employer plan of a Watson Wyatt ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that any Watson Wyatt Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA).

(f)            With respect to Watson Wyatt Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Watson Wyatt Plans”), except as would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Watson Wyatt Plan have been so reserved in accordance with GAAP and (ii) each Non-US Watson Wyatt Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(g)           Any arrangement of Watson Wyatt or any of its Subsidiaries that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of Watson Wyatt or any of its Subsidiaries that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect. Neither Watson Wyatt nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect.

(h)           Neither the execution of this Agreement, approval of this Agreement nor the consummation of the transactions contemplated hereby will, pursuant to the terms of any Watson Wyatt Plan, (i) entitle any employees of Watson Wyatt to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Watson Wyatt Plans or (iii) limit or restrict the right of Watson Wyatt or, after the consummation of the Mergers or any other transactions contemplated hereby, Holding Company, to merge, amend or terminate any of the Watson Wyatt Plans.

(i)            Neither Watson Wyatt nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 4.13           Labor Matters. There are no collective bargaining agreements or other labor union contracts applicable to any employees of Watson Wyatt or any of its Subsidiaries.  To the knowledge of Watson Wyatt, except as would not be material to Watson Wyatt’s business, no current employee or officer of Watson Wyatt or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated by this Agreement.  Since June 30, 2007, except as would not be expected to have, individually or in the aggregate, a Watson Wyatt Material Adverse Effect, Watson Wyatt and its Subsidiaries have complied with all laws respecting employment of labor.

Section 4.14           Environmental Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect, Watson Wyatt and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Watson Wyatt Environmental Permits.  There are no material claims pursuant to any Environmental Law pending or, to Watson Wyatt’s knowledge, threatened against Watson Wyatt or its Subsidiaries.

(b)           For purposes of this Agreement, “Watson Wyatt Environmental Permits” means all Watson Wyatt Permits under any Environmental Law.

Section 4.15           Taxes.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect:  (i) Watson Wyatt and its

Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement and have paid all Taxes shown as due on such Tax Returns; (ii) there are no Tax liens on the assets of Watson Wyatt or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable), (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Watson Wyatt or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or is being contested in good faith; (iv) the Watson Wyatt Interim Financial Statements reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by Watson Wyatt and its Subsidiaries accrued through the date of such financial statements and (v) none of Watson Wyatt or its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement.

(b)           Neither Watson Wyatt nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(c)           Neither Watson Wyatt nor any of its Affiliates has taken or agreed to take any action nor is Watson Wyatt aware of any agreement, plan, or other circumstance that would prevent the Mergers from qualifying as an exchange within the meaning of Section 351 of the Code.  Neither Watson Wyatt nor any of its Affiliates has taken or agreed to take any action nor is Watson Wyatt aware of any agreement, plan, or other circumstance that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code other than as a result of the failure to satisfy the Control Test.

Section 4.16           Contracts.

(a)           Section 4.16 of the Watson Wyatt Disclosure Letter lists each of the following types of Contracts to which Watson Wyatt or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)            any Contract required to be filed by Watson Wyatt as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Watson Wyatt on a Current Report on Form 8-K;

(ii)           any Contract that limits in any material respect the ability of Watson Wyatt or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit in any material respect the ability of Holding Company or any of its Subsidiaries, including Surviving Towers Perrin and Surviving Watson Wyatt) to compete in any line of business or with any Person or in any geographic area;

(iii)          any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement involving a potential commitment or payment by Watson Wyatt or any of its Subsidiaries in excess of $2,000,000 annually;

(iv)          any Contract relating to Indebtedness and having an outstanding principal amount in excess of $2,000,000;

(v)           any Contract, other than Contracts for the lease of real property by Watson Wyatt or its Subsidiaries (each, a “Watson Wyatt Real Property Lease”) and Contracts pursuant to which Watson Wyatt and/or any of its Subsidiaries provides services to any client, that by its terms calls for aggregate payment or receipt by Watson Wyatt and its Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract;

(vi)          any U.S. Master Services Agreements (or similar master agreements) pursuant to which Watson Wyatt and/or any of its Subsidiaries provides services to any client and under which Watson Wyatt and its Subsidiaries recognized more than $8,000,000 in revenues during its most recently completed fiscal year;

(vii)         any Watson Wyatt Real Property Lease that by its terms calls for aggregate annual rent payments of more than $1,000,000 by Watson Wyatt and its Subsidiaries;

(viii)        any Contract that is a license agreement that is material to the business of Watson Wyatt and its Subsidiaries, taken as a whole, pursuant to which Watson Wyatt or any of its Subsidiaries is a party and licenses in or licenses out Watson Wyatt Intellectual Property (as defined below), other than license agreements for software that is generally commercially available;

(ix)           any Contract that provides for any standstill or similar obligations to which Watson Wyatt or any of its Subsidiaries is subject;

(x)            any Contract not entered into in the ordinary course of business between Watson Wyatt or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Watson Wyatt; and

(xi)           any Contract (other than Contracts pursuant to which Watson Wyatt and/or any of its Subsidiaries provides services or products to any client) that is material to the business of Watson Wyatt and its Subsidiaries, taken as a whole, that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement and which consent or other provision, if not obtained, would result in a Watson Wyatt Material Adverse Effect.

Each contract of the type described in clauses (i) through (xi) is referred to herein as a “Watson Wyatt Material Contract.”

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Watson Wyatt Material Adverse Effect, each Watson Wyatt Material Contract (i) is valid and binding on Watson Wyatt or the applicable Subsidiary, as the case may be, and, to the knowledge of Watson Wyatt and subject to the Bankruptcy and Equity Exception, the counterparties thereto, and is in full force and effect and (ii) other than Contracts pursuant to which Towers Perrin and/or any of its Subsidiaries provides services or products to any client, upon consummation of the transactions contemplated by this Agreement shall, to the knowledge of Watson Wyatt, continue in full force and effect without penalty or other adverse consequence pursuant to the terms of such Watson Wyatt Material Contract.  None of Watson Wyatt nor any of its Subsidiaries is in breach of, or default under, any Watson Wyatt Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Watson Wyatt Material Adverse Effect.  Watson Wyatt has made available to Towers Perrin true and complete copies of all Watson Wyatt Material Contracts, including any amendments thereto.

Section 4.17           Insurance.  Section 4.17 of the Watson Wyatt Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material errors & omissions insurance, directors & officers liability insurance, comprehensive general liability insurance and fiduciary insurance policies issued in favor of Watson Wyatt or any of its Significant Subsidiaries, or pursuant to which Watson Wyatt or any of its Significant Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force.  All such material insurance policies of Watson Wyatt and its Significant Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Watson Wyatt reasonably has determined to be prudent in accordance with industry practices or as is required by law.  Neither Watson Wyatt nor any of its Significant Subsidiaries is in material breach or default, and neither Watson Wyatt nor any of its Significant Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.  Since January 1, 2008, no notice of cancellation or termination has been received with respect to any such material insurance policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18           Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Watson Wyatt Material Adverse Effect, either Watson Wyatt or a Subsidiary of Watson Wyatt owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Watson Wyatt Intellectual Property”).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Watson Wyatt Material Adverse Effect, (a) there are no pending or, to the knowledge of Watson Wyatt, threatened claims by any Person alleging infringement, misappropriation or dilution by Watson Wyatt or any of its Significant Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of Watson Wyatt, the conduct of the businesses of Watson Wyatt and its Significant Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) to the knowledge of Watson Wyatt, no Person is infringing, misappropriating or diluting any Watson Wyatt Intellectual Property; and (d) Watson Wyatt and its Significant Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

Section 4.19           State Takeover Statutes.  Neither the restrictions contained in Section 203 of the DGCL nor any other Takeover Law is, or at the Effective Time will be, applicable to the Watson Wyatt Merger, assuming that neither Towers Perrin nor any of its “affiliates” or “associates” is an “interested stockholder” (each term, as defined in Section 203 of the DGCL).

Section 4.20           Brokers.  No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Watson Wyatt or any of its Affiliates.  The fees and expenses of Banc of America Securities LLC will be paid by Holding Company upon or following the Effective Time, unless this Agreement is terminated, in which event they will be paid by Watson Wyatt.

Section 4.21           Opinion of Financial Advisor.  Watson Wyatt has received the opinion of Banc of America Securities LLC, dated as of the date of this Agreement, to the effect that, as of such date, the Watson Wyatt Merger Consideration is fair, from a financial point of view, to each holder of Watson Wyatt Shares, a signed true and complete copy of which opinion has been or will promptly be provided to Towers Perrin.

Section 4.22           No Additional Representations.  Except for the representations and warranties made by Watson Wyatt in this Article IV, neither Watson Wyatt nor any other Person makes any express or implied representation or warranty with respect to Watson Wyatt or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Watson Wyatt hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Watson Wyatt nor any other Person makes or has made any representation or warranty to Towers Perrin, Holding Company, the Merger Subsidiaries or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Watson Wyatt, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Watson Wyatt in this Article IV, any oral or written information presented to Towers Perrin, Holding Company, the Merger Subsidiaries or any of their Affiliates or Representatives in the course of their due diligence investigation of Watson Wyatt, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V
COVENANTS

Section 5.1             Conduct of Business.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Watson Wyatt or Towers Perrin to the extent permitted by applicable Law, as the case may be (which consent shall not be unreasonably withheld or delayed), or as otherwise specifically required or contemplated by this Agreement, each of Watson Wyatt and Towers Perrin shall, and shall cause each of its respective Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, except as set forth in Section 5.1 of the Towers Perrin Disclosure Letter or in Section 5.1 of the Watson Wyatt Disclosure Letter; provided, that the foregoing shall not apply to headcount reductions that management of Watson Wyatt or Towers Perrin, as the case may be, determines in its reasonable discretion to be necessary or appropriate in conducting its business and/or the business of any of its Subsidiaries.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as set forth in Section 5.1 of the Towers Perrin Disclosure Letter or in Section 5.1 of the Watson Wyatt Disclosure Letter, (ii) as specifically required by this Agreement (iii) all actions taken by Towers Perrin and its Subsidiaries in connection with issuing the Towers Perrin RSUs, and all subsequent actions that Towers Perrin deems necessary or appropriate in connection with the Towers Perrin RSUs, in each case which are consistent with the terms of this Agreement or (iv) as required by applicable Law, each of Watson Wyatt and Towers Perrin shall not, and shall not permit any of its respective Subsidiaries, without Watson Wyatt’s or Towers Perrin’s prior written consent, as the case may be (which consent shall not be unreasonably withheld or delayed and, in the case of Section 5.1(b) and (e), shall be deemed given by Watson Wyatt or Towers Perrin, as applicable, in the event such Party shall not have responded within ten (10) Business Days following delivery of a written request for such consent), to:

(a)           (i)            declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (A) regularly scheduled quarterly dividends to holders of Watson Wyatt Common Stock payable by Watson Wyatt in the ordinary course of business and (B) dividends by a wholly owned Subsidiary of Towers Perrin or Watson Wyatt to its parent;

(ii)           purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Towers Perrin, Watson Wyatt or their respective Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests other than pursuant to the terms of awards outstanding under the Watson Wyatt Equity Plans, except for repurchases by Watson Wyatt of Watson Wyatt Common Stock in the ordinary course of business and repurchases by Towers Perrin of Towers Perrin Shares in the ordinary course of business;

(iii)          split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests; or

(iv)          issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Towers Perrin or Watson Wyatt on a deferred basis or other rights linked to the value of Towers Perrin Shares or Watson Wyatt Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Towers Perrin Shares upon the exercise of Towers Perrin Warrants or outstanding on June 25, 2009 in accordance with their terms as in effect on such date, the issuance of awards under Watson Wyatt Equity Plans and issuances of Watson Wyatt Common Stock pursuant to the terms of awards outstanding on June 26, 2009 under the Watson Wyatt Equity Plans in accordance with their terms);

(b)           amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(c)           other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) (i) that would not reasonably be expected to delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (ii) for which the fair market value of the total consideration paid by a Party and its Subsidiaries does not exceed $5,000,000 for any one Acquisition or $10,000,000 in the aggregate for all such Acquisitions, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any delay in the receipt of any Requisite Regulatory Approval (as defined below) or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(d)           other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval and (ii) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate $500,000, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by a Party and its Subsidiaries) which are material, individually or in the aggregate, to its business;

(e)           adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any delay in the receipt of any Requisite Regulatory Approval (as defined below) or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(f)            (i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business), or guarantee any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of Watson Wyatt or Towers Perrin, as the case may be, or any of their respective Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness other than in the ordinary course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions or investments to or from any direct or indirect wholly owned Subsidiary of Towers Perrin or Watson Wyatt;

(g)           incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except in the ordinary course of business, consistent with past practice;

(h)           pay, discharge, settle or satisfy any liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Towers Perrin or Watson Wyatt, as the case may be for amounts not in excess of such reserves or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(i)            (i) modify, amend, terminate, cancel or extend any Watson Wyatt Material Contract or Towers Perrin Material Contract or (ii) enter into any Contract (other than a contract to provide services to a new or existing client) that if in effect on the date hereof would be a Watson Wyatt Material Contract or Towers Perrin Material Contract, other than, in each case, in the ordinary course of business consistent with past practice;

(j)            commence any Action (other than in the ordinary course of business consistent with past practice or as a result of an Action commenced against Towers Perrin or Watson Wyatt, as the case may be, or any of their respective Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice;

(k)           change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets, including, without limitation accounts receivable or work-in-progress inventory;

(l)            settle or compromise, any material liability for Taxes for an amount in excess of $500,000 in any particular instance, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes;

(m)          change its fiscal year;

(n)           except to the extent required by Law, by any Contract in effect as of the date hereof, or in the ordinary course of business consistent with past practice, (i) materially increase the compensation, severance, change in control or termination pay or benefits of any current or former director, officer, employee, independent contractor or consultant of Towers Perrin or Watson Wyatt or (ii) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to Towers Perrin or Watson Wyatt or any of their respective Subsidiaries of maintaining the applicable compensation or benefit plan);

(o)           renew or enter into any non-compete, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the operations of Towers Perrin or Watson Wyatt, as the case may be, or any of their respective Subsidiaries or Affiliates;

(p)           enter into (including via any Acquisition) any new line of business which represents a material change in its operations and which is material to it and its Subsidiaries taken as a whole, or make any material change to its or its Subsidiaries’ businesses, except as required by Law;

(q)           take any action with the knowledge that such action would, or is reasonably likely to, prevent the Mergers from qualifying as an exchange within the meaning of Section 351 of the Code and/or reorganizations within the meaning of Section 368(a) of the Code other than as a result of the failure to satisfy the Control Test;

(r)            take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied;

(s)           cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of this Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms; or

(t)            authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding anything herein to the contrary, nothing in this Section 5.1 shall directly or indirectly prohibit, restrict or impose any condition on (x) the conduct of Watson Wyatt’s business in a manner that would breach Section 7.8 of the Watson Wyatt Credit Agreement; or (y) on the conduct of Towers Perrin’s business in a manner that would breach Section 9.11 of the Towers Perrin Credit Agreement.

Section 5.2             No Solicitation.

(a)           Neither Watson Wyatt nor Towers Perrin shall, and neither Watson Wyatt nor Towers Perrin shall authorize any of their respective Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of Towers Perrin, Watson Wyatt, or any of their respective Subsidiaries to, directly or indirectly, (i) solicit, initiate, endorse, knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, propose or agree to do any of the foregoing.  Each of Watson Wyatt and Towers Perrin shall, and shall cause each of their respective Subsidiaries and the Representatives of Towers Perrin, Watson Wyatt and their respective Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries or Representatives is a party with respect to any Acquisition Proposal, and to enforce the provisions of any such agreement.  Each Party shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the six months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of it or any of its Subsidiaries.  Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Towers Perrin Shareholder Approval (with respect to Towers Perrin) or the Watson Wyatt Stockholder Approval (with respect to Watson Wyatt), (1) Towers Perrin or Watson Wyatt, as applicable, receives a written Acquisition Proposal that its respective board of directors  believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Towers Perrin Board or the Watson Wyatt Board, as applicable, determines in good faith (after consultation with its outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Towers Perrin Board or the Watson Wyatt Board, as applicable, determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in the following clause (x) or (y) would constitute a breach of its fiduciary duties under applicable Law (provided, that in making such determination Towers Perrin may consider the factors set forth in Section 1715 of the PBCL), then Towers Perrin or Watson Wyatt, as applicable, may (x) furnish information with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Towers Perrin or Watson Wyatt, as applicable, than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to Watson Wyatt or Towers Perrin, as applicable, or shall be provided to Watson Wyatt or Towers Perrin, as applicable, prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, further, that solely for purposes of this sentence, all references to “15%” in the definition of Acquisition Proposal shall be replaced by “30%”.

(b)           Neither the Towers Perrin Board, the Watson Wyatt Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Watson Wyatt, Holding Company, the Merger Subsidiaries or Towers Perrin, as applicable) the approval, recommendation or declaration of advisability by the Towers Perrin Board, the Watson Wyatt Board or any committee thereof of this Agreement, the Mergers, the Amended and Restated Holding Company Charter or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit Towers Perrin or Watson Wyatt, as applicable, to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (iii) resolve, agree or propose to take any such actions.  Notwithstanding the foregoing, at any time prior to obtaining the Towers Perrin Shareholder Approval or the Watson Wyatt Stockholder Approval, as applicable, the Towers Perrin Board or the Watson Wyatt Board, as applicable, may make an Adverse Recommendation Change in response to a Superior Proposal if the Towers Perrin Board or the Watson Wyatt Board, as applicable, determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable Law (provided, that in making such determination Towers Perrin may consider the factors set forth in Section 1715 of the PBCL), taking into account all adjustments to the terms of this Agreement that may be offered by Watson Wyatt or Towers Perrin, as applicable, pursuant to this Section 5.2(b); provided, however, that (1) no Adverse Recommendation Change may be made until after the third (3rd) Business Day following Watson Wyatt’s or Towers Perrin’s, as applicable, receipt of written notice from Towers Perrin or Watson Wyatt, as applicable, advising Watson Wyatt or Towers Perrin, as applicable, that the Towers Perrin Board or the Watson Wyatt Board, as applicable, intends to make an Adverse Recommendation Change and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, the Superior Proposal that is the basis of the proposed action by the Towers Perrin Board or the Watson Wyatt Board, as applicable, and contemporaneously furnishing a copy of the applicable Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Towers Perrin or Watson Wyatt, as applicable, and a new three (3) Business Day period), (2) during such three (3) Business Day period, Towers Perrin or Watson Wyatt, as applicable, shall, and shall cause its financial and legal advisors to, negotiate with Watson Wyatt or Towers Perrin, as applicable, in good faith (to the extent Watson Wyatt or Towers Perrin, as applicable, seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Towers Perrin Board or the Watson Wyatt Board, as applicable, to proceed with its recommendation of this Agreement and not make an Adverse Recommendation Change and (3) neither Towers Perrin nor Watson Wyatt shall make an Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, the other party agrees to adjust the terms and conditions of this Agreement such that the Towers Perrin Board or the Watson Wyatt Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor) that its fiduciary duties do not require it to make an Adverse Recommendation Change.

(c)           In addition to the obligations of the Parties set forth in Sections 5.2(a) and (b), each of Watson Wyatt and Towers Perrin promptly, and in any event within twenty-four (24) hours) after receipt, shall advise the other party in writing in the event Towers Perrin or Watson Wyatt, as applicable, or any of their respective Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that could reasonably be expected to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish such other party with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof) and any related available documentation or correspondence.  Each of Watson Wyatt and

Towers Perrin shall keep the other party informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within twenty-four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, each of Watson Wyatt and Towers Perrin shall promptly (and in any event within twenty-four (24) hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)           Each of Watson Wyatt and Towers Perrin shall use its reasonable best efforts to promptly inform its and its Significant Subsidiaries’ respective Representatives of the obligations undertaken in this Section 5.2.  Each of Watson Wyatt and Towers Perrin agrees that any material violation of the restrictions set forth in this Section 5.2 by any Representative of Towers Perrin, Watson Wyatt or any of their respective Significant Subsidiaries, whether or not such Person is purporting to act on behalf of such party or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by Towers Perrin or Watson Wyatt, as the case may be.

(e)           Neither Watson Wyatt nor Towers Perrin shall, and shall cause its respective Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that would restrict such party’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f)            Neither Watson Wyatt nor Towers Perrin shall take any action to exempt any Person (other than the other party and its Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(g)           Nothing contained in this Section 5.2 shall prohibit Watson Wyatt or Towers Perrin, as applicable, from (i) taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act or (ii) making any disclosure to Towers Perrin’s shareholders or Watson Wyatt’s stockholders, as the case may be, if the Towers Perrin Board or the Watson Wyatt Board (as applicable) determined in good faith, after consultation with its outside counsel, that the failure to make such disclosure could reasonably be determined to be inconsistent with applicable Law; provided, however, that in no event shall this Section 5.2(g) affect the obligations of Watson Wyatt or Towers Perrin with respect to making an Adverse Recommendation Change; and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii) and Section 7.1(d)(ii)) unless the Watson Wyatt Board or the Towers Perrin Board, as applicable, expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement, no later than ten (10) Business

Days after the date Watson Wyatt or Towers Perrin discloses a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act).

(h)           For purposes of this Agreement:

(i)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Watson Wyatt or Towers Perrin or their respective Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of Watson Wyatt or Towers Perrin (or any Subsidiary or Subsidiaries of such party) that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value), of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 15% or more of any class of capital stock, other equity security or voting power of Watson Wyatt or Towers Perrin, or any resulting parent company of a party, or (C) involving Watson Wyatt or Towers Perrin or any of their respective Subsidiaries, individually or taken together, whose businesses constitute 15% or more of the net revenues, net income or total assets (based on fair market value) of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (D) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

(ii)           “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal (which, solely for purposes of this definition, shall not include an initial public offering of common stock) that the board of directors of Towers Perrin or Watson Wyatt determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, which is not subject to any financing condition and, if financing is required, such financing is then fully committed or reasonably determined to be available by such board of directors, and which is reasonably likely to receive all required governmental approvals on a timely basis (A) (1) with respect to Watson Wyatt, is more favorable to Watson Wyatt’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the other party in response to such proposal pursuant to Section 5.2(b) or otherwise, and including any termination fees and expense reimbursement provisions) and (2) with respect to Towers Perrin, is more favorable to Towers Perrin’s shareholders from a financial point of view or otherwise in the best interests of Towers Perrin, as determined pursuant to Section 1715 of the PBCL, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the other party in response to such proposal pursuant to Section 5.2(b) or otherwise, and including any termination fees and expense reimbursement provisions) and (B) is reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to 15% shall be deemed to be references to “80%.”

Section 5.3             Stockholder Meetings.

(a)           Watson Wyatt, acting through the Watson Wyatt Board, shall take all action necessary to convene and hold, as soon as reasonably practicable after the date hereof, the Watson Wyatt Stockholder Meeting and submit this Agreement to Watson Wyatt’s stockholders for a vote.  Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Watson Wyatt, through the Watson Wyatt Board, shall (i) recommend to Watson Wyatt’s stockholders that they approve and adopt this Agreement, (ii) use all reasonable best efforts to solicit the Watson Wyatt Stockholder Approval, (iii) include such recommendation in the Joint Proxy Statement/Prospectus, and (iv) publicly reaffirm such recommendation within one Business Day after a request to do so by Towers Perrin.  Without limiting the generality of the foregoing, Watson Wyatt agrees that its obligations pursuant to the first sentence of this Section 5.3(a) (including, without limitation, the obligation to submit this Agreement to Watson Wyatt’s stockholders for a vote) shall not be affected by the commencement, public proposal, public disclosure, or communication to Watson Wyatt or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.  Watson Wyatt shall not submit to the vote of its stockholders any proposal relating to an Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

(b)           Towers Perrin, acting through the Towers Perrin Board, shall take all action necessary to convene and hold, as soon as reasonably practicable after the date hereof, the Towers Perrin Shareholder Meeting and submit this Agreement to Towers Perrin’s shareholders for a vote.  Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Towers Perrin, through the Towers Perrin Board shall (i) recommend to its shareholders that they approve and adopt this Agreement and approve the amendment of Article VI of the Towers Perrin Bylaws in connection therewith, (ii) use all reasonable best efforts to solicit Towers Perrin Shareholder Approval, (iii) include such recommendation in the Joint Proxy Statement/Prospectus, and (iv) publicly reaffirm such recommendation within one Business Day after a request to do so by Watson Wyatt.  Without limiting the generality of the foregoing, Towers Perrin agrees that its obligations pursuant to the first sentence of this Section 5.3(b) (including, without limitation, the obligation to submit this Agreement to Towers Perrin’s shareholders for a vote) shall not be affected by the commencement, public proposal, public disclosure, or communication to Towers Perrin or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.  Towers Perrin shall not submit to the vote of its shareholders any proposal relating to an Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

Section 5.4             The Joint Proxy Statement/Prospectus; Registration Statement.

(a)           Joint Proxy Statement/Prospectus and Registration Statement.  As soon as reasonably practicable after the execution of this Agreement, Holding Company, Watson Wyatt and Towers Perrin shall prepare, and Holding Company shall file with the SEC, the Registration Statement, including the Joint Proxy Statement/Prospectus.  Each Party agrees to use reasonable best efforts to cooperate with the other in connection with the preparation and filing of the Registration Statement and Joint Proxy Statement/Prospectus, including providing information to the other Parties with respect to itself as may be reasonably required in connection therewith, including audited financial statements required by SEC rules and regulations.  Each Party will use reasonable best efforts to respond to any comments of the SEC, to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time and to cause the Joint Proxy Statement/Prospectus to be cleared by the SEC and to be mailed to Watson Wyatt’s and Towers Perrin’s stockholders at the earliest practicable time.  Each Party agrees to use reasonable best efforts to cooperate with the other in connection with the preparation and delivery of the Class S Election Offer, if applicable.

(b)           SEC Comments; Amendments and Supplements.  Each Party will notify the other Parties promptly of the receipt of any comments of the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Joint Proxy Statement/Prospectus, the Registration Statement, or any other related filing or for additional information related thereto, and will supply the others with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Registration Statement, the Mergers or any other filing relating thereto.  The Joint Proxy Statement/Prospectus, the Registration Statement and such other filings will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, and requirements of other applicable Law.  If at any time prior to the Effective Time, any event occurs relating to a Party or its Subsidiaries or any of their respective officers, directors, partners, or Affiliates that should be described in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any other related filing, the applicable Party will inform the other Parties promptly after becoming aware of such event and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Watson Wyatt or Towers Perrin such amendment or supplement.  The Parties shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement, and any related filings, and each Party shall give reasonable and good faith consideration to all additions, deletions, changes, and other comments suggested by the other Party and its counsel.

Section 5.5             Access to Information; Confidentiality.  Each of Parties shall, and shall cause each of its respective Subsidiaries to, afford to the other Parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each Party shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other Parties:  (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws which is not generally available on the EDGAR internet database and (b) all other information concerning its business, properties and personnel as such other Party may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require Towers Perrin or Watson Wyatt, as the case may be, or any of their respective Subsidiaries, to provide access to or disclose any information to the extent such access or disclosure would contravene applicable Law, violate or breach the Common Interest and Joint Defense Agreement between Towers Perrin and Watson Wyatt, violate or prejudice the rights of its clients or jeopardize the attorney-client privilege of the institution in possession or control of such information.  The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  All non-public information provided pursuant to this Section 5.5 shall be held confidential in accordance with the terms of the Confidentiality Agreement between Watson Wyatt and Towers Perrin dated as of November 14, 2008 (the “Confidentiality Agreement”).  No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Watson Wyatt or Towers Perrin pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

Section 5.6             Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Watson Wyatt and Towers Perrin shall cooperate with each other and use (and shall cause Holding Company and their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, that are necessary, proper or advisable on its part, under this Agreement and applicable Law, to consummate and make effective, in the most expeditious manner practicable (and in any event no later than the Outside Date), the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all required consents, approvals or waivers from, or participate in other discussions or negotiations with, third parties, but only with respect to any Watson Wyatt Material Contract or Towers Perrin Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and all appropriate filings with the applicable Governmental Entities under any applicable Foreign Antitrust Laws within the time periods specified thereunder (or, if such time period is not specified, within a reasonable time) to effect the Closing as soon as practicable, and in furtherance of such obligations each of the Parties hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) days after the date hereof and to make any appropriate filings required under applicable Foreign Antitrust Laws as promptly as reasonably practicable, and to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by a Governmental Entity pursuant to the HSR Act or applicable Foreign Antitrust Laws and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act or applicable Foreign Antitrust Laws, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could reasonably be expected to restrict, prevent, prohibit or delay the consummation of, or otherwise materially reduce the contemplated benefits of, the Mergers or the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that, subject to the obligations of the Parties under Section 5.6(b), none of the Parties, or their respective Subsidiaries shall commit to the payment of any material fee, penalty or other consideration under, or make any other concession, waiver or amendment under, any Contract in connection with obtaining any consent with respect to such Contract without the prior written consent of the other Parties.  Each Party shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, Watson Wyatt and Towers Perrin shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Watson Wyatt or Towers Perrin, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or appears in any written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.  Subject to applicable Law and the instructions of any Governmental Entity, each Party: (x) shall keep each of the other Parties apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing such other Parties with copies of notices or other written communications received by such Party or any of its Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions; and (y) to the extent practicable under the circumstances, shall provide the other Parties and their respective outside counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.  In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable.

(b)           In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if (i) any objections are asserted with respect to the transactions contemplated hereby under any Law, (ii) any Action is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Mergers or the other transactions contemplated hereby as violative of any Law or which could reasonably be expected to restrict, prevent, prohibit or delay the consummation of, or otherwise materially reduce the contemplated benefits of, the Mergers or the other transactions contemplated by this Agreement or (iii) any Law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity which could reasonably be expected to make the Mergers or the other transactions contemplated by this Agreement illegal or could reasonably be expected to otherwise restrict, prevent, prohibit or delay the consummation of, or otherwise materially reduce the contemplated benefits of, the Mergers or the other transactions contemplated by this Agreement, then each of Watson Wyatt and Towers Perrin shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement as soon as practicable (and in any event no later than the Outside Date), including selling, holding separate or otherwise disposing of or conducting its or any of its Subsidiaries’ businesses or assets in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its Subsidiaries’ businesses or assets in a specified manner, which would resolve such objections, actions or proceedings; provided, however that nothing contained in this Section 5.6 shall require, or be deemed to require, any of the Parties (or any of their respective Subsidiaries) to (i) take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its or its Subsidiaries’ business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in the sale or disposition of assets or businesses and/or the termination of any business in any jurisdiction(s), which assets and businesses, in the aggregate, generated more than $150,000,000 of the combined consolidated revenues of Towers Perrin and its Subsidiaries and Watson Wyatt and its Subsidiaries, during the 12 month period ending as of June 30, 2009 or (ii) take any such action that is not conditioned on the consummation of the Mergers.  For the avoidance of doubt, no action taken by any Party pursuant to this Section 5.6 (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its or its Subsidiaries’ business in any specified manner) shall result in any change in the relative amount of the Watson Wyatt Merger Consideration to the Towers Perrin Merger Consideration.  Subject to and without modifying the foregoing, neither Party shall make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, without consulting with and considering in good faith the views of the other Parties in advance.  Each Party shall use its reasonable best efforts to provide full and effective support of the other Parties in all material respects in all such negotiations and discussions to the extent requested by the other Parties.

Section 5.7             Takeover Laws.  Towers Perrin, Watson Wyatt, the Towers Perrin Board and the Watson Wyatt Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, use its reasonable best efforts to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.8             Notification of Certain Matters.  Each Party shall promptly notify each of the other Parties of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby, if the subject matter of such communication could be material to Holding Company, Towers Perrin, Watson Wyatt or either Surviving Corporation, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Mergers or the other transactions contemplated hereby or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in, with respect to Towers Perrin, a Towers Perrin Material Adverse Effect or (as applicable), with respect to Watson Wyatt, a Watson Wyatt Material Adverse Effect; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

Section 5.9             Indemnification, Exculpation and Insurance.

(a)           Watson Wyatt, Towers Perrin and Holding Company agree that:

(i)            all rights to indemnification existing in favor of the current or former directors, officers and executive council members of Towers Perrin as provided in the Towers Perrin Charter, the Towers Perrin Bylaws as in effect on the date of this Agreement and all indemnification agreements between such persons and Towers Perrin, for acts or omissions occurring prior to the Effective Time, shall be assumed and performed by Surviving Towers Perrin and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors, officers and executive council members arising out of such acts or omissions, except as otherwise required by applicable Law; and

(ii)           all rights to indemnification existing in favor of the current or former directors and officers of Watson Wyatt as provided in the Watson Wyatt Charter, the Watson Wyatt Bylaws and all indemnification agreements between such persons and Watson Wyatt as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time, shall be assumed and performed by Surviving Watson Wyatt and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b)           For a period of six (6) years from and after the Effective Time, Holding Company shall cause to be maintained in effect:

(i)            Towers Perrin’s current directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Watson Wyatt), covering each Person currently covered thereby (each, a “Towers Perrin Indemnified Person”, and collectively, the “Towers Perrin Indemnified Persons”), for acts or omissions occurring prior to the Effective Time; provided, that at any time following the Effective Time, Holding Company may (A) substitute therefor directors’ and officers’ liability insurance policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such Towers Perrin Indemnified Persons than Towers Perrin’s existing policies as of the date hereof or (B) require that Surviving Towers Perrin obtain such coverage through a prepaid “tail” insurance policy under its existing insurance programs (with a claims period of at least six (6) years from and after the Effective Time), which Holding Company shall (and, as applicable, shall cause Surviving Towers Perrin to), maintain in full force and effect, for its full term, and to continue to honor its respective obligations thereunder; and provided further, that in no event shall Holding Company or Surviving Towers Perrin be required to pay aggregate annual premiums for insurance under this Section 5.9(b)(i) in excess of 250% of the amount of the aggregate premiums paid by Towers Perrin for fiscal year 2008 for such purpose (which fiscal year 2008 premiums are hereby represented and warranted by Towers Perrin to be as set forth in Section 5.9(b)(i) of the Towers Perrin Disclosure Letter), it being understood that Holding Company shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount; and

(ii)           Watson Wyatt’s current directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Towers Perrin), covering each Person currently covered thereby (each, a “Watson Wyatt Indemnified Person”, collectively, the “Watson Wyatt Indemnified Persons” and, together with the Towers Perrin Indemnified Persons, the “Indemnified Persons”), for acts or omissions occurring prior to the Effective Time; provided, that at any time following the Effective Time, Holding Company may (A) substitute therefor directors’ and officers’ liability insurance policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such Watson Wyatt Indemnified Persons than Watson Wyatt ‘s existing policies as of the date hereof or (B) require that Surviving Watson Wyatt obtain such coverage through a prepaid “tail” insurance policy under its existing insurance programs (with a claims period of at least six (6) years from and after the Effective Time), which Holding Company shall (and, as applicable, shall cause Surviving Watson Wyatt to), maintain in full force and effect, for its full term, and to continue to honor its respective obligations thereunder; and provided further, that in no event shall Holding Company or Surviving Watson Wyatt be required to pay aggregate annual premiums for insurance under this Section 5.9(b)(ii) in excess of 250% of the amount of the aggregate premiums paid by Watson Wyatt for fiscal year 2008 for such purpose (which fiscal year 2008 premiums are hereby represented and warranted by Watson Wyatt to be as set forth in Section 5.9(b)(ii) of the Watson Wyatt Disclosure Letter), it being understood that Holding Company shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

(c)           Holding Company shall (i) cause Surviving Towers Perrin to keep in effect all indemnification agreements and provisions in its articles of incorporation and bylaws providing for exculpation of director and officer liability and its indemnification of the Towers Perrin Indemnified Persons, to the fullest extent permitted under the PBCL and (ii) cause Surviving Watson Wyatt to keep in effect all indemnification agreements and provisions in its certificate of incorporation and bylaws providing for exculpation of director and officer liability and its indemnification of the Watson Wyatt Indemnified Persons to the fullest extent permitted under the DGCL, in each case which provisions shall not be amended except as required by applicable Law  or except to make changes permitted by Law that would enlarge the right of indemnification of, as applicable, the Towers Perrin Indemnified Persons and/or the Watson Wyatt Indemnified Persons.

(d)           Without limiting the other provisions of this Section 5.9, during a period of six (6) years from and after the Effective Time, Holding Company shall, to the fullest extent permitted by Law:  (i) indemnify and hold harmless each Indemnified Person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim action, suit, proceeding or investigation arises out of or pertains to:  (A) any act or omission or alleged act or omission taken in such Indemnified Person’s capacity as a director, officer or employee of Towers Perrin, Watson Wyatt or their respective Subsidiaries; or (B) this Agreement or any of the transactions contemplated by this Agreement; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnified Person upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified; provided, however, that Holding Company shall not be required to indemnify or advance expenses to any Indemnified Person in connection with a claim, action, suit, proceeding or investigation (or part thereof) initiated by such Indemnified Person unless such claim, action, suit, proceeding or investigation (or part thereof) was authorized by the Holding Company Board.

(e)           In the event that Holding Company, Surviving Towers Perrin, Surviving Watson Wyatt or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Holding Company shall cause proper provision to be made so that the successor and assign of Holding Company, Surviving Towers Perrin and/or Surviving Watson Wyatt, as the case may be, assumes the obligations set forth in this Section 5.9.

(f)            The provisions of this Section 5.9 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

Section 5.10           Public Announcements.  The Parties shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of the NYSE or NASDAQ in which it is contrary to applicable Law  to consult with each other as contemplated by this clause (c), to consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release other public statements with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus or as otherwise permitted under Section 5.4, no Party shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or its business, financial condition or results of operations without the prior written consent of Towers Perrin and Watson Wyatt, which consent shall not be unreasonably withheld or delayed; provided, however, that no such prior consent shall be necessary after an Adverse Recommendation Change.

Section 5.11           Plan of Reorganization.

(a)           The Parties intend that the Mergers are treated as integrated transfers of Towers Perrin stock and Watson Wyatt stock to Holding Company in exchange for Holding Company Stock and cash and/or Notes in a transaction qualifying as an exchange under Section 351 of the Code.  In addition, to the extent either Merger constitutes a reorganization within the meaning of Section 368 of the Code, this Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each Party shall use its commercially reasonable efforts to cause each Merger to qualify as part of an exchange under Section 351 of the Code, or as a reorganization within the meaning of Section 368 of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers from qualifying as an exchange under Section 351 of the Code or as reorganizations within the meaning of Section 368 of the Code other than, in the case of the Towers Perrin Merger, as a result of the failure to satisfy the Control Test.  Following the Effective Time, neither the Surviving Corporations nor any of their respective Affiliates knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Mergers from qualifying as an exchange under Section 351 of the Code or as reorganizations within the meaning of Section 368(a) of the Code other than, in the case of the Towers Perrin Merger, as a result of the failure to satisfy the Control Test.

(b)           As of the date hereof, Towers Perrin does not know of any reason (i) why it would not be able to deliver to counsel to Towers Perrin and Watson Wyatt, at the date of the legal opinions referred to below, certificates substantially in compliance with Internal Revenue Service published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto, to enable counsel to Towers Perrin and Watson Wyatt to deliver, respectively, the legal opinions contemplated by Section 6.2(f) and Section 6.3(f), and Towers Perrin hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to Towers Perrin would not be able to deliver the opinion required by Section 6.3(f).  Towers Perrin will deliver such certificates to counsel to Towers Perrin and Watson Wyatt.

(c)           As of the date hereof, Watson Wyatt does not know of any reason (i) why it would not be able to deliver to counsel to Watson Wyatt and Towers Perrin, at the date of the legal opinions referred to below, certificates substantially in compliance with Internal Revenue Service published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto, to enable counsel to Watson Wyatt and Towers Perrin to deliver the legal opinions contemplated by Section 6.2(f) and Section 6.3(f), and Watson Wyatt hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to Watson Wyatt would not be able to deliver the opinion required by Section 6.2(f).  Watson Wyatt will deliver such certificates to counsel to Watson Wyatt and Towers Perrin.

(d)           The Parties agree that, for tax purposes, the payment of the Class R Cash Consideration, Class R Note Consideration and Class S Cash Consideration pursuant to Section 2.1(a) shall be treated as having been made in exchange for Towers Perrin Shares pursuant to and as part of the Towers Perrin Merger in a single integrated transaction, and not as separate transactions.  The Parties agree to take no position contrary thereto unless required by applicable Law.

Section 5.12           Control of Other Party’s Business.  Nothing contained in this Agreement shall give Towers Perrin, directly or indirectly, the right to control or direct the operations of Watson Wyatt or shall give Watson Wyatt, directly or indirectly, the right to control or direct the operations of Towers Perrin, prior to the Effective Time. Prior to the Effective Time, each of Towers Perrin and Watson Wyatt shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.13           Financial Statements.

(a)           Towers Perrin shall deliver to Watson Wyatt monthly consolidated non-GAAP management statements of income and expenses for Towers Perrin within thirty (30) days after the end of each calendar month, in the form attached as Exhibit D-1 hereto.

(b)           Towers Perrin shall deliver to Watson Wyatt (i) no later than sixty (60) days after the end of each fiscal quarter (other than the fourth fiscal quarter) ended on or prior to Closing, the unaudited consolidated GAAP financial statements of Towers Perrin and its Subsidiaries as at the end of such fiscal quarter, together with all related notes and schedules thereto (collectively referred to as the “Towers Perrin Interim Financial Statements”); and (ii) no later than ninety (90) days after the end of each fiscal year ended prior to Closing, an audited consolidated balance sheet of Towers Perrin and its Subsidiaries as at the end of such fiscal year and the audited consolidated statements of income, retained earnings, cash flow, stockholders’ equity and changes in financial position of Towers Perrin and its Subsidiaries for such fiscal year.  Towers Perrin shall use its reasonable best efforts to deliver the information required under the foregoing clause (i) no later than forty-five (45) days after the end of the applicable fiscal quarter and the information required under the foregoing clause (ii) no later than seventy-five (75) days after the end of the applicable fiscal year.  The representations set forth in Section 3.6(a) shall be deemed to apply to all financial statements delivered pursuant to this Section 5.13(b), subject, in the case of Towers Perrin Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(c)           Watson Wyatt shall deliver to Towers Perrin monthly consolidated non-GAAP management statements of income and expenses for Watson Wyatt within thirty (30) days after the end of each calendar month, in the form attached as Exhibit D-2 hereto.

(d)           Watson Wyatt shall deliver to Towers Perrin (i) no later than forty-five (45) days after the end of each fiscal quarter (other than the fourth fiscal quarter) ended prior to Closing, an unaudited consolidated balance sheet of Watson Wyatt and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, retained earnings, cash flow, stockholders’ equity and changes in financial position of Watson Wyatt and its Subsidiaries, together with all related notes and schedules thereto; and (ii) no later than seventy-five (75) days after the end of each fiscal year ended prior to Closing, an audited consolidated balance sheet of Watson Wyatt and its Subsidiaries as at the end of such fiscal year and the audited consolidated statements of income, retained earnings, cash flow, stockholders’ equity and changes in financial position of Watson Wyatt and its Subsidiaries for such fiscal year; provided, that no such financial statements need to be delivered by Watson Wyatt to the extent already filed with the SEC by Watson Wyatt on Form 10-Q or Form 10-K on or prior to the applicable deadline.  The representations set forth in Section 4.6(b) shall be deemed to apply to all financial statements delivered pursuant to this Section 5.13(d), subject, in the case of Watson Wyatt Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

Section 5.14           Towers Perrin RSUs and Restricted Class A Holding Company Stock.

(a)           Towers Perrin shall, during the period following the date hereof and prior to the Effective Time, issue Towers Perrin RSUs to such of its and its Subsidiaries’ employees as Towers Perrin determines in its sole discretion.  Each Towers Perrin RSU will entitle the holder thereof to the consideration specified in the underlying Towers Perrin RSU award agreement (each, a “Towers Perrin RSU Award Agreement”), upon a merger or “change of control” transaction involving Towers Perrin (a “Towers Perrin RSU Triggering Event”).  The Towers Perrin Merger will constitute a Towers Perrin RSU Triggering Event.  The Towers Perrin RSUs will be non-transferable, and the Towers Perrin RSUs of any holder whose employment with Towers Perrin or its Subsidiaries terminates for any reason prior to a Towers Perrin RSU Triggering Event shall be automatically forfeited and cancelled upon such termination.

(b)           The Guaranteed Towers Perrin Awards provide for the payment of consideration, upon a Towers Perrin RSU Triggering Event, with a fair market value equal to the guaranteed dollar amount set forth in the underlying award letter (the “Guaranteed RSU Amount”).  None of the Guaranteed Towers Perrin Awards outstanding on the date hereof shall be paid in cash, notwithstanding that such award agreements may allow for the payment of consideration in the form of cash.  On or after the second trading day prior to the Closing Date, at any time prior to the Effective Time, Towers Perrin shall issue to each Guaranteed Towers Perrin Award Holder a number of Guaranteed Towers Perrin RSUs equal to (A) the Guaranteed RSU Amount set forth in the award letter for his or her Guaranteed Towers Perrin Award, divided by (B) the product of (x) the Final Watson Wyatt Stock Price multiplied by (y) the Final Exchange Ratio.

(c)           Concurrently with its issuance of the Towers Perrin RSUs, Towers Perrin shall furnish to each Towers Perrin RSU Holder a Transaction Award Agreement (the “Transaction Award Agreement”).  Each Towers Perrin RSU Holder shall, as a condition to receiving any shares of Restricted Class A Holding Company Stock pursuant to Section 2.1(a)(iv) or Section 2.1(a)(v), deliver to Towers Perrin, at any time prior to the Effective Time, a properly executed Transaction Award Agreement, together with such additional documentation and information as Towers Perrin may request in its sole discretion.  At or before the Effective Time, Holding Company shall countersign each Transaction Award Agreement that is submitted in accordance with the immediately preceding sentence and deliver a countersigned original of each to the applicable Towers Perrin RSU Holder.

(d)           All shares of Restricted Class A Holding Company Stock received by Towers Perrin RSU Holders as Towers Perrin Merger Consideration will be subject to the same terms and conditions, including the vesting, forfeiture and reallocation provisions described in Section 5.15, except that none of the shares received with respect to any Guaranteed Towers Perrin RSU will be forfeited if such holder is terminated without “Cause” before the first anniversary of the Effective Time, as described more fully in Section 5.15(f).

(e)           The number of shares of Restricted Class A Holding Company Stock to be issued as Towers Perrin Merger Consideration with respect to each Towers Perrin RSU (excluding Guaranteed Towers Perrin RSUs) will be subject to pro rata adjustment, as set forth in

Section 2.1(a)(iv), to ensure that the total number of shares of Restricted Class A Holding Company Stock issued as Towers Perrin Merger Consideration with respect to the Towers Perrin RSUs (including all Guaranteed Towers Perrin RSUs) will  equal 10% of the total shares of Holding Company stock that comprise the Towers Perrin Merger Consideration.

(f)            The documentation used to effect the issuance of Towers Perrin RSUs, including the Towers Perrin RSU Award Agreements and the Transaction Award Agreements, shall be prepared by Towers Perrin in its discretion, subject to Watson Wyatt’s consent which shall not be unreasonably withheld or delayed.

(g)           Subject to Watson Wyatt’s consent, which consent shall not be unreasonably withheld or delayed, Towers Perrin shall (i) designate the Custodian at any time prior to the Effective Time and (ii) enter into such documentation with the Custodian and Holding Company as Towers Perrin deems necessary or appropriate for the Custodian to hold the shares of Restricted Class A Holding Company Stock and carry out the intent of this Section 5.14 (all such documentation, collectively, the “Custodian Agreement”).

(h)           Promptly following the third (3rd) anniversary of the Effective Time, Holding Company shall prepare and cause to be filed with the SEC a registration statement on Form S-3 or, if at such time Holding Company is not permitted for any reason to register such shares on a Form S-3, a Form S-1 (such registration statement, including any necessary amendments or supplements thereto, the “Forfeited Share Registration Statement”) to register under the Securities Act the reallocation of all of the Forfeited Towers Perrin RSU Shares (as defined below) by the Custodian pursuant to Section 5.15(d).  Holding Company shall use its reasonable best efforts to respond to any comments of the SEC, cause the Forfeited Share Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing, and cause the Forfeited Share Registration Statement to continue to be effective until the Custodian completes such reallocation of all Forfeited Towers Perrin RSU Shares.  Holding Company shall cooperate with the Custodian to achieve the intent of the Parties as set forth in this Section 5.14, consistent with applicable Laws.  Notwithstanding anything to the contrary in this Section 5.14(h), if the reallocation contemplated by Section 5.14(d) can be accomplished in a timely manner pursuant to a transaction that Holding Company reasonably determines is exempt from, or not subject to, the registration requirements of the Securities Act, then Holding Company shall not be required to file a Forfeited Share Registration Statement.

(i)            Upon and at all times following the Effective Time, Holding Company shall assume and perform all of Towers Perrin’s obligations under the Transaction Award Agreements, in each case in accordance with the terms and conditions thereof.

Section 5.15           Vesting, Forfeiture and Reallocation of Restricted Class A Holding Company Stock.

(a)           The Transaction Award Agreements and the Custodian Agreement shall provide that all shares of Restricted Class A Holding Company Stock shall be subject to vesting and forfeiture in accordance with this Section 5.15.

(b)           The shares of Restricted Class A Holding Company Stock shall be subject to vesting, and shall automatically vest with respect to one-third of the shares of Restricted Class A Holding Company Stock issued to each Towers Perrin RSU Holder on each of the first three (3) anniversaries of the Effective Time, in each case provided that such Towers Perrin RSU Holder is then employed by Holding Company or a Subsidiary thereof.

(c)           With respect to any Towers Perrin RSU Holder whose employment with Holding Company or a Subsidiary of Holding Company is terminated, all of his or her shares of Restricted Class A Holding Company Stock that have not vested (or with respect to which the vesting does not then accelerate) as of the date of such termination shall be, subject to Section 5.15(e), automatically forfeited to the Custodian upon such termination, without any action by such Towers Perrin RSU Holder (such shares, the “Forfeited Towers Perrin RSU Shares”).

(d)           Promptly following the effectiveness of the Forfeited Share Registration Statement (if required), the Custodian will reallocate all of the Forfeited Towers Perrin RSU Shares then held by it, together with all dividends (without interest) that it has received with respect to such shares, to all of the record holders of Towers Perrin Shares who received Towers Perrin Merger Consideration, to each such holder pro rata in accordance with his or her respective ownership of the Towers Perrin Shares outstanding immediately prior to the Effective Time.  During the period from the Effective Time to such reallocation, all of the Forfeited Shares shall be voted by the Custodian, on all matters submitted  to a vote of the holders of Class A Holding Company Stock, proportionally with the votes cast by holders of the issued and outstanding shares of Class B Restricted Holding Company Stock.

(e)           Notwithstanding the foregoing provisions of this Section 5.15:

(i)            With respect to any Person who receives shares of Restricted Class A Holding Company Stock with respect to Guaranteed Towers Perrin RSUs, in the event that such Person’s employment with Holding Company or any of its Subsidiaries is terminated without Cause (as defined below), none of the shares of Restricted Class A Holding Company Stock then held by such Person will be forfeited, and all such shares of Restricted Class A Holding Company Stock will automatically become fully vested upon such termination, and

(ii)           With respect to any Person who receives shares of Restricted Class A Holding Company Stock with respect to Towers Perrin RSUs that are not Guaranteed Towers Perrin RSUs, (A) in the event that such Person’s employment with Holding Company or any of its Subsidiaries is terminated without Cause (as defined below), on or after the first anniversary of the Effective Time but on or before the third anniversary of the Effective Time, none of the shares of Restricted Class A Holding Company Stock held by such Person will be forfeited, and all such shares of Restricted Class A Holding Company Stock will automatically become fully vested upon such termination and (B) in the event that such Person’s employment with Holding Company or any of its Subsidiaries is terminated without Cause prior to the first anniversary of the Effective Time, upon such termination one-third of the shares of Restricted Class A Holding Company Stock held by such Person will be forfeited and the remaining shares of Restricted

Class A Holding Company Stock held by such Person will automatically become fully vested; provided, however that this Section 5.15(e) shall not apply to the voluntary termination by any Person of his or her employment with, or a termination for Cause of any Person by Holding Company or any of its Subsidiaries.

(f)            Solely for purposes of this Section 5.15, the term “Cause” shall mean, with respect to any Person, any of the following, provided, that such definition shall not in any manner change or modify the terms of employment of any Person, restrict or impede the ability of Holding Company or any of its Subsidiaries to terminate the employment of any Person, or confer any rights (other than the vesting of shares as set forth herein) upon any Person with respect to the termination of his or her employment with Holding Company or any of its Subsidiaries:

(i)            Such Person’s commission of theft, embezzlement, any other act of material dishonesty relating to his or her employment with Holding Company or any of its Subsidiaries, or any material violation of any law applicable to Holding Company or any Subsidiary at which he or she was employed at the time of such violation;

(ii)           Such Person’s conviction of, or pleading guilty or nolo contendere to, a felony or to any lesser crime having as its predicate element fraud, dishonesty, misappropriation or moral turpitude;

(iii)          Such Person’s commission of an act or acts in the performance of his duties amounting to willful misconduct; or

(iv)          Such Person’s material breach of a material written policy of Holding Company or any Subsidiary at which he or she was employed at the time of such breach, and failure to cure such breach within thirty (30) days after receiving written notice thereof from Holding Company; provided, that such breach is of the type that would normally be viewed as a breach that could be cured by the employee.

Section 5.16           Listing Application.  Watson Wyatt and Towers Perrin shall cooperate and use their reasonable best efforts to cause Holding Company to prepare and submit to the NYSE and NASDAQ listing applications covering (a) the shares of Class A Holding Company Stock issuable in the Watson Wyatt Merger, and (b) the shares of Restricted Class A Holding Company Stock issuable in the Towers Perrin Merger and the shares of Class A Holding Company Stock to be issued upon conversion of the shares of Restricted Holding Company Stock to be issued in the Towers Perrin Merger, and shall use reasonable best efforts to obtain, prior to Closing, approval for the listing of such shares, subject to official notice of issuance.

Section 5.17           Employee Benefits.

(a)           Towers Perrin and Watson Wyatt shall work together to develop common employee benefit programs in each country in which they operate as soon as practicable following the Effective Time, recognizing that a period of time may be necessary for the transition of existing employee benefit programs.  With respect to certain employee benefits: (i) all accrued pension and money-purchase plan benefits (qualified and non-tax qualified) as of the Effective Time will be preserved following the Effective Time, in accordance with the terms of the applicable plans (ii) the company-paid retiree medical benefits available immediately prior to the Effective Time to the employees and retirees (and surviving spouses) of each Party who are eligible for such benefits as of the Effective Time, or who become eligible for such benefits within two years following the Effective Time, will continue to be provided to such persons on substantially the same basis for a minimum period of two years following the Effective Time, subject to such changes as may be necessary to reflect changes in Law and underlying insurance policies, and (iii) the level of the respective pension and money-purchase plan benefit (qualified and non-tax qualified) accrual formulae as in effect immediately prior to the Effective Time will continue to be provided at comparable levels to the respective employees who were employed at the Effective Time by Towers Perrin, Watson Wyatt or any of their respective Subsidiaries, for a minimum period of two years following the Effective Time.

(b)           Nothing contained in this Section 5.17, express or implied (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Surviving Corporations or any of their respective Affiliates to amend, modify or terminate any employee benefit or employment plan, program, agreement or arrangement after the Effective Time, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment, or constitute or create an employment agreement with any employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 5.18           Conduct of Business by Holding Company, Merger Subsidiaries.  Prior to the Effective Time and subject to any applicable regulatory approvals, Watson Wyatt and Towers Perrin shall cause Holding Company and the Merger Subsidiaries to (a) perform their respective obligations under this Agreement in accordance with the terms hereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated by this Agreement, (b) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the transactions contemplated hereby, (c) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any lien upon their respective properties or assets which would attach to any properties or assets of Holding Company, Surviving Watson Wyatt or Surviving Towers Perrin after the Effective Time, except, in the case of (b), (c) and (d), as mutually agreed in writing between Watson Wyatt and Towers Perrin.

Section 5.19           Annual Bonus Payments.

(a)           Towers Perrin Bonus Payments.

(i)            Towers Perrin shall accrue bonuses payable to its and its Subsidiaries’ employees for the period from January 1, 2009 through the Effective Time, in a manner consistent with past practice and in an aggregate amount not to exceed gross contribution as determined on a basis consistent with Towers Perrin’s past practice with respect to management reporting, with the actual accrual to be determined by the Chief Executive Officer of Towers Perrin (the “Towers Perrin CEO”) in his sole discretion.

(ii)           In the event that the Effective Time occurs on or before February 1, 2010, Holding Company shall pay bonuses accrued pursuant to clause (i) in an aggregate amount equal to the aggregate bonus accrual on Towers Perrin’s books as of the Effective Time, with all individual allocations of such bonuses to be determined by the Towers Perrin CEO in his sole discretion.

(iii)          In the event that the Effective Time occurs after February 1, 2010, Holding Company shall: (A) pay bonuses accrued pursuant to clause (i) in a manner consistent with past practice and in an aggregate amount equal to the aggregate bonus accrual on Towers Perrin’s books as of December 31, 2009, with all individual allocations of such bonuses to be determined by the Towers Perrin CEO in his sole discretion, provided that Towers Perrin may make such payment if the Effective Time has not occurred at the time of such payment and (B) make a second payment of bonuses accrued pursuant to clause (i) in an aggregate amount equal to the aggregate bonus accrual on Towers Perrin’s books as of the Effective Time (such accrual to reflect a reduction for bonuses actually paid for the fiscal year ended December 31, 2009), with all individual allocations of such bonuses to be determined by the Towers Perrin CEO in his sole discretion.

(iv)          Towers Perrin may elect to pay estimated bonuses to members of its Executive Council prior to the Effective Time if Towers Perrin and Watson Wyatt agree that its failure to do so may result in Holding Company’s lost tax deductions under Section 162(m) of the Code.  In the event that Towers Perrin so elects to pay such estimated bonuses, the amounts paid will be determined by Towers Perrin in a manner consistent with past practice, with individual estimated bonus amounts determined by the Towers Perrin CEO in his sole discretion.  In the event that such estimated bonus amounts are paid prior to the Effective Time, such payments will reduce, on a dollar-for-dollar basis, the aggregate amount of Towers Perrin employee bonuses otherwise payable after the Effective Time pursuant to this Section 5.19(a).

(v)           The date of each bonus payment to be made pursuant to this Section 5.19(a) shall be determined by the Towers Perrin CEO in his discretion, following consultation with the Watson Wyatt CEO.

(b)           Watson Wyatt Bonus Payments.

(i)            Watson Wyatt shall accrue bonuses payable to its and its Subsidiaries’ employees for the period from July 1, 2008 through June 30, 2009, in a manner consistent with past practice and consistent with the aggregate bonus accruals on Watson Wyatt’s books as of the date hereof, with the actual accrual to be determined by the Chief Executive Officer of Watson Wyatt (the “Watson Wyatt CEO”) in his sole discretion.  Watson Wyatt shall pay bonuses to employees of Watson Wyatt and its Subsidiaries in an aggregate amount equal to the aggregate bonus accrual on Watson Wyatt ‘s books as of June 30, 2009, with all individual allocations of such bonuses to be determined by the Watson Wyatt CEO in his sole discretion.

(ii)           Watson Wyatt shall accrue bonuses payable to its and its Subsidiaries’ employees for the period from July 1, 2009 through the Effective Time, in a manner consistent with past practice and in an aggregate amount not to exceed forty-five percent (45%) of consolidated net operating income for Watson Wyatt and its Subsidiaries (“NOI”) during such period, with the actual accrual to be determined by the Watson Wyatt CEO in his sole discretion.

(iii)          In the event that the Effective Time occurs on or before June 30, 2010, Holding Company shall pay bonuses accrued pursuant to clause (ii) in an aggregate amount equal to the aggregate bonus accrual on Watson Wyatt’s books as of the Effective Time, with all individual allocations of such bonuses to be determined by the Watson Wyatt CEO in his sole discretion.

(iv)          In the event that the Effective Time occurs after June 30, 2010, Holding Company shall: (A) pay fiscal year 2010 bonuses accrued pursuant to clause (ii) in a manner consistent with past practice, provided that Watson Wyatt may make such payment if the Effective Time has not occurred at the time of such payment, and (B) make a second payment of bonuses accrued pursuant to clause (ii) in a manner consistent with past practice  and in an aggregate amount equal to the aggregate bonus accrual on Watson Wyatt’s books as of the Effective Time (such accrual to reflect a reduction for bonuses actually paid for the fiscal year ended June 30, 2010), with all individual allocations of such bonuses to be determined by the Watson Wyatt CEO in his sole discretion.

(v)           The date of each bonus payment to be made pursuant to this Section 5.19(b) shall be determined by the Watson Wyatt CEO in his discretion, following consultation with the Towers Perrin CEO.

Section 5.20           Towers Perrin Initial Public Offering.  From the date hereof until the date of the Towers Perrin Shareholder Meeting, Towers Perrin shall not (i) substantially prepare or file with the SEC a registration statement on Form S-1 for shares of Towers Perrin common stock to be issued in an initial public offering of Towers Perrin common stock (a “Towers Perrin IPO”), (ii) prepare or file with a national or international securities exchange a listing application for shares of Towers Perrin common stock to be issued in a Towers Perrin IPO, or (iii) prepare or enter into any agreements with underwriters with respect to a Towers Perrin IPO; provided, that the foregoing shall not in any manner restrict Towers Perrin, its Subsidiaries or any of their Representatives from taking, or causing to be taken, any actions that Towers Perrin or such Subsidiary or Representative, as the case may be, deems reasonably necessary or appropriate in connection with this Agreement or the transactions contemplated hereby, notwithstanding that such actions may also be necessary or useful in the preparation of a Towers Perrin IPO.  The foregoing restrictions shall automatically terminate on the date of the Towers Perrin Shareholder Meeting and shall thereafter be of no further force and effect.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1             Conditions to the Obligations of Towers Perrin and Watson Wyatt.  The obligation of each of Watson Wyatt and Towers Perrin to effect the Mergers is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Towers Perrin Shareholder Approval.  The Towers Perrin Shareholder Approval shall have been obtained.

(b)           Watson Wyatt Stockholder Approval.  The Watson Wyatt Stockholder Approval shall have been obtained.

(c)           Requisite Regulatory Approvals.  Each of (i) the waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired, (ii) if required by applicable Law, the approval of the Mergers by the European Commission shall have been granted pursuant to the EC Merger Regulation, and (iii) if required by applicable Law, the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any national competition authority of any European Union member state or any other country shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(d)           No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Mergers.

(e)           Registration.  The Registration Statement (as amended or supplemented) will have been declared effective and will be effective under the Securities Act at the Closing, and no stop order suspending effectiveness will have been issued, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement will be pending before or threatened by the SEC.

(f)            Listing.  The shares of Class A Holding Company Stock issuable in the Watson Wyatt Merger, the shares of Restricted Class A Holding Company Stock issuable in the Towers Perrin Merger and the shares of Class A Holding Company Stock to be issued upon conversion of the shares of Restricted Holding Company Stock to be issued in the Towers Perrin Merger will have been approved for listing on the NYSE, subject to official notice of issuance.

(g)           Appraisal Rights.  No more than 10% of the outstanding Towers Perrin Shares as of the Closing shall be Dissenting Towers Perrin Shares.

(h)           Indenture.  Holding Company shall have established the terms of the Notes by entering into the Indenture, in substantially the form attached hereto as Exhibit F, with any changes reasonably requested by the Person that will serve as Trustee under the Indenture, or the administrative agent to the Credit Agreement (as defined therein), in each case agreed by to by the parties hereto and approved by the Watson Wyatt Board and the Towers Perrin Board.

(i)            Consents.  The Parties shall have obtained all consents and approvals of any Person other than a Governmental Entity required to be obtained in connection with the transactions contemplated by this Agreement other than such consents and approvals which, if not obtained, would not (x) prevent the performance by any Party hereto of its obligations under this Agreement or the consummation of the transactions contemplated hereby or (y) reasonably be expected to have, following the Effective Time, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Holding Company and its Subsidiaries (including Surviving Towers Perrin and Surviving Watson Wyatt and their respective Subsidiaries), taken as a whole.

(j)            No Litigation.  There shall not be pending or threatened in writing any Action by any Governmental Entity, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the Mergers, (ii) prohibit or limit the ownership, operation or control by Towers Perrin, Watson Wyatt, Holding Company or any of their respective Subsidiaries of any material portion of the business or assets of Towers Perrin, Watson Wyatt, Holding Company or any of their respective Subsidiaries, or to compel Towers Perrin, Watson Wyatt, Holding Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Towers Perrin, Watson Wyatt, Holding Company or any of their respective Subsidiaries or (iii) impose limitations on the ability of Holding Company to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Towers Perrin, Surviving Towers Perrin, Watson Wyatt or Surviving Watson Wyatt, including, in each case, the right to vote shares of capital stock of Towers Perrin, Surviving Towers Perrin, Watson Wyatt or Surviving Watson Wyatt  purchased or owned by them on all matters properly presented to the stockholders of such corporation.

(k)           In the event that a Class S Election Offer shall have been made, the Class S Election Deadline, including any extensions thereto, shall have occurred.

Section 6.2             Conditions to the Obligations of Watson Wyatt.  The obligation of Watson Wyatt to effect the Mergers is also subject to the satisfaction, or waiver by Watson Wyatt, at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.

(i)            The representation and warranties of Towers Perrin set forth in Section 3.2(a) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii)           The other representations and warranties of Towers Perrin set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Towers Perrin Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Towers Perrin Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)           Performance of Obligations of Towers Perrin.  Towers Perrin shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           Officers’ Certificate.  Watson Wyatt shall have received a certificate signed by an executive officer of Towers Perrin certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d)           Towers Perrin Director Resignations.  Each member of the Towers Perrin Board who is not listed in Section 1.6(a) shall have executed and delivered a letter effectuating his or her resignation as a director of Towers Perrin effective immediately prior to the Effective Time.

(e)           Absence of Towers Perrin Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Towers Perrin Material Adverse Effect (other than any such Towers Perrin Material Adverse Effect that has been cured).

(f)            Tax Opinion.  Watson Wyatt shall have received an opinion of Gibson, Dunn & Crutcher LLP, dated as of the Closing Date and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Watson Wyatt Merger will be treated as a transfer of property to Holding Company by the holders of Watson Wyatt Shares, as described in Section 351(a) or Section 351(b) of the Code or a reorganization within the meaning of Section 368(a) of the Code, or both. In rendering such opinion, Gibson, Dunn & Crutcher LLP will be entitled to receive and rely upon customary certificates and representations of officers of Towers Perrin and Watson Wyatt.

(g)           Absence of Professional Liability Claims.  Except for Actions disclosed, as of the date hereof, in Section 3.10 of the Towers Perrin Disclosure Letter, there shall not be any Action or Actions pending or, to the knowledge of Towers Perrin, threatened, against Towers Perrin or any of its Subsidiaries, arising out of or in connection with Towers Perrin or its Subsidiaries’ services or failure to provide services, which Action or Actions the Watson Wyatt Board determines in good faith (based on advice of counsel) have a reasonable likelihood of success and would reasonably be expected to result, individually or in the aggregate, in a Towers Perrin Material Adverse Effect.

Section 6.3             Conditions to the Obligations of Towers Perrin.  The obligation of Towers Perrin to effect the Mergers is also subject to the satisfaction, or waiver by Towers Perrin, at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.

(i)            The representation and warranties of Watson Wyatt set forth in Section 4.2(a) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii)           The other representations and warranties of Watson Wyatt set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Watson Wyatt Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Watson Wyatt Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)           Performance of Obligations of Watson Wyatt.  Watson Wyatt shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)           Officers’ Certificate.  Towers Perrin shall have received a certificate signed by an executive officer of Watson Wyatt certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d)           Watson Wyatt Director Resignations.  Each member of the Watson Wyatt Board who is not listed in Section 1.6(b) shall have executed and delivered a letter effectuating his or her resignation as a director of Watson Wyatt effective immediately prior to the Effective Time.

(e)           Absence of Watson Wyatt Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Watson Wyatt Material Adverse Effect (other than any such Watson Wyatt Material Adverse Effect that has been cured).

(f)            Tax Opinion.  Towers Perrin shall have received an opinion of Milbank, Tweed, Hadley & McCloy LLP, dated as of the Closing Date and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Towers Perrin Merger will be treated as a transfer of property to Holding Company by the holders of Towers Perrin Shares, as described in Section 351(a) or Section 351(b) of the Code or a reorganization within the meaning of Section 368(a) of the Code, or both. In rendering such opinion, Milbank, Tweed, Hadley & McCloy LLP will be entitled to receive and rely upon customary certificates and representations of officers of Towers Perrin and Watson Wyatt.

(g)           Absence of Professional Liability Claims.  Except for Actions disclosed, as of the date hereof, in Section 4.10 of the Watson Wyatt Disclosure Letter, there shall not be any Action or Actions pending or, to the knowledge of Watson Wyatt, threatened, against Watson Wyatt or any of its Subsidiaries, arising out of or in connection with Watson Wyatt or its Subsidiaries’ services or failure to provide services, which Action or Actions the Towers Perrin Board determines in good faith (based on advice of counsel) have a reasonable likelihood of success and would reasonably be expected to result, individually or in the aggregate, in a Watson Wyatt Material Adverse Effect.

Section 6.4             Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, notwithstanding the approval and adoption of this Agreement by the shareholders of Towers Perrin and/or the stockholders of Watson Wyatt:

(a)           by mutual written consent of Watson Wyatt and Towers Perrin, authorized by their respective boards of directors;

(b)           by either Watson Wyatt or Towers Perrin upon written notice to the other:

(i)            if the Mergers shall not have been consummated on or before 5:00 p.m., New York City time on the date that is nine (9) months after the date of this Agreement  (the “Outside Date”); provided that if by the Outside Date, any of the conditions set forth in Section 6.1(c) shall not have been satisfied but all of the other conditions to the consummation of the Mergers set forth in Article VI shall have been satisfied (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied), the Outside Date may be extended by either Watson Wyatt or Towers Perrin, in its discretion, by three (3) months from its scheduled expiration by providing written notice thereof to the other party prior to such scheduled expiration (in which case any references to the Outside Date herein shall mean the Outside Date as so extended); provided, however, that there shall be no more than one (1) such extension of the Outside Date, unless agreed to by both Watson Wyatt and Towers Perrin, and that neither Watson Wyatt nor Towers Perrin shall have the right to terminate this Agreement or extend the Outside Date pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii)           if a Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers and such denial has become final and nonappealable; or if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6, including, without limitation, any of the actions described in Section 5.6(b);

(iii)          if Towers Perrin Shareholder Approval shall not have been obtained at the Towers Perrin Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval and adoption of this Agreement was taken; or

(iv)          if the Watson Wyatt Stockholder Approval shall not have been obtained at the Watson Wyatt Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on approval and adoption of this Agreement was taken;

(c)           by Watson Wyatt upon written notice to Towers Perrin:

(i)            if Towers Perrin shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.3(b), as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of Towers Perrin shall have become untrue, which breach or failure to perform or to be true (A) would, either individually or in the aggregate, result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 if such breach or failure to perform were to occur or be continuing at the Closing and (B) cannot be or has not been cured by the Outside Date; provided, that Watson Wyatt shall have given Towers Perrin written notice, delivered at least 30 days prior to such termination, stating Watson Wyatt’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that Watson Wyatt shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)           if (A) the Towers Perrin Board (or any committee thereof) effects an Adverse Recommendation Change, (B) Towers Perrin or the Towers Perrin Board (or any committee thereof) shall (1) approve, adopt, endorse or recommend any Acquisition Proposal or (2) approve, adopt, endorse or recommend, or enter into or allow Towers Perrin or any of its Subsidiaries to enter into, an Alternative Acquisition Agreement, (C) the Towers Perrin Board fails to reaffirm publicly its recommendation of the approval and adoption of this Agreement within ten (10) Business Days after a request at any time to do so by Watson Wyatt, or within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to Towers Perrin’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (D) Towers Perrin shall have materially breached any of its obligations under Section 5.2 or 5.3(b) or (E) Towers Perrin or the Towers Perrin Board (or any committee thereof) shall authorize or publicly propose any of the foregoing; or

(d)           by Towers Perrin upon written notice to Watson Wyatt:

(i)            if Watson Wyatt shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.3(a), as to which Section 7.1(d)(ii) will apply), or if any representation or warranty of Watson Wyatt shall have become untrue, which breach or failure to perform or to be true (A) would, either individually or in the aggregate, result in the failure of any of the conditions set forth in Section 6.1 or 6.3 if such breach or failure to perform were to occur or be continuing at the Closing and (B) cannot be or has not been cured by the Outside Date; provided, that Towers Perrin shall have given Watson Wyatt written notice, delivered at least thirty (30) days prior to such termination stating Towers Perrin’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Towers Perrin shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)           if (A) the Watson Wyatt Board (or any committee thereof) effects an Adverse Recommendation Change, (B) Watson Wyatt or the Watson Wyatt Board (or any committee thereof) shall (1) approve, adopt, endorse, or recommend any Acquisition Proposal or (2) approve, adopt, endorse, or recommend, or enter into or allow Watson Wyatt or any of its Subsidiaries to enter into an Alternative Acquisition Agreement, (C) the Watson Wyatt Board fails to reaffirm publicly its recommendation of the approval and adoption of this Agreement within ten (10) Business Days after a written request at any time to do so by Towers Perrin, or within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published, or sent or given to Watson Wyatt’s stockholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (D) Watson Wyatt shall have materially breached any of its obligations under Sections 5.2 or 5.3(a), or (E) Watson Wyatt or the Watson Wyatt Board (or any committee thereof) shall authorize or publicly propose any of the foregoing.

Section 7.2             Effect of Termination.  In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Watson Wyatt, Towers Perrin, Holding Company, Delaware Merger Sub or Pennsylvania Merger Sub, except that the Confidentiality Agreement and the provisions of Section 3.20 and 4.20 (Brokers), Section 5.10 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, that in the event of any termination by Towers Perrin under Section 2.6, Section 7.3 (Fees and Expenses) shall not survive such termination and no Watson Wyatt Expenses or Towers Perrin Termination Fee shall be payable by Towers Perrin or any of its Subsidiaries with respect to any such termination; provided further, however, that no such termination shall relieve any Party from any liability or damages resulting from a knowing and intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3             Fees and Expenses.

(a)           Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that (i) if the Mergers are consummated, the Surviving Corporations shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Parties in connection with the Mergers and (ii) the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, the Registration Statement (an any amendment or supplement thereto), the prospectus included in the Registration Statement (and any amendment or supplement thereto), the solicitation of the Towers Perrin Shareholder Approval and the Watson Wyatt Stockholder Approval, and all filing and other fees paid to the SEC or in respect of the HSR Act or Foreign Antitrust Laws, in each case in connection with the Mergers (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Watson Wyatt and Towers Perrin.

(b)           In the event that:

(i)            (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to Towers Perrin’s shareholders, otherwise publicly disclosed or otherwise communicated to senior management of Towers Perrin or the Towers Perrin Board, (B) this Agreement is thereafter terminated by Towers Perrin or Watson Wyatt pursuant to Section 7.1(b)(i) or (b)(iii) or by Watson Wyatt pursuant to Section 7.1(c)(i) and (C) within twelve (12) months of the date of such termination of this Agreement, Towers Perrin or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal; or

(ii)           This Agreement is terminated by Watson Wyatt pursuant to Section 7.1(c)(ii);

then, in any such event, Towers Perrin shall pay to Watson Wyatt a termination fee of $65,000,000 (the “Towers Perrin Termination Fee”) less the amount of Watson Wyatt Expenses previously paid to Watson Wyatt (if any) pursuant to Section 7.3(d)(i), it being understood that in no event shall Towers Perrin be required to pay the Towers Perrin Termination Fee on more than one occasion.

(c)           In the event that:

(i)            (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to Watson Wyatt’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of Watson Wyatt or the Watson Wyatt Board, (B) this Agreement is thereafter terminated by Towers Perrin or Watson Wyatt pursuant to

Section 7.1(b)(i) or (b)(iv) or by Towers Perrin pursuant to Section 7.1(d)(i) and (C) within twelve (12) months of the date of such termination of this Agreement, Watson Wyatt or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal; or

(ii)           this Agreement is terminated by Towers Perrin pursuant to Section 7.1(d)(ii);

then, in any such event, Watson Wyatt shall pay to Towers Perrin a termination fee of $65,000,000 (the “Watson Wyatt Termination Fee”) less the amount of Towers Perrin Expenses previously paid to Towers Perrin (if any) pursuant to Section 7.3(d)(ii), it being understood that in no event shall Watson Wyatt be required to pay the Watson Wyatt Termination Fee on more than one occasion.

(d)           (i)            In the event that this Agreement is terminated by Towers Perrin or Watson Wyatt pursuant to Section 7.1(b)(iii) or by Watson Wyatt pursuant to Section 7.1(c)(i) under circumstances in which the Towers Perrin Termination Fee is not then payable pursuant to Section 7.3(b)(i), then Towers Perrin shall reimburse Watson Wyatt for all reasonably documented Watson Wyatt Expenses, up to a maximum amount of $10,000,000.

(ii)           In the event that this Agreement is terminated by Towers Perrin or Watson Wyatt pursuant to Section 7.1(b)(iv) or by Towers Perrin pursuant to Section 7.1(d)(i) under circumstances in which the Watson Wyatt Termination Fee is not then payable pursuant to Section 7.3(c)(i), then Watson Wyatt shall reimburse Towers Perrin for all reasonably documented Towers Perrin Expenses, up to a maximum amount of $10,000,000.

(e)           Solely for purposes of this Section 7.3:

(i)            “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.2(h)(i) except that (A) references in Section 5.2(h)(i) to “15%” shall be replaced by “50%” and (B) an initial public offering of common stock shall not constitute an Acquisition Proposal; and

(ii)           “Watson Wyatt Expenses” means all of Watson Wyatt’s reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Watson Wyatt and its Affiliates) incurred by Watson Wyatt or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(iii)          “Towers Perrin Expenses” means all of Towers Perrin’s reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Towers Perrin and its Affiliates) incurred by Towers Perrin or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(f)            Payment of the Towers Perrin Termination Fee by Towers Perrin pursuant to Section 7.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by Watson Wyatt (i) as promptly as reasonably practicable after the date on which Towers Perrin or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (and, in any event, within two (2) Business Days of such date), in the case of a Towers Perrin Termination Fee that becomes payable pursuant to Section 7.3(b)(i) or (ii) as promptly as practicable following termination, in the case of a Towers Perrin Termination Fee that becomes payable pursuant to Section 7.3(b)(ii);

(g)           Payment of the Watson Wyatt Termination Fee by Watson Wyatt pursuant to Section 7.3(c) shall be made by wire transfer of same day funds to the account or accounts designated by Towers Perrin (i) as promptly as reasonably practicable after the date on which Watson Wyatt or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (and, in any event, within two (2) Business Days after such date), in the case of a Watson Wyatt Termination Fee that becomes payable pursuant to Section 7.3(c)(i) or (ii) as promptly as practicable following termination, in the case of a Towers Perrin Termination Fee that becomes payable pursuant to Section 7.3(c)(ii).

(h)           If Towers Perrin is required to pay the Watson Wyatt Expenses pursuant to this Section 7.3, such payment shall be made by wire transfer of same day funds to the account or accounts designated by Watson Wyatt in a written notice to Towers Perrin, within two (2) Business Days after such notice. If Watson Wyatt is required to pay the Towers Perrin Expenses pursuant to this Section 7.3, such payment shall be made by wire transfer of same day funds to the account or accounts designated by Towers Perrin in a written notice to Watson Wyatt, within two (2) Business Days after such notice.

(i)            Each of Watson Wyatt and Towers Perrin acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against Watson Wyatt or Towers Perrin, as applicable, for the amounts set forth in this Section 7.3, Towers Perrin or Watson Wyatt, as applicable, shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 from the date of termination of this Agreement at a rate per annum equal to the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other party.

Section 7.4             Amendment or Supplement.  This Agreement may be amended, modified or supplemented by Watson Wyatt and Towers Perrin by a writing authorized by each of their respective Board of Directors prior to the Effective Time, whether before or after the Towers Perrin Shareholder Approval or Watson Wyatt Stockholder Approval have been obtained; provided, however, that after the Towers Perrin Shareholder Approval or Watson Wyatt Stockholder Approval have been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Towers Perrin or Watson Wyatt, as applicable, without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of Watson Wyatt and Towers Perrin at the time of the amendment.

Section 7.5             Extension of Time; Waiver.  At any time prior to the Effective Time, Watson Wyatt or Towers Perrin may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Towers Perrin Shareholder Approval or the Watson Wyatt Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Towers Perrin or Watson Wyatt, as applicable, without such further approval or adoption.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1             Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)            if to Holding Company, to:

c/o Watson Wyatt Worldwide, Inc.

901 N. Glebe Road

Arlington, VA 22203

Attention:  Walter W. Bardenwerper, Esq.,

Vice President and General Counsel

Facsimile:  (703) 258-7497

and

c/o Towers, Perrin, Forster & Crosby, Inc.

1500 Market Street, Centre Square East

Philadelphia, PA  19102-4790

Attention:  Kevin Young, Esq., General Counsel

Facsimile:  (215) 246-4463

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Ave., NW Suite 200

Washington, DC  20036

Attention:  Stephen I. Glover, Esq.

Facsimile:  (202) 467-0539

and a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY  10005

Attention:  Charles J. Conroy, Esq.

Facsimile:  (212) 822-5671

(ii)           if to Watson Wyatt, Delaware Merger Sub or Surviving Watson Wyatt, to:

Watson Wyatt Worldwide, Inc.

901 N. Glebe Road

Arlington, VA 22203

Attention:  Walter W. Bardenwerper, Esq.,

Vice President and General Counsel

Facsimile:  (703) 258-7497

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Ave., NW Suite 200

Watson Wyatt, DC  20036

Attention:  Stephen I. Glover, Esq.

Facsimile:  (202) 467-0539

(iii)          if to Towers Perrin, Pennsylvania Merger Sub or Surviving Towers Perrin, to:

Towers, Perrin, Forster & Crosby, Inc.

1500 Market Street, Centre Square East

Philadelphia, PA  19102-4790

Attention:  Kevin Young, Esq., General Counsel

Facsimile:  (215) 246-4463

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY  10005

Attention:  Charles J. Conroy, Esq.

Facsimile:  (212) 822-5671

Section 8.3             Certain Definitions.  For purposes of this Agreement:

(a)           “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)           “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed;

(c)           “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(d)           “Control Test” means as a result of the payment of the Towers Perrin Merger Consideration pursuant to this Agreement (including payment pursuant to any election permitted under this Agreement) that Towers Perrin shareholders receive an amount of Holding Company voting stock in exchange for an amount of Towers Perrin stock constituting “control” of Towers Perrin as such term is defined in Section 368(c) of the Code;

(e)           “Credit Agreement” means any Credit Agreement or similar agreement relating to a credit facility or other arrangement entered into by Holding Company, as borrower, on or prior to Closing;

(f)            “Custodian” means the Custodian to be designated by Towers Perrin pursuant to Section 5.14(f);

(g)           “Fast Mover Awards” means, collectively, the award letters from Towers Perrin to certain of its and its Subsidiaries’ employees, which entitle each such employee to an award of additional compensation payable in cash or, in Towers Perrin’s sole discretion, restricted stock units of Towers Perrin, if Towers Perrin completes an initial public offering of its common stock by December 31, 2009 and such employee is then employed by Towers Perrin;

(h)           “Final Exchange Ratio”  means the result (rounded to nine decimal places) obtained by dividing (i) the total number of Fully Diluted Watson Wyatt Shares immediately prior to the Effective Time by (ii) the quotient of (x) the total number of Fully Diluted Towers Perrin Shares (but not including any Towers Perrin RSUs or any shares issuable upon exercise of any Towers Perrin RSUs) immediately prior to the Effective Time, divided by (y) 0.90;

(i)            “Final Transaction Value Per Towers Perrin Share”  means the result obtained by dividing (i) the product obtained by multiplying (A) the total number of Fully Diluted Watson Wyatt Shares immediately prior to the Effective Time, times (B) the Final Watson Wyatt Stock Price, by (ii) the total number of Fully Diluted Towers Perrin Shares immediately prior to the Effective Time;

(j)            “Final Watson Wyatt Stock Price”  means the average closing price per share of Watson Wyatt Common Stock (rounded to the nearest cent) for the ten (10) consecutive trading days ending on the second trading day immediately prior to the Closing (as reported in the New York City edition of The Wall Street Journal for each such trading day, or, if not reported therein, any other authoritative source to be agreed by Watson Wyatt and Towers Perrin);

(k)           “Fully Diluted Towers Perrin Shares” means, at any time of determination, the total number of shares of Towers Perrin Common Stock then outstanding, plus (i) the total number of Towers Perrin RSUs then outstanding and (ii) the total number of shares of Towers Perrin Common Stock issuable pursuant to then-outstanding securities issued by Towers Perrin that are convertible or exercisable for shares of Towers Perrin Common Stock, but not including any shares issuable upon exercise of any Towers Perrin Warrants, any Fast Mover Awards, or any stock options or similar rights that will, by their terms, be terminated or cancelled at or prior to the Effective Time without requiring the issuance of any securities in respect thereof;

(l)            “Fully Diluted Watson Wyatt Shares”  means, at any time of determination, the total number of shares of Watson Wyatt Common Stock outstanding, plus the total number of shares of Watson Wyatt Common Stock issuable pursuant to then-outstanding securities issued by Watson Wyatt that are convertible or exercisable for shares of Watson Wyatt Common Stock (including, without limitation, the number of Watson Wyatt DSU Shares that will become issuable immediately following the Effective Time pursuant to outstanding Watson

Wyatt DSUs), but not including any shares issuable upon exercise of any stock options, deferred stock units or similar rights that will, by their terms, be terminated or cancelled at or prior to the Effective Time without requiring the issuance of any securities in respect thereof;

(m)          “Guaranteed Towers Perrin Award Holder” means the holder of a Guaranteed Retention Award;

(n)           “Guaranteed Towers Perrin Awards” means, collectively, the awards from Towers Perrin to certain of its and its Subsidiaries’ employees, which in the event of a Towers Perrin RSU Triggering Event entitle each such employee to an award of additional compensation payable in the form of restricted stock with a minimum value equal to the guaranteed dollar amount set forth in the underlying award letter, in the event that the Towers Perrin RSU Triggering Event occurs and such employee is then employed by Towers Perrin or any of its Subsidiaries; provided, that for the avoidance of doubt, such term shall not include any similar awards that are, by their terms, payable only in cash;

(o)           “Guaranteed Towers Perrin RSUs” means, collectively, the restricted stock units issued by Towers Perrin with respect to the Guaranteed Towers Perrin Awards;

(p)           “Guaranteed RSU Holder” means a Person who holds one or more Guaranteed Towers Perrin RSUs;

(q)           “Interim Exchange Ratio”  means, with respect to any particular date (other than the Closing Date), the result (rounded to nine decimal places) obtained by dividing (i) the total number of Fully Diluted Watson Wyatt Shares as of such date by (ii) the quotient of (x) total number of Fully Diluted Watson Wyatt Shares as of such date (but not including any Towers Perrin RSUs or any shares issuable upon exercise of any Towers Perrin RSUs), divided by (y) 0.90;

(r)            “Interim Watson Wyatt Stock Price”  means with respect to a particular date (other than the Closing Date), the average closing price per share of Watson Wyatt Common Stock (rounded to the nearest cent) for the ten (10) consecutive trading days ending on the trading day immediately prior to such date (as reported in the New York City edition of The Wall Street Journal for each such trading day, or, if not reported therein, any other authoritative source to be agreed by Watson Wyatt and Towers Perrin);

(s)           “knowledge” means, with respect to the Towers Perrin, the actual knowledge of any of the persons listed in Section 8.3 of the Towers Perrin Disclosure Letter and (ii) with respect to Watson Wyatt, the actual knowledge of any of the persons listed in Section 8.3 of the Watson Wyatt Disclosure Letter;

(t)            “NYSE” means the New York Stock Exchange;

(u)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(v)           “Restricted Class A Holding Company Stock” means, collectively, the shares of Restricted Class A Holding Company Stock received by Towers Perrin RSU holders pursuant to Sections 2.1(a)(iv) and 2.1(a)(v), each of which shall be subject to the vesting and forfeiture provisions set forth in Section 5.14 and the underlying Transaction Award Agreement, and held by the Custodian pending the vesting or reallocation thereof in accordance with Section 5.14 and the underlying Transaction Award Agreement.

(w)          “Restricted Holding Company Stock” means, collectively, the shares of Class B-1 Restricted Holding Company Stock, Class B-2 Restricted Holding Company Stock, Class B-3 Restricted Holding Company Stock, Class B-4 Restricted Holding Company Stock, Class R Restricted Holding Company Stock and Class S Restricted Holding Company Stock;

(x)            “Significant Subsidiary” means (i) with respect to Towers Perrin, each of Towers Perrin Inc., Denis M. Clayton & Company Limited, Rauser Towers Perrin AG, TP Finance Co. and TPF&C Holdings, Inc. and (ii) with respect to Watson Wyatt, each of Watson Wyatt & Company, Watson Wyatt Canada ULC, Watson Wyatt Limited, Watson Wyatt B.V. and Watson Wyatt Heissmann GmbH;

(y)           “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(z)            “Transfer” means the sale, gift, mortgage, pledge, exchange, assignment or other disposition or transfer, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance; provided that neither the automatic conversion of Restricted Holding Company Stock into shares of Class A Holding Company Stock nor the automatic transfer and exchange of shares of Class B Restricted Holding Company Stock as set forth in Section 2.8(g) shall constitute a Transfer;

(aa)         “Towers Perrin Credit Agreement” means the Credit Agreement, dated as of November 8, 2006, by and among Towers Perrin, as Borrower, the Lenders referred to therein, PNC Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents and Bank of America, N.A., Citizens Bank of Pennsylvania and HSBC Bank USA, National Association, as Documentation Agents and PNC Capital Markets LLC, as Lead Arranger, as amended through, and as in effect on, the date of this Agreement;

(bb)         “Towers Perrin RSU” means, collectively, the restricted stock units issued by Towers Perrin pursuant to the Towers Perrin Restricted Stock Unit Plan, and the Guaranteed Towers Perrin RSUs;

(cc)         “Towers Perrin RSU Holder” means a Person who holds one or more Towers Perrin RSUs;

(dd)         “Watson Wyatt Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of July 11, 2005, among Watson Wyatt & Company, as Borrower, the lenders from time to time party thereto, SunTrust Bank, as Administrative Agent, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., as Lead Arranger, US Bank, National Association and Comerica Bank, as Syndication Agents, and Manufacturers

and Traders Trust Company and HSBC Bank USA, NA, as Documentation Agents, as amended through, and as in effect on, the date of this Agreement; and

(ee)         “Watson Wyatt ESPP” means, collectively, Watson Wyatt & Company Holdings 2001 Employee Stock Purchase Plan, Amended and Restated Effective May 1, 2006 and any sub-plans thereunder, each as amended through the date of this Agreement; and

(ff)           “Watson Wyatt UK and Irish Plans” means, collectively, the Watson Wyatt Share Incentive Plan 2005, including the Trust Deed and Rules thereof, and the Watson Wyatt Ireland Share Participation Scheme, including the Trust Deed and Rules thereof, each as amended through the date of this Agreement.

Section 8.4             Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meanings set forth in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5             Entire Agreement.  This Agreement (including the Exhibits hereto), the Towers Perrin Disclosure Letter, the Watson Wyatt Disclosure Letter, the Watson Wyatt Voting Agreement, the Towers Perrin Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 8.6             No Third Party Beneficiaries.  Except as provided in Section 5.9 only, the Parties hereby agree that their respective representations, warranties and covenants set forth herein, express or implied (including, without limitation, Articles III and IV), are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.  The Parties further agree that the rights of third party beneficiaries under Section 5.9 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this

Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7             Governing Law.  Except as otherwise required by Law, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8             Submission to Jurisdiction.  Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in any Delaware state court or the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9             Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment or delegation without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.10           Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11           Currency.  All references to “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13           Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.15           Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.16           No Presumption Against Drafting Party.  Each of Watson Wyatt and Towers Perrin acknowledges that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

WATSON WYATT WORLDWIDE, INC.

By:	/s/ John J. Haley
Name: John J. Haley
Title: President and Chief Executive Officer

TOWERS, PERRIN, FORSTER & CROSBY, INC.

By:	/s/ Mark V. Mactas
Name: Mark V. Mactas
Title: Chief Executive Officer

JUPITER SATURN HOLDING COMPANY

By:	/s/ John J. Haley
Name: John J. Haley
Title: Chief Executive Officer

JUPITER SATURN DELAWARE INC.

By:	/s/ John J. Haley
Name: John J. Haley
Title: President

JUPITER SATURN PENNSYLVANIA INC.

By:	/s/ Mark V. Mactas
Name: Mark V. Mactas
Title: President

Signature Page to Agreement and Plan of Merger

EXHIBIT A-1

Watson Wyatt Worldwide, Inc.
901 North Glebe Road
Arlington, Virginia 22203-1853

Fax. 703.258.8585

                         , 2009

Certain Shareholders
c/o Towers, Perrin, Forster & Crosby, Inc.
1500 Market Street
Centre Square East
Philadelphia, Pennsylvania 19102

Re:  Voting Agreement

Dear Towers Perrin Shareholders,

As you know, we are finalizing an agreement (the “Merger Agreement”) under which Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) and Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) will combine their businesses to form a new holding company (the “Holding Company”, and such transaction the “Transaction”).  As a precursor to both parties executing the Merger Agreement, directors and executive officers of both companies are being asked to agree to support the Transaction in their capacities as shareholders. We ask each of you to sign a copy of this letter where indicated, agreeing with the understanding that Watson Wyatt will rely on these covenants in agreeing to enter into the Merger Agreement:

1.               You will vote (or cause to be voted) any Towers Perrin shares you now own, and any additional shares you own at the time you cast your vote, in favor of the Transaction and adoption of the Merger Agreement at any meeting or written consent of Towers Perrin’s shareholders at which approval is proposed, and will vote against any proposal to approve a competing transaction or any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction. Until this letter terminates pursuant to paragraph 4 below and except as contemplated hereby or in accordance with Article VI of the Amended and Restated Bylaws of Towers Perrin, you will not transfer any shares of Towers Perrin stock you currently own, either beneficially or of record.

2.               You will not solicit, knowingly encourage or facilitate any inquiry, proposal or offer with respect to a transaction which competes with the Transaction or could reasonably be expected to lead to a competing transaction or impede, interfere with, delay or adversely affect the Transaction.

3.               You are agreeing to the terms of this letter solely in your capacity as a Towers Perrin shareholder, and nothing in this letter restricts or limits your ability to take any action in your capacity as a director or executive officer of Towers Perrin to the extent specifically permitted by the Merger Agreement.  Without limiting the generality of the foregoing, we agree that you are a director and/or an executive officer of Towers Perrin, and that in your capacity as a director and/or an executive officer you may, in the exercise of your legal duties, take actions that would violate this letter if such actions were taken in your capacity as a Towers Perrin shareholder.  We agree that no such action taken in your capacity as a director and/or an executive officer of Towers Perrin will be deemed to violate this letter.

4.               This letter shall terminate on the earliest of (a) the effective time of the Transaction, (b) the termination of the Merger Agreement, (c) written notice of termination of this letter by Watson Wyatt to you and (d) with respect to  particular shareholder and its Truman Shares (as defined in the Merger Agreement), the date, if any, on which Towers Perrin repurchases such shares pursuant to Article VI of the Amended and Restated Bylaws of Towers Perrin; provided, that (1) paragraph 6 shall survive the termination of this letter and (2) any liability incurred by any party to this letter arising from a breach of this letter prior to such termination shall survive termination of this letter.

5.               You authorize the Holding Company, Watson Wyatt and Towers Perrin to publish and disclose in any disclosure required by the Securities and Exchange Commission and in the joint proxy statement/prospectus or registration statement your identity and ownership of the Towers Perrin shares and the nature of your obligations under this letter agreement.

6.               This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the Commonwealth of Pennsylvania.

We look forward to this exciting opportunity for our two firms, and appreciate if you could sign and return a copy of this letter to acknowledge your agreement with its terms.

Sincerely,

WATSON WYATT WORLDWIDE, INC.

By:

Name:

Title:

2

Agreed and acknowledged by:

Name:	Anne D. Bodnar	Name:	Andrew S. Cherkas
Title:	Managing Director, Human Resources	Title:	Director

Name:	Martine A. Ferland	Name:	Gordon L. Gould
Title:	Director	Title:	Managing Director, Corporate Development Unit

Name:	Patricia L. Guinn	Name:	Robert G. Hogan
Title:	Managing Director, Risk and Financial Services	Title:	Chief Financial Officer

Name:	Donald L. Lowman	Name:	Mark V. Mactas
Title:	Managing Director, Human Capital Group	Title:	President, Chief Executive Officer and Chairman of the Board

Name:	Mark Maselli	Name:	Richard J. Matinale
Title:	Director	Title:	Director

Name:	Tamara S. Mattson	Name:	Philippe A. Poincloux
Title:	Director	Title:	Director

Signature page to Voting Agreement between Watson Wyatt and

Directors and Officers of Towers Perrin

Agreed and acknowledged by:

Name:	Hugh F. Shanks	Name:	John W. Small
Title:	Director	Title:	Director

Name:	Eric W. Speer	Name:	Kevin C. Young
Title:	Director	Title:	Vice President, General Counsel and Secretary

Signature page to Voting Agreement between Watson Wyatt and

Directors and Officers of Towers Perrin

EXHIBIT A-2

Towers, Perrin, Forster & Crosby, Inc.
1500 Market Street
Centre Square East
Philadelphia, Pennsylvania 19102
Fax. 215.246.4463

                            , 2009

Certain Stockholders
c/o Watson Wyatt Worldwide, Inc.
901 North Glebe Road
Arlington, Virginia 22203-1853

Re:  Voting Agreement

Dear Watson Wyatt Stockholder,

As you know, we are finalizing an agreement (the “Merger Agreement”) under which Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) and Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) will combine their businesses to form a new holding company (the “Transaction”).  As a precursor to both parties executing the Merger Agreement, directors and executive officers of both companies are being asked to agree to support the Transaction in their capacities as stockholders. We ask you to sign a copy of this letter where indicated, agreeing with the understanding that Towers Perrin will rely on these covenants in agreeing to enter into the Merger Agreement:

1.               You will vote (or cause to be voted) any Watson Wyatt shares you now own, and any additional shares you own at the time you cast your vote in favor of the Transaction and adoption of the Merger Agreement at any meeting or written consent of Watson Wyatt’s stockholders at which approval is proposed, and will vote against any proposal to approve a competing transaction or any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction. Until this letter terminates pursuant to paragraph 4 below, you will not transfer any shares of Watson Wyatt stock you currently own, either beneficially or of record.  This prohibition does not apply to the transfer of shares that you acquire after the date of this letter (other than shares acquired as a result of a stock split, stock dividend or similar transaction), including any shares issued after the date of this letter under outstanding equity compensation awards.  You may transfer any Watson Wyatt shares you currently own or acquire after the date of this letter to members of your immediate family, trusts for the benefit of immediate family members, or to your executors, administrators, testamentary trustees, legatees and beneficiaries in the event of your death, as long as the transferees agree to the terms of this letter.

2.               You will not solicit, knowingly encourage or facilitate any inquiry, proposal or offer with respect to a transaction which competes with the Transaction or could reasonably be expected to lead to a competing transaction or impede, interfere with, delay or adversely affect the Transaction.

3.               You are agreeing to the terms of this letter solely in your capacity as a Watson Wyatt stockholder, and nothing in this letter restricts or limits your ability to take any action in your capacity as a director or executive officer of Watson Wyatt to the extent specifically permitted by the Merger Agreement.  Without limiting the generality of the foregoing, we agree that you are a director and/or an executive officer of Watson Wyatt, and that in your capacity as a director and/or an executive officer you may, in the exercise of your legal duties, take actions that would violate this letter if such actions were taken in your capacity as a Watson Wyatt stockholder.  We agree that no such action taken in your capacity as a director and/or an executive officer of Watson Wyatt will be deemed to violate this letter.

4.               This letter shall terminate on the earliest of (a) the effective time of the Transaction, (b) the termination of the Merger Agreement and (c) written notice of termination of this letter by Towers Perrin to you; provided, that (1) paragraphs 6 and 7 shall survive the termination of this letter and (2) any liability incurred by any party to this letter arising from a breach of this letter prior to such termination shall survive termination of this letter.

5.               You authorize Towers Watson & Co., Watson Wyatt and Towers Perrin to publish and disclose in any disclosure required by the SEC and in the joint proxy statement/prospectus or registration statement your identity and ownership of the Watson Wyatt shares and the nature of your obligations under this letter agreement.

6.               This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

We look forward to this exciting opportunity for our two firms, and appreciate if you could sign and return a copy of this letter to acknowledge your agreement with its terms.

Sincerely,

TOWERS, PERRIN, FORSTER & CROSBY, INC.

By:

Name:

Title:

2

Agreed and acknowledged by:

Name:	Walter W. Bardenwerper	Name:	Robert J. Charles
Title:	Vice President, Secretary and General Counsel	Title:	Vice President Regional Manager (Asia-Pacific)

		Name:	John J. Gabarro
		Title:	Director

Name:	John J. Haley	Name:	Carl A. Hess
Title:	President, CEO, Chairman of the Board and Director	Title:	Vice President and Global Practice Director of Investment Consulting

Name:	R. Michael McCullough	Name:	Robert J. McKee
Title:	Director	Title:	Vice President and Global Director of Marketing

Name:	Kevin L. Meehan	Name:	Stephen E. Mele
Title:	Vice President and Regional Manager (North America)	Title:	Vice President and Chief Human Resources Officer

Name:	Roger F. Millay	Name:	Peter E. Mills
Title:	Vice President and Chief Financial Officer	Title:	Vice President and Regional Manager (Latin America)

Signature page to Voting Agreement between Towers Perrin and

Directors and Officers of Watson Wyatt

Agreed and acknowledged by:

Name:	Brendan R. O’Neill	Name:	Martin Pike
Title:	Director	Title:	Vice President and Global Practice Director of Insurance & Financial Services

Name:	Paul E. Platten	Name:	Linda D. Rabbitt
Title:	Vice President and Global Director of Human Capital Group	Title:	Director

Name:	Chandrasekhar (Babloo) Ramamurthy	Name:	Gilbert T. Ray
Title:	Vice President and Regional Manager (Europe)	Title:	Director

Name:	Gene H. Wickes	Name:	John C. Wright
Title:	Vice President and Global Director of the Benefits Practice	Title:	Director

Signature page to Voting Agreement between Towers Perrin and

Directors and Officers of Watson Wyatt

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
TOWERS WATSON DELAWARE INC.

A.            This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

B.            The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

ARTICLE I
NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is:

Towers Watson Delaware Inc.

ARTICLE II
REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, DE 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock, to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V
BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI
ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII
LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) breaches under Section 174 of the General Corporation Law of the State of Delaware, or (d) any transaction from which the director derived an improper personal benefit.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.  If the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of any such director of the Corporation is eliminated or limited to the full extent authorized.

ARTICLE VIII
INDEMNIFICATION

(a)          The Corporation shall indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall

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continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(b)         In addition to the right to indemnification conferred in this ARTICLE VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE VIII or otherwise.

(c)          The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE IX
CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

[The remainder of this page is intentionally left blank.]

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EXHIBIT C

INDENTURE

Dated as of [DATE]

among

[HOLDING COMPANY]

and

[TRUSTEE]

Trustee

[    ]% Subordinated Notes due [2010]

CROSS-REFERENCE TABLE

TIA Sections		Indenture Sections

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N/A
	(a)(4)	N/A
	(a)(5)	7.10
	(b)	7.08; 7.10
	(c)	N/A

311	(a)	7.11
	(b)	7.11
	(c)	N/A

312	(a)	2.05
	(b)	11.03
	(c)	11.03

313	(a)	7.06
	(b)(1)	N/A
	(b)(2)	7.06
	(c)	7.06; 11.02
	(d)	7.06

314	(a)	4.02; 4.04
	(b)	N/A
	(c)(1)	11.04
	(c)(2)	11.04
	(c)(3)	11.04
	(d)	N/A

CROSS-REFERENCE TABLE (continued)

TIA Sections		Indenture Sections

	(e)	11.05
	(f)	N/A

315	(a)	7.01
	(b)	7.05; 11.02
	(c)	7.01
	(d)	7.01
	(e)	6.11

316	(a)(last sentence)	11.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N/A
	(b)	6.07
	(c)	N/A

317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04

318	(a)	11.01

N/A means Not Applicable

Note:                   This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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INDENTURE dated as of [DATE], among [HOLDING COMPANY], a [Delaware] corporation (the “Issuer”) and [TRUSTEE] (the “Trustee”), having its Corporate Trust Office at [             ].

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Issuer’s [    ]% Subordinated Notes due [2010] issued pursuant hereto (all such Notes being referred to collectively as the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01       Definitions. “Affiliate” of any specified Person means:

(1)           any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; or

(2)           any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Voting Stock.

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to be closed.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Class R Common Stock” shall have the meaning assigned to such term in the Merger Agreement.

“Closing Date” shall have the meaning assigned to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Corporate Trust Office” means the office of the Trustee specified in Section 11.02 or any other office specified by the Trustee from time to time pursuant to such Section.

“Credit Agreement” means the Credit Agreement dated as of                , 2009, among the Issuer, the lenders party thereto, and                , as administrative agent, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any increase in the principal amount available thereunder in connection with any of the foregoing.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt” means, with respect to any Person:

(a)           any indebtedness of such Person, whether or not contingent:

(i)            in respect of borrowed money;

(ii)           evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), including the Notes;

(iii)          representing the balance deferred and unpaid of the purchase price of any property or services (including capitalized lease obligations); or

(iv)          representing net Obligations under any Hedging Obligations; if and to the extent that any of the foregoing Debt (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the Obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)           to the extent not otherwise included, the Obligations of the type referred to in clause (a) of a third Person secured by a lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

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“Designated Senior Debt” means (a) Debt of the Issuer under or in respect of the Credit Facilities and (b) any other Debt of the Issuer constituting Senior Debt which, at the time of determination, has an aggregate outstanding principal amount of at least [$100.0 million] and is specifically designated by the Issuer in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).

“Government Notes” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)           currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Interest Payment Date” with respect to any Note means [Maturity Date].

“Issue Date” means the date on which the Notes are originally issued, which is the date of this Indenture.

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“Law” means any law, rule, regulation, order, judgment or decree of any Governmental Authority.

“Maturity Date” means [                ].

“Merger Agreement” means the Agreement and Plan of Merger, dated as of [DATE], by and among [Truman], the Issuer, [Washington], [Truman Merger Sub] and [Washington Merger Sub].

“Notes” has the meaning stated in the recital of this Indenture and more particularly means any Notes authenticated and delivered under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, guarantees of payment and other liabilities payable under the documentation governing any Debt, in each case whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Bankruptcy Law (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Officers” means any of the following:  President, Chief Executive Officer, Chief Operating Officer, Treasurer, Assistant Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of the Issuer reasonably acceptable to the Trustee.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuer or the Trustee.  As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers’ Certificate, without any independent investigation.

“Payment” means, with respect to the Notes, any payment, whether in cash or other assets or property, of interest, principal or any other amount on, of or in respect of the Notes, any other acquisition of Notes and any deposit into the trust described in Article VIII.  The verb “pay” has a correlative meaning.

“Permitted Family Member” means any spouse, parent, grandparent, child, grandchild (including a child or grandchild by adoption and step-children), sibling, mother-in-law, father-in-law, brother-in-law or sister-in-law of the Holder of a Note.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Senior Debt; provided that, if and for so long as any Senior Debt lacks such a

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representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Debt.

“SEC” means the Securities and Exchange Commission.

“Senior Debt” means the principal of, premium, if any, and accrued and unpaid interest on, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer, regardless of whether or not a claim for post-filing interest is allowed in such proceedings, and fees and other amounts (including expenses, reimbursement obligations under letters of credit and indemnities) owing in respect of, all Debt of the Issuer, whether outstanding on the Closing Date or thereafter incurred (including in respect of any existing or future Credit Facilities), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Debt of the Issuer shall not include:

(a) any Debt of the Issuer to a Subsidiary of the Issuer;

(b) Debt to trade creditors and other amounts incurred in connection with obtaining goods, materials or services in the ordinary course of business and any amounts owed as compensation to employees;

(c) any obligations with respect to Capital Stock;

(d) any liability for federal, state, local or other taxes owed or owing by the Issuer; and

(e) any Debt, which is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, subordinated in right of payment to any other Debt of the Issuer.

“Senior Officer” means the President or the Chief Executive Officer of the Issuer.

“Subsidiary” means, with respect to any Person, any other Person of which Voting Stock or other Equity Interests having ordinary voting power to elect more than 50% of the Board of Directors or other governing body are owned, directly or indirectly, by such first Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture, unless as stated in Section 9.03 hereof.

“Transfer” means any sale, gift, mortgage, pledge, exchange, assignment or other disposition or transfer, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance.

“Truman” means [Truman], a Pennsylvania corporation.

“Truman Merger Sub” means [Truman Merger Sub], a Pennsylvania corporation wholly-owned by the Issuer.

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“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors or other governing body of such Person.

“Washington” means [Washington], a Delaware corporation.

“Washington Merger Sub” means [Washington Merger Sub], a Delaware corporation wholly-owned by the Issuer.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02       Other Definitions.

Term	Defined in Section
Bankruptcy Custodian	6.01(c)
Blockage Period	10.02
Default Notice	10.02
Event of Default	6.01(a)
Indemnified Party	7.07
Paying Agent	2.03
protected purchaser	2.07
Redemption Date	3.01
Redemption Price	3.01
Register	2.03
Registrar	2.03
Restricted Transfer Legend	2.01(a)

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SECTION 1.03       Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture notes” means the Notes.

“indenture security holder” means a Holder or Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture notes means the Issuer and any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04       Rules of Construction.  Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           “including” means “including without limitation”;

(5)           words in the singular include the plural and words in the plural include the singular;

(6)           the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP and accretion of principal on such security shall not be deemed to be the incurrence of Debt;

(7)           all exhibits are incorporated by reference herein and expressly made a part of this Indenture;

(8)           all references to articles, sections and exhibits (and subparts thereof) are to this Indenture; and

(9)           all references to Persons include their successors.

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ARTICLE II

THE NOTES

SECTION 2.01       Form and Dating.  (a)  All Notes issued pursuant to this Indenture and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture, and as otherwise provided in this Article II.  The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Issuer; and provided, further, that no Note may be issued without the restricted transfer legend set forth in the first paragraph of Exhibit A (the “Restricted Transfer Legend”).  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture.  The Notes shall be issuable only in registered form without coupons.  The Notes may be issued in denominations of $2,000 and integral multiples of $1,000, or in any such smaller denominations as is necessary to allow the issuance of Notes with an original principal amount as the Issuer would be required to deliver in connection with the redemption of the Class R Common Stock.

(b)           The Notes issued on the date hereof are being issued by the Issuer upon redemption of the Issuer’s Class R Common Stock in accordance with the Merger Agreement.

(c)           Notes shall be issued in accordance with Section 2.06 in certificated form substantially in the form of Exhibit A hereto, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided, and registered in the name of the Holder thereof.  The Notes will be in certificated form and cannot be transferred to or exchanged for a global note.

(d)           All Notes issued hereunder shall be treated as a single class of securities under this Indenture.

SECTION 2.02       Execution and Authentication.  The Notes shall be executed on behalf of the Issuer by its Chairman of the Board of Directors, its President, its Chief Executive Officer, its Chief Financial Officer, one of its Executive or Senior Vice Presidents or its Treasurer or Assistant Treasurer.  The signature of any of these officers may be manual or facsimile.  If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by two of its Officers, Notes for original issue on the date hereof in an aggregate principal amount of $[                                  ].  Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.  The aggregate principal amount of Notes outstanding at any time may not exceed $[                                  ] except as provided in Section 2.07.

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The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer of the Trustee, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  After any such appointment, each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar (as defined below), Paying Agent (as defined below) or agent for service of notices and demands.

The Issuer shall retain possession of the Notes as custodian for the Holders.  Holders of the Notes will be entitled to physical delivery of their respective Note upon written request to the Issuer.  Except for any Notes delivered to Holders pursuant to written request by such Holders to the Issuer, the Notes will at all times be held by the Issuer.

SECTION 2.03       Registrar and Paying Agent.  The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes for the recordation of the names and addresses of the Holders of the Notes, the principal amount of each of the Notes, the date and amount of each payment in respect of the Notes and any transfer or exchange of the Notes (the “Register”).  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.

The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.02.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer will give prompt notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer initially designates the [Corporate Trust Office] of the Trustee specified in Section 11.02 as such office of the Issuer in accordance with this Section 2.03.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate any applicable terms of the TIA and implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee of the name and address of any such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  Either the Issuer or any domestically organized Wholly Owned Subsidiary of the Issuer may act as Paying Agent or Registrar.

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The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes.

The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee, provided that no such removal shall become effective until payment to such Registrar or Paying Agent of any fees due to such Person from the Issuer, other than fees which are currently being contested in good faith, and acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee to the extent that such successor is not currently a party to this Indenture.  The Registrar or Paying Agent may resign at any time upon not less than three Business Days’ prior written notice to the Issuer; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

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SECTION 2.04       Paying Agent To Hold Money in Trust.  Prior to 10:00 a.m., New York City time, on each due date of the principal and interest on any Note, the Issuer shall deposit with the Paying Agent (or if the Issuer or its Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due.  The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuer in making any such payment within one Business Day thereof.  If the Issuer or its Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.  Any money deposited with any Paying Agent, or then held by the Issuer or its Wholly Owned Subsidiary in trust for the payment of principal or interest on any Note and remaining unclaimed for two years after such principal and interest has become due and payable shall be paid to the Issuer at its request, or, if then held by the Issuer or a Wholly Owned Subsidiary, shall be discharged from such trust; and the Noteholders shall thereafter, as general unsecured creditors, look only to the Issuer for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Issuer or such Wholly Owned Subsidiary as trustee thereof, shall thereupon cease.

SECTION 2.05       Noteholder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders and shall otherwise comply with Section 312(a) of the TIA.  If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar (if other than the Issuer) to furnish, to the Trustee, in writing at least five Business Days before the Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

SECTION 2.06       Transfer and Exchange of Notes.

(a)           Restrictions on Transfer of Notes.  Notes may not be transferred to any Person other than (i) the Issuer, (ii) a Permitted Family Member of the transferor, (iii) any trust organized for the benefit of a Permitted Family Member of the transferor or (iv) upon the death of a Holder, such Holder’s executors, administrators, testamentary trustees, legatees and beneficiaries.  In connection with any Transfer permitted hereunder, (x) a Holder (or, in the case of a Transfer pursuant to clause (iv), such Holder’s executors, administrators, testamentary trustees, legatees and beneficiaries) shall provide [ten] Business Days prior written notice to the Registrar of any such Transfer, (y) any transferor must deliver a Certificate of Transfer in the form of Exhibit B hereto to the Registrar and (z) any transferor and any transferee must deliver any additional certifications, documents and information, as may be reasonably requested by the Trustee.  In addition, prior to any registration of a Transfer, the requesting Holder shall present or surrender to the Registrar or shall instruct the custodian of the Notes to present or surrender to the Registrar, the Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing.  Each Holder, by accepting a Note, shall be deemed to agree to the transfer restrictions

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set forth in this Section 2.06.  No Transfer of Notes in violation of the terms of this Section 2.06 shall be made or recorded on the books of the Registrar, and any such Transfer shall be void and of no effect.  No transfer of Notes shall be effective unless and until it has been recorded in the Register. Only the registered Holder of a Note will be treated as its owner.

(b)           General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes upon the Issuer’s order or at the Registrar’s request.

(ii)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 9.05).

(iii)          The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv)          The Registrar shall retain copies of all certificates, notices and other written communications received pursuant to this Section 2.06.  The Issuer shall have the right to inspect and make copies of all such certificates, notices or other written communications at any reasonable time upon the giving of reasonable notice to the Registrar.  All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

(v)           The Issuer, Trustee and Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the day of any selection of Notes for redemption under Section 3.03 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between the opening of business on a Business Day 15 days before the Maturity Date and the Maturity Date.

(vi)          Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and accrued and unpaid interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(vii)         The Trustee shall authenticate Notes in accordance with the provisions of Section 2.02.

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(viii)        All certifications and certificates required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)           All Notes issued upon any transfer pursuant to this Section 2.06 will evidence the same Debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer.

(x)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable Law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07       Replacement Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Holder (i) satisfies the Issuer or the Trustee within a reasonable time after he has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (ii) makes such request to the Issuer or the Trustee prior to the Note being acquired by a “protected purchaser” as defined in Section 8-303 of the UCC and (iii) satisfies any other reasonable requirements of the Trustee and the Issuer including evidence of the destruction, loss or theft of the Note.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced, including any loss or liability which any of them may suffer if a Note is replaced and subsequently presented or claimed for payment.  The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note including the payment of a sum sufficient to cover any tax or other governmental charge that may be required.  In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.  Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionally with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.08       Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except:

(a)           Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation, including Notes tendered and exchanged for other securities of the Issuer;

(b)           Notes for which payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuer) in trust or set

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aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent) for the Holders of such Notes; provided, however, that if such Notes are to be redeemed, then notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made and the date for such redemption has passed; and

(c)           Notes paid pursuant to Section 2.07 and Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Issuer.

SECTION 2.09       [Omitted.]

SECTION 2.10       Cancellation.  All Notes surrendered for payment, redemption, transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee at its Corporate Trust Office.  All Notes so delivered shall be promptly cancelled by the Trustee.  The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Issuer has not issued, and all Notes so delivered shall be promptly cancelled by the Trustee.  No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.10, except as permitted by this Indenture.  All cancelled Notes held by the Trustee shall be delivered to the Issuer upon the written request of the Issuer.  The acquisition of any Notes by the Issuer shall not operate as a redemption or satisfaction of the indebtedness represented thereby unless and until such Notes are surrendered to the Trustee for cancellation.  The Notes shall not be disposed of until payment thereon is made in full.

SECTION 2.11       Defaulted Interest.  If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner in each case at the rate specified in the Notes.  The Issuer may pay the defaulted interest to the persons who are Noteholders on a subsequent special record date.  The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

ARTICLE III

REDEMPTION

SECTION 3.01       Optional Redemption.  The Issuer may redeem at any time all or a part of the Notes, in accordance with the provisions of this Article III, at a redemption price equal to 100% of the principal amount of Notes redeemed (the “Redemption Price”) plus the accrued and unpaid interest to the date of redemption (the “Redemption Date”).

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SECTION 3.02       Notices to Trustee.  If the Issuer elects to redeem Notes pursuant to this Article III, it shall notify the Trustee not less than 30 days, but not more than 60 days, prior to the Redemption Date of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed.

SECTION 3.03       Selection.  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by such method as the Trustee shall reasonably deem fair and appropriate, including, without limitation, on a pro rata basis or by lot.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  On and after the Redemption Date, unless the Issuer shall default in the payment of the Redemption Price, interest will cease to accrue on Notes or portions of them called for redemption.

The portions of the principal amount of Notes so selected for partial redemption shall be equal to the minimum authorized denominations for Notes pursuant to Section 2.01(a) or any integral multiple thereof.  In any case when more than one Note is registered in the same name, the Trustee, in its discretion, may treat the aggregate principal amount so registered as if it were represented by one Note.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 3.04       Notice.  Notice of redemption shall be given by the Issuer, or at the Issuer’s written request, by the Trustee in the name and at the expense of the Issuer, not less than 20 days and not more than 60 days prior to the Redemption Date (which date may be extended in accordance with applicable law) to each Holder at such Holder’s registered address; provided that a notice of redemption may be mailed more than 60 days prior to a Redemption Date if such notice is issued in connection with the satisfaction and discharge of this Indenture pursuant to Section 8.01.  Notices of redemption shall be mailed by first class mail to each Holder of Notes to be redeemed at its registered address.   Notices of redemption may state that consummation of the redemption is conditional upon the occurrence of certain events described in reasonable detail therein.

The notice shall identify the Notes to be redeemed and shall state:

(1)           the Redemption Date;

(2)           the Redemption Price and the amount of accrued interest to the Redemption Date;

(3)           the name and address of the Paying Agent;

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(4)           that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest;

(5)           that the Notes are being redeemed by the Issuer pursuant to provisions contained in this Indenture or the terms of such Notes, together with a brief statement of the facts permitting such redemption;

(6)           that (i) all outstanding Notes are to be redeemed, or (ii) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed;

(7)           in the case of Notes that are to be redeemed in part only, that on or after the Redemption Date, upon surrender of such Notes, the Holders of such Notes will receive, without charge, new Notes in authorized denominations for the principal amount thereof remaining unredeemed;

(8)           that, unless the Issuer defaults in making payment of the Redemption Price or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Redemption Date;

(9)           the place or places of payment where such Notes are to be surrendered for payment of the Redemption Price; and

(10)         in reasonable detail any condition that must be satisfied before the Issuer will be required to redeem the Notes.

SECTION 3.05       Effect of Notice of Redemption.  Once notice of redemption is mailed, Notes called for redemption shall become due and payable on the Redemption Date and at the Redemption Price, subject to any conditions that must be satisfied before the Issuer will be required to redeem the Notes.  Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price, plus accrued and unpaid interest to the Redemption Date.  If mailed in the manner herein, the notice shall be conclusively presumed to have been given whether or not the Holder receives such notice.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.06       Deposit of Redemption Price.  At or prior to 10:00 a.m., New York City time, on the Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or its Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Notes to be redeemed on the Redemption Date.  The Paying Agent shall then pay the Redemption Price to the Holders of Notes being redeemed; provided that the Holder of a Note being redeemed must surrender all certificates representing such elected Notes to the Paying Agent in accordance with the notice of redemption before it shall be entitled to receive such payment.

SECTION 3.07       Notes Redeemed in Part.  Any Note which is to be redeemed only in part shall be surrendered at the Corporate Trust Office with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the

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Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing, and the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of like tenor and form, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 3.08       No Sinking Fund.  There shall be no sinking fund for the payment of principal on Notes to the Noteholders.

ARTICLE IV

COVENANTS

SECTION 4.01       Payment of Notes.  The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (if other than the Issuer or a Wholly Owned Subsidiary) holds by 10:00 a.m., New York City time (or, if the Issuer or its Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust by that time), in accordance with this Indenture available funds sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Noteholders on that date pursuant to the terms of this Indenture.

SECTION 4.02       Reports.  The Issuer, pursuant to Section 314(a) of the TIA, shall:

(1)           file with the Trustee, within 15 days after the Issuer files the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Issuer may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Issuer is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

(2)           file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by the Issuer with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations, including, in the case of annual reports, if required by such rules and regulations, certificates or opinions of independent public accountants, conforming to the requirements of Section 314(a) of the TIA; and

(3)           transmit to the Holders, in the manner and to the extent provided in Section 313(c) of the TIA, such summaries of any information, documents and reports

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required to be filed by the Issuer pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the SEC.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.03       Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where such Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuer in respect of such Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Issuer hereby appoints the Trustee as its agent to receive all presentations, surrenders, notices and demands.

The Issuer may also from time to time designate different or additional offices or agencies to be maintained for such purposes, and may from time to time rescind any such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligations described in the preceding paragraph.  The Issuer shall give prompt written notice to the Trustee of any such additional designation or rescission of designation and any change in the location of any such different or additional office or agency.

The Issuer hereby designates the Corporate Trust Office as one such office or agency of the Issuer under this Section 4.03.

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SECTION 4.04       Compliance Certificate.  The Issuer shall deliver to the Trustee annually (on the anniversary of the issuance of the Notes) an Officers’ Certificate one of the signatories of which shall be the Issuer’s principal executive officer, principal financial officer or principal accounting officer stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default then in existence.  If they do have such knowledge, the certificate shall describe the Default, the status of such Default and what action the Issuer is taking or proposes to take with respect thereto.  The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officers’ Certificate setting forth the details of such Default or Event of Default and the action which the Issuer proposes to take with respect thereto.

ARTICLE V

SUCCESSOR ISSUER

SECTION 5.01       Merger, Consolidation or Sale of All or Substantially All Assets of the Issuer.  The Issuer shall not consolidate or merge with or into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Issuer and its Subsidiaries) in one or more related transactions, to another Person unless the Issuer is the surviving entity, or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (such Person, the “Successor Entity”) assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to a supplemental indenture and other documents reasonably satisfactory to the Trustee.

Notwithstanding any provision herein to the contrary, (a) any Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer; and (b) the Issuer may merge or consolidate with an Affiliate organized solely for the purpose of reorganizing the Issuer in another jurisdiction.

Upon any consolidation or merger in which the Issuer is not the surviving entity, or any transfer of all or substantially all of the assets of the Issuer in each case in accordance with the foregoing, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes and this Indenture, with the same effect as if the Successor Entity had been named as the Issuer.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01       Events of Default.

(a)           Each of the following constitutes an “Event of Default” under this Indenture:

(1)           default for 30 days in the payment when due of interest on the Notes;

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(2)           default for five days in payment when due of the principal of the Notes;

(3)           the Issuer pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case;

(B)           consents to the entry of an order for relief against it in an involuntary case;

(C)           consents to the appointment of a Bankruptcy Custodian of it or for any substantial part of its property; or

(D)          makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(4)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Issuer in an involuntary case;

(B)           appoints a Bankruptcy Custodian of the Issuer or for any substantial part of its property; or

(C)           orders the winding up or liquidation of the Issuer;

or any similar relief is granted under any foreign laws and the order or decree relating thereto remains unstayed and in effect for 60 days; or

(5)           the Issuer fails to comply with any covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clauses (a)(1) or (2)) and such failure continues for 60 days after written notice is given to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes.

(b)           The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(c)           For purposes of this Indenture, the term “Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 6.02       Acceleration.

(a)           If an Event of Default (other than an Event of Default specified in Section 6.01(a)(3) or (4)) occurs and is continuing, the Trustee by notice to the Issuer in writing, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Issuer, may declare the principal of and accrued but unpaid interest on all the

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Notes to be due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately.  Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(a)(3) or (4) occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders.

(b)           At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a), the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and cancel such declaration and its consequences:  (i) if the rescission would not conflict with any judgment or decree; (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and (iv) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.  No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

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SECTION 6.03       Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative (to the extent permitted by law).

SECTION 6.04       Waiver of Existing Defaults.  The Holders of a majority in aggregate principal amount of the outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any Event of Default and its consequences hereunder.  When an Event of Default is waived, it is deemed cured and ceases to exist and any Event of Default arising therefrom shall be deemed to have been cured and waived for every purpose under this Indenture, but no such waiver shall extend to any subsequent or other Event of Default or impair any consequent right thereon.

SECTION 6.05       Control by Majority.  The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee by this Indenture; provided that such direction shall not be in conflict with any rule of law or with this Indenture.  However, the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06       Limitation on Suits.  Except to enforce the right to receive payment of principal or interest when due, no Noteholder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)           such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)           Holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;

(3)           such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)           the Trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)           the Holders of a majority in aggregate principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

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A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

SECTION 6.07       Rights of Holders To Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08       Collection Suit by Trustee.  If an Event of Default occurs and is continuing under Section 6.01(a)(1) and (2), the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any overdue principal and on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09       Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Bankruptcy Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10       Application of Money or Property Collected.  If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due under Section 7.07;

SECOND:  to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD:  to the Issuer.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section.  At least fifteen days before such record date, the Trustee shall mail to each Noteholder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11       Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable

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costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

SECTION 6.12       Waiver of Stay or Extension Laws.  The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01       Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of Section 7.01(b);

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

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(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)            No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 7.02       Rights of Trustee.  Subject to Section 7.01:

(a)           The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in any such document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)           The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the

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time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)           The Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture.

(h)           The permissive rights of the Trustee to take any action enumerated in this Indenture shall not be construed as a duty to take such action.

(i)            The Trustee shall not be deemed to have notice of any Default or Event of Default under Section 6.01(a)(3), (4) or (5) unless a Trust Officer has actual knowledge thereof or unless a Trust Officer receives written notice thereof at its Corporate Trust Office specified in Section 11.02, from the Issuer or a Holder that such Default or Event of Default has occurred, and such notice references the Notes and this Indenture.

(j)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(k)           The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.03       Reserved.

SECTION 7.04       Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05       Notice of Defaults.  If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee.  Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Noteholders.  If a Default occurs and is continuing and a Senior Officer of the Issuer has actual knowledge of such Default, the Issuer shall deliver to the Trustee written notice of such Default, which notice shall include the status of such Default and any action being taken or proposed to be taken by the Issuer with respect thereto.

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SECTION 7.06       Reports by Trustee to Holders.  The Trustee shall transmit to the Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto.  To the extent that any such report is required by the TIA with respect to any 12-month period, such report shall cover the 12-month period ending [                    ](1) and shall be transmitted by the next succeeding [                      ].(2)

A copy of each report at the time of its mailing to Noteholders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed.  The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07       Compensation and Indemnity.  The Issuer shall pay to the Trustee from time to time such compensation as is agreed to in writing by the Trustee and the Issuer for the Trustee’s services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Issuer shall indemnify the Trustee and its officers, directors, shareholders, agents and employees (each, an “Indemnified Party”) for and hold each Indemnified Party harmless against any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by them without negligence or bad faith on their part arising out of or in connection with the acceptance or administration of this Indenture or the Notes and the performance of their duties hereunder, including the cost and expense of enforcing this Indenture against the Issuer (including this Section 7.07), and defending itself against any claim (whether asserted by a Holder or any other Person).  The Trustee and its officers, directors, shareholders, agents and employees in its capacity as Paying Agent and Registrar and agent for service of notice and demands shall have the full benefit of the foregoing indemnity as well as all other benefits, rights and privileges accorded to the Trustee in this Indenture when acting in such other capacity.  The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify the Issuer shall not relieve the Issuer of its indemnity obligations hereunder.  The Issuer shall defend the claim and the Indemnified Party shall provide reasonable cooperation at the Issuer’s expense in the defense.  Such Indemnified Parties may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay such fees and expenses if it assumes such Indemnified Parties’ defense and, in such Indemnified Parties’ reasonable judgment, there is no conflict of interest between the Issuer and such parties in connection with such defense.  The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an Indemnified Party through such party’s own willful misconduct, negligence or bad

(1)           NTD:  First of month following month of Issue Date.

(2)           NTD:  Period end plus 2 months.

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faith.  The Issuer need not pay any settlement made without its consent (which consent shall not be unreasonably withheld).  To secure the Issuer’s payment obligations in this Section and all other obligations to the Trustee pursuant to this Indenture, including all fees, expenses, and rights to indemnification, the Trustee shall have a lien on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  Such lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

The Issuer’s payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee.  When the Trustee incurs expenses after the occurrence of an Event of Default specified in Section 6.01(a)(3) or (4) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08       Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuer in writing.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing and may appoint a successor Trustee.  The Issuer may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10;

(2)           the Trustee is adjudged bankrupt or insolvent;

(3)           a receiver or other public officer takes charge of the Trustee or its property; or

(4)           the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Noteholders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in aggregate principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

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Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09       Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee, provided that such Person shall be qualified and eligible under this Article VII.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the same force under the Notes or this Indenture as if such certificates were delivered by the Trustee.

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SECTION 7.10       Eligibility; Disqualification.  The Trustee shall at all times satisfy the requirements of TIA § 310(a).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11       Preferential Collection of Claims Against the Issuer.  The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12       Individual Rights of Trustee.  The Trustee in its individual or any other capacity may deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

ARTICLE VIII

DISCHARGE OF INDENTURE

SECTION 8.01       Satisfaction and Discharge of Indenture.  Upon the request of the Issuer, this Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for herein or pursuant hereto), the Issuer will be discharged from its obligations under the Notes, and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of this Indenture and the Notes when:

(a)           either (i) all the Notes theretofore authenticated and delivered (other than mutilated, destroyed, lost or stolen Notes that have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or an irrevocable notice of redemption with respect to all Notes has been sent by the Issuer in accordance with the terms of this Indenture and the Issuer has irrevocably deposited or caused to be deposited in trust with the Trustee solely for the benefit of the Holders’ money, Government Notes or a combination thereof, in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest on the Notes to the date of such deposit (in the case of Notes that have become due and payable) or the date of redemption, as applicable;

(b)           the Issuer has paid or caused to be paid all sums payable under this Indenture by the Issuer; and

(c)           the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture and the Notes have been complied with.

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The Trustee shall hold in trust money or Government Notes (including proceeds thereof) deposited with it pursuant to this Section 8.01. It shall apply the deposited money and the money from Government Notes through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.07 and, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section, the obligations of the Trustee under this Article VIII and Section 2.04 shall survive.

SECTION 8.02               Reinstatement.  If the Trustee or Paying Agent is unable to apply any United States dollars or Government Notes in accordance with this Article VIII by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with this Article VIII; provided, however, that, if the Issuer makes any payment of principal of or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.03               Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer or its Wholly Owned Subsidiary, in trust for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer or its Wholly Owned Subsidiary) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer, cause to be published once, in the New York Times (national edition) and the Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

ARTICLE IX

AMENDMENTS

SECTION 9.01               Without Consent of Holders.  The Issuer and the Trustee may amend or supplement this Indenture or the Notes by the execution of a supplemental indenture without notice to or consent of any Noteholder:

(1)           to cure any ambiguity, omission, mistake, defect or inconsistency;

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(2)           to provide for the assumption of the Issuer’s obligations to Holders in the case of a merger, consolidation or sale of assets in accordance with Article V of this Indenture;

(3)           to make any change that would provide any additional rights or benefits to the Holders (including additional covenants, events of default, guarantees or security) or that, as determined by the Board of Directors of the Issuer in good faith, does not materially adversely affect the legal rights of any such Holder under this Indenture or the Notes;

(4)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; and

(5)           to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the terms of this Indenture.

After a supplemental indenture under this Section becomes effective, the Issuer shall mail to Noteholders a notice briefly describing such supplemental indenture.  The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of a supplemental indenture under this Section.

SECTION 9.02               With Consent of Holders.  The Issuer and the Trustee may amend or supplement this Indenture or the Notes by the execution of a supplemental indenture without notice to any Noteholder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provisions of this Indenture or the Notes may be waived in accordance with Section 6.04 of this Indenture.  Notwithstanding the foregoing, without the consent of each Holder affected, a supplemental indenture or waiver shall not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note;

(3)           reduce the rate of or change the time for payment of interest on any Note;

(4)           waive a Default in the payment of principal or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration) or make any change to Section 6.07;

(5)           make any Note payable in money other than United States dollars;

(6)           impair the rights of Holders to receive payments of principal or interest on the Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to any Notes; or

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(7)           make any change to this Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent approves the substance thereof.

After a supplemental indenture under this Section becomes effective, the Issuer shall mail to Noteholders a notice briefly describing such supplemental indenture.  The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of a supplemental indenture under this Section.

No amendment may be made to Article X of this Indenture that adversely affects the rights of any holder of Senior Debt of the Issuer then outstanding unless the holders of such Senior Debt (or any group or Representative thereof authorized to give a consent) consent to such change.

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SECTION 9.03               Compliance with Trust Indenture Act.  Notwithstanding any other provision herein to the contrary, every supplemental indenture to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04               Revocation and Effect of Consents and Waivers.  A consent to a supplemental indenture or a waiver by a Holder shall bind such Holder and every subsequent Holder of such Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives written notice of revocation before the date the supplemental indenture or waiver becomes effective.  After a supplemental indenture or waiver becomes effective, it shall bind every Noteholder.  Except if otherwise specified in such supplemental indenture or waiver, a supplemental indenture or waiver becomes effective once the requisite number of consents are received by the Issuer or the Trustee.  The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding anything to the contrary in this Section 9.04, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.05               Notation on or Exchange of Notes.  If a supplemental indenture changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such supplemental indenture.

SECTION 9.06               Trustee To Sign Supplemental Indentures.  The Trustee shall sign any supplemental indenture authorized pursuant to this Article IX if such supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such supplemental indenture the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture, that such supplemental indenture is the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

SECTION 9.07               Payment for Consent.  Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

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ARTICLE X

SUBORDINATION

SECTION 10.01             Subordination.  The Issuer agrees, and each Holder by accepting a Note agrees, that the Obligations with respect to the Notes (including principal of, interest on and all other amounts with respect to the Notes) are subordinated and junior in right of payment, to the extent and in the manner provided in this Article X, to the prior payment in full in cash of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed); that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Debt, and that each holder of Senior Debt whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior Debt in reliance upon the covenants and provisions contained in this Indenture and the Notes.

SECTION 10.02             No Payment on Notes in Certain Circumstances.  If any default occurs and is continuing in the payment when due, whether at maturity, upon redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt, no payment of any kind or character shall be made by, or on behalf of, the Issuer or any other Person on its or their behalf with respect to any Obligations on the Notes, or to acquire any of the Notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of such event of default to the Trustee (a “Default Notice”), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Trustee receives notice thereof from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the “Blockage Period”), neither the Issuer nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes (other than payment of amounts already deposited in accordance with the satisfaction and discharge provisions of this Indenture) or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for the commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

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SECTION 10.03             Distributions in Liquidation or Bankruptcy.  Upon any distribution to creditors of the Issuer in a liquidation or dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, in an assignment for the benefit of creditors or any marshaling of the Issuer’s assets and liabilities:

(a)           holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before Holders will be entitled to receive any payment with respect to the Notes; and

(b)           until all Obligations with respect to Senior Debt (as provided in the preceding clause (a) above) are paid in full in cash, any distribution to which Holders would be entitled but for this Article X will be made to holders of Senior Debt, as their interests may appear.

SECTION 10.04             Notice of Event of Default and Acceleration.  The Issuer shall deliver to the holders of Senior Debt or their Representative, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, notice of such Default or Event of Default.

If payment of the Notes is accelerated because of an Event of Default, the Issuer will promptly notify holders of Senior Debt or their Representative of such acceleration.

SECTION 10.05             When Distribution Must be Paid Over.  In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by this Article X, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under the agreement, indenture or other document (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

SECTION 10.06             Duties of Trustee.  With respect to the holders of Senior Debt, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article X, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Issuer or any other Person money or assets to which any holders of Senior Debt are then entitled by virtue of this Article X, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

SECTION 10.07             Notice of Violations.  The Issuer will promptly notify the Trustee and the Paying Agent of any facts known to the Issuer that would cause a payment of any

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Obligations with respect to the Notes to violate this Article X, but failure to give such notice will not affect the subordination of the Notes to the Senior Debt as provided in this Article X.

SECTION 10.08             Subrogation.  After all Senior Debt is paid in full and until the Notes are paid in full, Holders will be subrogated (equally and ratably with all other Debt pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Article X to holders of Senior Debt that otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on the Notes.

SECTION 10.09             No Impairment.  This Article X defines the relative rights of Holders and holders of Senior Debt. Nothing in this Indenture will:

(a)           impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(b)           affect the relative rights of Holders and creditors of the Issuer other than their rights in relation to holders of Senior Debt; or

(c)           prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders.

SECTION 10.10             Right of Senior Debt to Enforce.  No right of any holder of Senior Debt to enforce the subordination of the Debt evidenced by the Notes may be impaired by any act or failure to act by the Issuer or any Holder or by the failure of the Issuer or any Holder to comply with this Indenture.

SECTION 10.11             Notice to Senior Debt.  Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to such holders or their Representative.

Upon any payment or distribution of assets of the Issuer referred to in this Article X, the Trustee and the Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Debt of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X.

SECTION 10.12             Knowledge of Trustee.  The provisions of this Article X or any other provision of this Indenture notwithstanding, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the

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payment of any Obligations with respect to the Notes to violate this Article X. Only the Issuer or a Representative may give the notice.  Nothing in this Article X will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07.

SECTION 10.13             Authorization to Effect Subordination; Power of Attorney.  Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article X, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.  If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 of this Indenture at least 30 days before the expiration of the time to file such claim, the Representatives are hereby authorized to file an appropriate claim on behalf of the Holders.

SECTION 10.14             Modification.  The provisions of this Article X may only be amended or modified in accordance with the provisions of Section 9.02 of this Indenture.

SECTION 10.15             This Article X Not to Prevent Events of Default.  The provisions of this Article X shall not be construed as preventing the occurrence of an Event of Default due to the failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Article X.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01             Trust Indenture Act Controls.  If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

SECTION 11.02             Notices.  Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuer:

[

]

Attention: [	]

with copies to:

[

]

Attention: [	]

38

if to the Trustee:

[

]

Attention: [	]

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Noteholder shall be made in compliance with Section 313(c) of the TIA and mailed, first-class mail, to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.03             Communication by Holders with Other Holders.  Noteholders may communicate pursuant to Section  312(b) of the TIA with other Noteholders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 11.04             Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, at the request of the Trustee the Issuer shall furnish to the Trustee:

(1)           an Officers’ Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)           an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

To the extent applicable, the Issuer shall comply with Section 314(c)(3) of the TIA.

SECTION 11.05             Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.04) shall include:

(1)           a statement that the individual making such certificate or opinion has read such covenant or condition;

39

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 11.06             When Notes Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

40

SECTION 11.07             Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Noteholders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.08             Payment not on a Business Day.  If a payment date is not a Business Day, payment shall be made on the next succeeding Business Day, and no interest shall accrue for the intervening period.

SECTION 11.09             GOVERNING LAW.  THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 11.10             No Recourse Against Others.  A director, officer, incorporator, employee, stockholder or Affiliate of the Issuer shall not have any liability for any obligations of the Issuer under the Notes, this Indenture, or for any claim based on, in respect of or by reason of such obligations or its creation.  By accepting a Note, each Noteholder waives and releases all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 11.11             Successor.  All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12             Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 11.13             Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.14             Severability.  In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by Law.

SECTION 11.15             No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

41

SECTION 11.16             Indenture Controls.  If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

[The remainder of this page is intentionally left blank.]

42

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ISSUER:

[HOLDING COMPANY]

By:
Name:
Title:

TRUSTEE:

[TRUSTEE]

By:
Name:
Title:

43

EXHIBIT A

[FORM OF FACE OF NOTE]

[RESTRICTED TRANSFER LEGEND]

NOTES MAY NOT BE TRANSFERRED TO ANY PERSON OTHER THAN (I) THE ISSUER, (II) A PERMITTED FAMILY MEMBER (AS DEFINED IN THE INDENTURE DATED AS OF [              ], 2009 (THE “INDENTURE”) BETWEEN [HOLDING COMPANY] AND [TRUSTEE] (THE “TRUSTEE”)) OF THE TRANSFEROR, (III) ANY TRUST ORGANIZED FOR THE BENEFIT OF A PERMITTED FAMILY MEMBER OF THE TRANSFEROR OR (IV) UPON THE DEATH OF A HOLDER, SUCH HOLDER’S EXECUTORS, ADMINISTRATORS, TESTAMENTARY TRUSTEES, LEGATEES AND BENEFICIARIES.  IN CONNECTION WITH ANY TRANSFER PERMITTED UNDER THE INDENTURE, (X) A HOLDER (OR, IN THE CASE OF A TRANSFER PURSUANT TO CLAUSE (IV), SUCH HOLDER’S EXECUTORS, ADMINISTRATORS, TESTAMENTARY TRUSTEES, LEGATEES AND BENEFICIARIES) SHALL PROVIDE [TEN] BUSINESS DAYS PRIOR WRITTEN NOTICE TO THE REGISTRAR OF ANY SUCH TRANSFER, (Y) ANY TRANSFEROR MUST DELIVER A CERTIFICATE OF TRANSFER IN THE FORM SET FORTH IN THE INDENTURE TO THE REGISTRAR AND (Z) ANY TRANSFEROR AND ANY TRANSFEREE MUST DELIVER ANY ADDITIONAL CERTIFICATIONS, DOCUMENTS AND INFORMATION, AS MAY BE REASONABLY REQUESTED BY THE TRUSTEE.  IN ADDITION, PRIOR TO ANY REGISTRATION OF A TRANSFER, THE REQUESTING HOLDER SHALL PRESENT OR SURRENDER TO THE REGISTRAR OR SHALL INSTRUCT THE CUSTODIAN OF THE NOTES TO PRESENT OR SURRENDER TO THE REGISTRAR THE NOTES DULY ENDORSED OR ACCOMPANIED BY A WRITTEN INSTRUCTION OF TRANSFER IN FORM SATISFACTORY TO THE REGISTRAR DULY EXECUTED BY SUCH HOLDER OR ITS ATTORNEY, DULY AUTHORIZED IN WRITING.  EACH HOLDER, BY ACCEPTING A NOTE, SHALL BE DEEMED TO AGREE TO THE TRANSFER RESTRICTIONS SET FORTH ABOVE.  NO TRANSFER OF NOTES IN VIOLATION OF THE TERMS OF THIS LEGEND SHALL BE MADE OR RECORDED ON THE BOOKS OF THE REGISTRAR, AND ANY SUCH TRANSFER SHALL BE VOID AND OF NO EFFECT.

[FORM OF NOTE]
[    ]%(3) SUBORDINATED NOTES DUE [2010]

No.	$

[HOLDING COMPANY], a [Delaware] corporation (the “Issuer”), promises to pay to                     , or its registered assigns, the principal sum of                      in U.S. Dollars on                                     , [2010].

Interest Payment Date:        [MATURITY DATE].

Any term used in this Note but not otherwise defined herein shall have the meaning assigned to such term in the Indenture, dated as of [                      ] (the “Indenture”), between the Issuer and [                      ] (the “Trustee”).  Additional provisions of this Note are set forth on the other side of this Note.

(3)               Interest to be set at a fixed per-annum rate, compounded annually, equal to the greater of (x) 2.0% and (y) 120.0% of the short-term applicable federal rate in effect at the Effective Time (as defined in the Merger Agreement), prescribed by the Internal Revenue Service under Section 1274(d) of the Internal Revenue Code.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

[HOLDING COMPANY]

By:
Name:
Title:

Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

as Trustee,

By

Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

[    ]% Subordinated Notes due [2010]

1.             Interest; Calculation of Interest Rate

[HOLDING COMPANY], a [Delaware] corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Issuer shall pay interest in arrears on [MATURITY DATE] (the “Maturity Date”).  Interest on this Note will accrue from the Issue Date.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  The Issuer shall pay interest on overdue principal at the rate borne by this Note, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.             Method of Payment

The Issuer shall pay interest (except defaulted interest) on the Notes to the Persons who are registered Holders on the Maturity Date.  Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.  However, the Issuer may pay principal and interest by check payable in such money or by wire transfer of federal funds.

3.             Paying Agent and Registrar

Initially, [Name of Trustee] (the “Trustee”) will act as Paying Agent and Registrar.  The Issuer may appoint and change any Paying Agent or Registrar without notice to the Holders.  The Issuer or any domestically organized Wholly Owned Subsidiary of the Issuer may act as Paying Agent or Registrar.

The Issuer shall retain possession of the Notes as custodian for the Holders.  Holders of the Notes will be entitled to physical delivery of their respective Note upon written request to the Issuer.  Except for any Notes delivered to Holders pursuant to written request by such Holders to the Issuer, the Notes will at all times be held by the Issuer.

4.             Indenture

The Issuer issued the Notes under the Indenture dated as of [        ], 2009 (the “Indenture”) between the Issuer and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.  The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of those terms.  Defined terms used but not defined herein have the meanings ascribed thereto in the Indenture.

The Notes are subordinated obligations of the Issuer and are limited to $[                ] in aggregate principal amount outstanding.  This Note is one of the Notes referred to in the Indenture.

5.             Redemption

This Note will be subject to redemption at any time at the option of the Issuer, in whole or in part, at 100% of principal amount plus accrued and unpaid interest thereon, if any, to the Redemption Date.  Notice of redemption shall be given by the Issuer, or at the Issuer’s written request, by the Trustee in the name and at the expense of the Issuer, not less than 20 days and not more than 60 days prior to the Redemption Date (which date may be extended in accordance with applicable law) to each Holder at such Holder’s registered address; provided that a notice of redemption may be mailed more than 60 days prior to a Redemption Date if such notice is issued in connection with the satisfaction and discharge of the Indenture pursuant to Section 8.01 of the Indenture.  Notices of redemption shall be mailed by first-class mail to each Holder of Notes to be redeemed at its registered address.  If the Issuer is redeeming less than all of the outstanding Notes, selection of Notes for redemption will be made by such method as the Trustee shall reasonably deem fair and appropriate, including, without limitation, on a pro rata basis or by lot.  If the Notes are to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

6.             Subordination

The Notes are subordinated to Senior Debt of the Issuer upon the terms and conditions set forth in the Indenture.  To the extent provided in the Indenture, Senior Debt of the Issuer must be paid before the Notes may be paid. Each Holder of Notes, by the Holder’s acceptance hereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.

7.             Denominations; Transfer; Exchange

The Notes may be issued in denominations of $2,000 and integral multiples of $1,000, or in any such smaller denominations as is necessary to allow the issuance of Notes with an original principal amount as the Issuer would be required to deliver upon redemption of the Issuer’s Class R Common Stock in accordance with the terms thereof and the Merger Agreement.  A Holder may transfer or exchange Notes only in accordance with the Indenture.  Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.  The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

8.             Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.             Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer or its Wholly Owned Subsidiary, in trust for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer or its Wholly Owned Subsidiary) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer, cause to be published once, in the New York Times (national edition) and the Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

10.          Discharge

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Indenture and the Notes if the Issuer deposits with the Trustee cash in United States dollars or Government Notes for the payment of principal and interest on the Notes to maturity.

11.          Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any existing default or noncompliance with any provision of the Indenture and the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Issuer and the Trustee may amend or supplement the Indenture and the Notes (i) to cure any ambiguity, omission, mistake, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), (iii) to provide for the assumption of the Issuer’s obligations to Holders in the case of a merger, consolidation or sale of assets in accordance with Article V of the Indenture, (iv) to make any change that would provide any additional rights or benefits to the Holders (including additional covenants, events of default, guarantees or security) or that, as determined by the Board of Directors of the Issuer in good faith, does not materially adversely affect the legal rights of any such Holder under the Indenture or the Notes, (v) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA and (vi) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the terms of this Indenture.

12.          Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(a)(3) or (4) of the Indenture) occurs and is continuing, the Trustee by notice to the Issuer in writing, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Issuer, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately.  Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(a)(3) or (4) of the Indenture occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders.

13.          Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity may deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

14.          No Recourse Against Others

A director, officer, incorporator, employee, stockholder or Affiliate of the Issuer shall not have any liability for any obligations of the Issuer under the Notes, this Indenture, or for any claim based on, in respect of or by reason of such obligations or its creation.  By accepting a Note, each Noteholder waives and releases all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15.          Governing Law

THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

16.          Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17.          Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

The Issuer will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture which has in it the text of this Note in larger type.  Requests may be made to:

[HOLDING COMPANY]
[ADDRESS]
[ADDRESS]

Attention of Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                        agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears
on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[HOLDING COMPANY]
[ADDRESS]
[ADDRESS]

Attention:  [                ], President

[Name and Address of Trustee]

Attention:  [                        ]

Re:  [   ]% Subordinated Notes due [2010]

Reference is hereby made to the Indenture, dated as of [          ] (the “Indenture”), between [HOLDING COMPANY], as issuer (the “Issuer”), and [Name of Trustee] (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                       in such Note[s] or interests (the “Transfer”), to                                                        (the “Transferee”).  In connection with the Transfer, the Transferor or the executor of the Transferor’s estate, as the case may be, hereby certifies that the Transferee is at least one of the following:

(i) the Issuer, (ii) a Permitted Family Member of the Transferor, (iii) any trust organized for the benefit of a Permitted Family Member of the Transferor or (iv) upon the death of a Holder, such Holder’s executors, administrators, testamentary trustees, legatees and beneficiaries.

Attached hereto as Exhibit A is a Form W-9 for the Transferee, which the Transferor certifies is, to its knowledge, true and correct in all material respects.

Attached hereto as Exhibit B are payment instructions for the Transferee with respect to all amounts that will be due to the Transferee as a Holder of the Notes the subject of the Transfer.

[The remainder of this page is intentionally left blank.]

This certificate and the statements contained herein are made for the benefit of the Trustee and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee

Signature(s) must be guaranteed by an eligible guarantor institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

EXHIBIT A

FORM W-9

EXHIBIT B

PAYMENT INSTRUCTIONS

EXHIBIT D-1 Truman Form of Monthly Statement of Income and Expense [Month] – Management Basis – Preliminary Results Current Month Actual Operating Revenue Labor Cost Benefit Expense Total Labor & Benefits Controllable Operating Exp Total Direct Expense Other Non-Operating Income / (Exp) Controllable Contribution Contribution Margin Rev to Labor Ratio Occupancy Expenses & All Other Operating Profit OP Margin Gross Contribution GC Margin

EXHIBIT D-1 Truman Form of Monthly Statement of Income and Expense [Month] [YTD] – Management Basis – Preliminary Results YTD Actual Operating Revenue Labor Cost Benefit Expense Total Labor & Benefits Controllable Operating Exp Total Direct Expense Other Non-Operating Income / (Exp) Controllable Contribution Contribution Margin Rev to Labor Ratio Occupancy Expenses & All Other Operating Profit OP Margin Gross Contribution GC Margin

Practice	Revenue	Expense	NOI	Billable Hours	Realization	Utilization
Benefits Group						
Technology and Administration Solutions						
Human Capital Group						
Insurance and Financial Services						
Investment Consulting						
Other Lines of Business

Exhibit D-2 Washington Form of Monthly Statement of Income and Expense For the month ended [Month] [Day], [Year] Billable Hours Benefits Group Investment Consulting Insurance and Financial Services Human Capital Group Technology and Administration Solutions Utilization Realization NOI Expense Revenue Practice Other Lines of Business

Practice	Revenue	Expense	NOI	Billable Hours	Realization	Utilization
Benefits Group						
Technology and Administration Solutions						
Human Capital Group						
Insurance and Financial Services						
Investment Consulting						
Other Lines of Business

Exhibit D-2 Washington Form of Monthly Statement of Income and Expense [x] months [YTD] ended [Month] [Day], [Year] Billable Hours Benefits Group Investment Consulting Insurance and Financial Services Human Capital Group Technology and Administration Solutions Utilization Realization NOI Expense Revenue Practice Other Lines of Business